Exhibit 2.1

EXECUTION COPY

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

WORTHINGTON STEEL OF MICHIGAN, INC.,

WORTHINGTON RHODE ISLAND CORPORATION,

NEW AMTROL HOLDINGS, INC.

AND

AQUA STOCKHOLDER REPRESENTATIVE, LLC, as Stockholder Representative

Dated as of June 2, 2017

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Table of Contents

(continued)

Schedule 1.1(a)	Excluded Loans & Advances to Employees
Schedule 1.1(b)	Alfa Bank Debt
Schedule 1.1(c)	Tax Liabilities Included in Closing Working Capital Calculation
Schedule 3.10(e)	Sample Closing Working Capital Calculation & Accounting Principles, Policies, Practices and Methods Used
Schedule 4.1	Organization
Schedule 4.3(a)	No Conflicts
Schedule 4.3(b)	Consents (Governmental Bodies)
Schedule 4.4(a)	Capitalization: Preferred Stock and Common Stock
Schedule 4.4(b)	Capitalization: Other Securities; Optionholders
Schedule 4.5	Company Subsidiaries
Schedule 4.6	Financial Statements
Schedule 4.7(a)	Company Indebtedness
Schedule 4.7(b)	Undisclosed Liabilities
Schedule 4.8	Absence of Certain Changes and Events
Schedule 4.9	Taxes
Schedule 4.9(p)	Disregarded Entities
Schedule 4.9(q)	Controlled Foreign Corporations
Schedule 4.10	Intellectual Property
Schedule 4.11(a)	Material Contracts
Schedule 4.11(b)	Validity and Enforceability of Material Contracts
Schedule 4.12(a)	Company Benefit Plans
Schedule 4.12(d)	Multiemployer Plans
Schedule 4.12(f)	Benefits Triggered by Transaction
Schedule 4.12(i)	Foreign Benefit Plans
Schedule 4.13(a)	Collective Bargaining Agreements
Schedule 4.13(d)	Labor Complaints
Schedule 4.13(e)	Layoffs
Schedule 4.13(f)	Business Employees
Schedule 4.14	Litigation
Schedule 4.15(a)	Compliance with Laws
Schedule 4.15(b)	Permits
Schedule 4.16(a)	Real Property
Schedule 4.16(k)	Personal Property
Schedule 4.17	Environmental Matters
Schedule 4.18	Company Financial Advisors
Schedule 4.19	Banks
Schedule 4.20	Insurance
Schedule 4.21(a)	Transactions with Affiliates, Stockholders, Officers, Directors and Others
Schedule 4.22	OSHA
Schedule 4.23	Customers and Suppliers
Schedule 4.24(a)	Product Liabilities and Warranties

v

Table of Contents

(continued)

Schedule 4.24(b)	Rights of Return
Schedule 4.26	Accounts Receivable
Schedule 6.3(b)	Purchaser Conflicts & Third-Party Consents
Schedule 6.4	Purchaser Financial Advisors
Schedule 7.5	Letters of Credit
Schedule 8.1(e)	Required Consents
Schedule 8.1(g)	Payoff Letters
Schedule 8.1(j)	Nonsolicitation and Confidentiality Agreement: Required Signatories
Schedule 8.1(m)	Amendment and Waiver to Employment Agreement: Required Signatories
Schedule 8.1(n)	Amendment and Waiver to Key Employee Retention Bonus and Severance Agreement: Required Signatories
Schedule 8.1(o)	Amendment and Waiver to Amended and Restated Employment Agreement: Required Signatories

Exhibits

Exhibit A	Option Termination Agreement
Exhibit B	Paying Agent Agreement
Exhibit C	R&W Policy
Exhibit D	Allocation Statement
Exhibit E	Escrow Agreement
Exhibit F	Forms of Letter of Transmittal
Exhibit G	Budget
Exhibit H	Form of Nonsolicitation and Confidentiality Agreement
Exhibit I	Form of Amendment and Waiver to Employment Agreement
Exhibit J	Form of Amendment and Waiver to Key Employee Retention Bonus and Severance Agreement
Exhibit K	Form of Amendment and Waiver to Amended and Restated Employment Agreement
Exhibit L	Form of Amendment and Waiver to Amended and Restated Employment and Directorship Agreement

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER, dated as of June 2, 2017 (the “Agreement”), is by and among Worthington Steel of Michigan, Inc., a Michigan corporation (“Purchaser”), Worthington Rhode Island Corporation, a Delaware corporation and wholly-owned subsidiary of Purchaser (“Merger Sub”), New AMTROL Holdings, Inc., a Delaware corporation (the “Company”), and Aqua Stockholder Representative, LLC, a Delaware limited liability company, as the representative of the Company Securityholders (the “Stockholder Representative”).

R E C I T A L S:

Purchaser desires to acquire the Company through the merger (the “Merger”) of Merger Sub with and into the Company pursuant to the Delaware General Corporation Law (the “DGCL”), with the Company being the surviving corporation in the Merger.

The Board of Directors of each of Purchaser, Merger Sub and the Company have (a) determined that it is advisable, fair to, and in the best interest of, their respective equity holders for Purchaser to acquire the Company through the Merger, after which the Company shall be a wholly-owned subsidiary of Purchaser, (b) approved and adopted this Agreement and the transactions contemplated hereby, including the Merger, and (c) in the case of the Board of Directors of the Company, recommended that the Company Stockholders approve this Agreement and the transactions contemplated hereby, including the Merger.

Simultaneously with the execution and delivery of this Agreement, each of the Company Optionholders has executed and delivered an agreement in the form attached as Exhibit A to this Agreement (each, an “Option Termination Agreement” and collectively, the “Option Termination Agreements”) pursuant to which each of the Company Optionholders has consented to and approved the treatment of their respective Options pursuant to and in accordance with Section 2.4(e) and the appointment of the Stockholder Representative pursuant to Article V, provided a release of claims in favor of the Surviving Corporation, Purchaser and their Affiliates, waived their entitlement to appraisal rights in respect of the Merger, and agreed to be bound by the other rights and obligations of the Company Optionholders set forth in this Agreement.

Simultaneously with the execution and delivery of this Agreement, the holders of Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock have completed all actions required to deem the Merger a “Liquidation Event” (as defined in the Company Charter) in accordance with Article IV, Part C, Subsection 2(a) of the Company Charter.

As promptly as practicable following the execution and delivery of this Agreement, the Company Stockholders owning at least ninety-five percent (95%) of the Voting Stock (the “Approval Percentage Stockholders”) shall adopt this Agreement, the Merger and the other transactions contemplated hereby by written consent in accordance with the DGCL, the Company Charter and the Company’s by-laws (the “Company Stockholder Approval”).

NOW, THEREFORE, in consideration of the premises and the respective representations, warranties, covenants and agreements contained herein, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties to this Agreement hereby agree as follows:

Article I

DEFINITIONS

1.1.            Certain Definitions.

(a)                For purposes of this Agreement, the following terms shall have the meanings specified in this Section 1.1:

“Accounting Fees” has the meaning set forth in Section 3.10(c).

“Accounts Receivable” means all billed and unbilled accounts receivable in connection with the respective businesses of the Amtrol Companies and all correspondence with respect thereto, including all trade accounts receivable, notes receivable from customers, vendor credits, accounts receivable from employees (excluding loans or advances in the ordinary course in connection with employment set forth on Schedule 1.1(a)) and other forms of obligations owed with respect to sales of goods or services related to the respective businesses of the Amtrol Companies, whether or not evidenced by a note.

“Adjustment Escrow Account” has the meaning set forth in Section 3.4.

“Adjustment Escrow Amount” has the meaning set forth in Section 3.4.

“Adjustment Escrow Release Date” means the earlier of (a) the date as of which (i) there has been a final determination of the Pre-Closing Tax Liabilities in accordance with Section 3.10(d)(iii), and of the Final Merger Consideration in accordance with Section 3.10(b) or 3.10(c), and (ii) Purchaser has received in full out of the Adjustment Escrow Account or through offsets against Post-Closing Payments as provided in Section 3.10(f), the full amount of the Pre-Closing Tax Liabilities and any amount payable to the Purchaser pursuant to Section 3.10(d)(i), and (b) the 120th day following the Closing Date.

“Adjustment Time” means 12:01 a.m., West Warwick, Rhode Island time, on the Closing Date.

“Affiliate” means, with respect to any Person, any other Person that, directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person, and the term “control” (including the terms “controlled by,” “controlling” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities, by contract or otherwise.

“After-Tax-Basis” means that, in determining the amount of the payment necessary to indemnify a Purchaser Indemnified Person against Damages, the amount of such Damages shall be reduced to take into account any net Tax benefit that is actually realized by the Purchaser Indemnified Person with respect to such Damages. The net Tax benefit that is actually realized by a Purchaser Indemnified Person for a taxable year shall be the excess, if any, of (a) such Purchaser Indemnified Person’s cumulative Liability for Taxes through the end of such taxable year, calculated by excluding any Tax items attributable to the payment at issue for all taxable years, over (b) such Purchaser Indemnified Person’s actual cumulative Liability for Taxes through the end of such taxable year, calculated by taking into account any Tax items attributable to the payment at issue for all taxable years (to the extent permitted by relevant Tax Law and treating such Tax items as the last items claimed for any taxable year); provided, however, that net operating loss carrybacks from future taxable years shall not reduce the net Tax benefit. If a net Tax benefit is not realized in or prior to the taxable period during which an indemnifying party makes an indemnification payment or the Purchaser Indemnified Person incurs or pays any Damages, the Purchaser Indemnified Person shall thereafter make payments in accordance with Section 10.1 to the indemnifying party to reflect the net Tax benefit actually realized in each subsequent taxable period ending on or before December 31, 2018, at the end of each such taxable period. The calculation of any such net Tax benefit shall be performed by Purchaser (which calculation shall be made in good faith and shall be accompanied by a reasonable detailed written explanation thereof delivered to the Stockholder Representative) and be binding on all parties hereto, absent manifest error.

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“Aggregate Preferred Consideration” has the meaning set forth in Section 2.4(c)(iii).

“Aggregate Series A Preferred Consideration” has the meaning set forth in Section 2.4(c)(iii).

“Aggregate Series B Preferred Consideration” has the meaning set forth in Section 2.4(c)(ii).

“Aggregate Series C Preferred Consideration” has the meaning set forth in Section 2.4(c)(i).

“Agreement” has the meaning set forth in the introduction to this Agreement.

“Alfa Bank Debt” means the loans and grants set forth on Schedule 1.1(b).

“Alfa Bank Debt Amount” means the aggregate outstanding principal and interest as well as any other amounts owed to the holders of the Alfa Bank Debt as of the Closing. For the purpose of determining the Alfa Bank Debt Amount in U.S. dollars, the parties agree to use the “In US$” rate shown in the “New York Closing Snapshot” for the second Business Day immediately preceding the Closing Date, as published in the Wall Street Journal on the Business Day immediately preceding the Closing Date.

“Allocation Statement” has the meaning set forth in Section 3.3.

“Amendment and Waiver to Amended and Restated Employment Agreements” has the meaning set forth in Section 8.1(o).

“Amendment and Waiver to Amended and Restated Employment and Directorship Agreement” has the meaning set forth in Section 8.1(p).

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“Amendment and Waiver to Employment Agreements” has the meaning set forth in Section 8.1(m).

“Amendment and Waiver to Key Employee Retention Bonus and Severance Agreements” has the meaning set forth in Section 8.1(n).

“Amtrol Company” means any of the Company, Opco and any Subsidiary of Opco. Such Persons together shall be referred to as the “Amtrol Companies.”

“Ancillary Agreements” means the Escrow Agreement, the Option Termination Agreements, the Nonsolicitation and Confidentiality Agreements, the Paying Agent Agreement, the Amendment and Waiver to Employment Agreements, the Amendment and Waiver to Key Employee Retention Bonus and Severance Agreements, the Amendment and Waiver to Amended and Restated Employment Agreements, the Amendment and Waiver to Amended and Restated Employment and Directorship Agreement, and the Certificate of Merger.

“Alternative Transaction” has the meaning set forth in the definition of Protected Communications.

“Approval Percentage Stockholders” has the meaning set forth in the Recitals to this Agreement.

“Assumption Notice” has the meaning set forth in Section 10.4(b).

“Assumption Period” has the meaning set forth in Section 10.4(b).

“Balance Sheet Date” has the meaning set forth in Section 4.6.

“Basket” has the meaning set forth in Section 10.1(e).

“Books and Records” shall mean the minute books and books of account of the applicable Person.

“Business Day” means any day of the year on which national banking institutions in Rhode Island, Ohio and New York are open to the public for conducting business and are not required or authorized to close.

“Business Employee” means any individual who is employed by an Amtrol Company as of the applicable date.

“Certificate of Merger” has the meaning set forth in Section 2.2.

“Chohfi Employment Agreement” means the Amended and Restated Employment and Directorship Agreement by and among the Company, Opco, AMTROL-ALFA, Metalomecânica, S.A. and William Chohfi, effective as of July 1, 2014.

“Claim” has the meaning set forth in Section 10.3(b).

“Closing” has the meaning set forth in Section 3.1.

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“Closing Balance Sheet” has the meaning set forth in Section 3.10(a).

“Closing Cash” means the cash and cash equivalents of the Amtrol Companies as of the Adjustment Time. For the purpose of determining the amount of the Closing Cash in U.S. dollars, the parties agree to use the “In US$” rate shown in the “New York Closing Snapshot” for the second Business Day immediately preceding the Closing Date, as published in the Wall Street Journal on the Business Day immediately preceding the Closing Date.

“Closing Date” has the meaning set forth in Section 3.1.

“Closing Merger Consideration” means the amount equal to the Merger Consideration, minus the Adjustment Escrow Amount, minus the Indemnification Escrow Amount and minus the Reserve Amount.

“Closing Option Payment Amount” means the number designated as such on the Allocation Statement, which represents the portion of the Closing Merger Consideration, if any, payable to the Company Optionholders pursuant to and in accordance with Section 2.4(e).

“Closing Statement” has the meaning set forth in Section 3.10(a).

“Closing Working Capital” means (i) all current assets (excluding Closing Cash and Tax assets) of the Amtrol Companies, on a consolidated basis, as of the Adjustment Time (but before taking into account the consummation of the transactions contemplated hereby), minus (ii) (A) all current liabilities (excluding any items constituting Company Indebtedness or Company Transaction Expenses to the extent taken into account in determining the Final Merger Consideration, the Income Tax Liabilities of the Amtrol Companies, and deferred Tax Liabilities reflecting timing differences between book and Tax income) of the Amtrol Companies, on a consolidated basis, as of the Adjustment Time (but before taking into account the consummation of the transactions contemplated hereby), in each case determined in accordance with and pursuant to Section 3.10(e), using the same line items as those set forth in Schedule 3.10(e), and (B) Company Indebtedness and Company Transaction Expenses to the extent not taken into account in determining the Final Merger Consideration.

“Code” means the Internal Revenue Code of 1986, as amended.

“Common Stock” means the Common Stock, par value of $0.01 per share, of the Company.

“Company” has the meaning set forth in the introduction to this Agreement.

“Company Benefit Plan” has the meaning set forth in Section 4.12(a).

“Company Charter” means the Certificate of Incorporation of New AMTROL Holdings, Inc., as filed with the Secretary of State of the State of Delaware on November 8, 2013, and as in effect without amendment on the date of this Agreement.

“Company Documents” has the meaning set forth in Section 4.2.

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“Company Indebtedness” means, with respect to the Amtrol Companies (on a consolidated basis), without duplication, (a) all indebtedness created, issued or incurred for borrowed money (including all principal, interest, premiums, penalties, termination fees and breakage fees or other obligations relating to the foregoing payable in connection with the repayment thereof at or before the Closing), (b) all obligations evidenced by notes, bonds (excluding, for purposes of Section 3.2(d), the letters of credit set forth on Schedule 7.5), debentures or similar instruments or debt securities (including all principal, interest, premiums, penalties, termination fees and breakage fees or other obligations relating to the foregoing payable in connection with the repayment thereof at or before the Closing), (c) all indebtedness or obligations of another Person in respect of which any Amtrol Company has provided a Guaranty (excluding trade payables and any Ordinary Course Guarantees), pledge or other credit support, (d) all reimbursement or other obligations arising out of any letter of credit, banker’s acceptance or similar credit instrument, to the extent drawn, (e) all net obligations in respect of out-of-the money swaps, collars, caps, hedges or similar arrangements (including breakage costs or associated fees due upon termination of such swap or hedging arrangement to the extent such arrangements are in fact terminated in connection with the Closing), (f) all obligations under leases which have been or should be recorded as capital leases in accordance with GAAP, (g) any obligation created by, or arising under, any conditional sale, title retention or similar agreements, (h) any Liability for all or any part of the deferred purchase price or acquisition price of property, securities, services or assets (excluding trade or accounts payable arising in the Ordinary Course of Business), including under any outstanding note payable, seller note, “earnout” payment or similar deferred payment arrangement, or purchase price adjustment payment in connection with any prior purchase of property, securities, services or assets, (i) all indebtedness of any third party Person secured by a Lien on any property or asset of any Amtrol Company (whether or not the respective indebtedness so secured has been assumed by such Amtrol Company, (j) any trade or accounts payable to Affiliates of the Company that are not direct or indirect Subsidiaries of the Company, and (k) any accrued and unpaid amounts owed to any Person under any severance or similar arrangement relating to a termination or other similar event prior to the Closing and not related to the transaction contemplated hereby. “Company Indebtedness” shall exclude any Ordinary Course Guarantees and any obligations arising solely between or among the Amtrol Companies.

“Company Indemnified Persons” has the meaning set forth in Section 10.2.

“Company Optionholder” means any holder of Options immediately prior to the Effective Time.

“Company Post-Closing Tax Payments” means any and all Taxes of the Amtrol Companies attributable to a Pre-Closing Tax Period, which Taxes are paid after the Closing Date.

“Company Securityholders” means, collectively, the Company Stockholders and Company Optionholders.

“Company Stockholders” has the meaning set forth in Section 2.4(c).

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“Company Stockholder Approval” has the meaning set forth in the Recitals to this Agreement.

“Company Subsidiary” means a Subsidiary of the Company.

“Company Transaction Expenses” means, without duplication, the fees, costs and expenses incurred on, before or in connection with, the Closing that are payable or reimbursable by, or on behalf of, any Amtrol Company, the Stockholder Representative or any Company Securityholder to third parties related to, or arising out of, (a) the sale process that ultimately resulted in the Merger, the negotiation, execution and delivery of this Agreement, the Ancillary Agreements and the other Transaction Documents, and/or the consummation of the transactions contemplated hereby and thereby; (b) any management or advisory services provided to any Amtrol Company by any Person; and (c) any severance, retention, change in control, transaction bonus, tax gross-up, success fee or bonus, incentive or similar payments, obligations, bonuses or benefits triggered by or related to the transactions contemplated hereby to be made in connection with the Closing to any current or former manager, officer, director, consultant or employee of an Amtrol Company; including, without limitation (and without duplication): (i) travel, legal, accounting, investment banking and other professional fees; (ii) all management fees and advisory fees owed by any Amtrol Company to any Company Stockholder or any Affiliate, officer, director, manager, partner, member or equityholder of such Person; (iii) one-half of the fees of the Escrow Agent for the Indemnification Escrow Account and the Adjustment Escrow Account; (iv) one-half of the fees of the Paying Agent; (v) the premiums with respect to the Tail Insurance; (vi) any change of control bonus payments to be paid pursuant to Section 4(b) of the Guillemette Employment Agreement, Section 4(b) of the Chohfi Employment Agreement and Section 4(b) of the Laus Employment Agreement, and further including the employer portion of any Taxes related to any such payments; and (vii) any retention payment contemplated by the Retention Agreements, and further including the employer portion of any Taxes related to any such payments; provided, however, that Company Transaction Expenses shall not include (1) any severance payments contemplated by the Retention Agreements or the Specified Employment Agreements and (2) any fees or expenses of Purchaser, Merger Sub or any of their Affiliates (excluding any of the Amtrol Companies) whether incurred prior to, on or following the Closing Date.

“Confidentiality Agreement” has the meaning set forth in Section 7.1.

“Consent” means, with respect to any Person, any approval, authorization, ratification, exemption, waiver, permission or consent of any kind of such Person.

“Contract” means any contract, lease, license, commitment, undertaking (to the extent such undertaking is enforceable by a third party) or other agreement (whether written or oral).

“Controlled Group” means any trade or business (whether or not incorporated) (a) under common control within the meaning of Section 4001(b)(1) of ERISA with any of the Amtrol Companies or (b) which, together with any of the Amtrol Companies, is treated as a single employer under Section 414(t) of the Code.

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“Copyrights” has the meaning set forth in this Section 1.1 in the “Intellectual Property” definition.

“Credit Facility” means the Credit Agreement entered into as of December 20, 2012, by and among Opco (as the Borrower), the Company and the Subsidiaries of Opco (as guarantors), Bank of America, N.A. (as administrative agent, swingline lender and L/C issuer), the other lenders thereto and Bank of America Merrill Lynch (as sole lead arranger and sole book manager), as amended by the First Amendment entered into as of February 21, 2013, the Second Amendment and Joinder entered into as of November 14, 2013, the Third Amendment entered into as of April 30, 2014 and the Fourth Amendment entered into as of December 13, 2016.

“Credit Facility Payoff Letter” means a payoff letter in customary form from the administrative agent under the Credit Facility, reflecting all amounts required to be paid under or in connection with Company Indebtedness outstanding under the Credit Facility to discharge such Company Indebtedness, and all other obligations of the Company under the Credit Facility, in full at the Closing.

“Damages” has the meaning set forth in Section 10.1(a).

“Data Room” has the meaning set forth in Section 1.1(b)(x).

“Delivery Date” has the meaning set forth in Section 3.10(a).

“DePaula Employment Agreement” means the Amended and Restated Employment Agreement by and among the Company, Opco and Joseph L. DePaula, dated as of March 1, 2014.

“DGCL” has the meaning set forth in the Recitals to this Agreement.

“Disclosure Schedules” has the meaning set forth in the introductory paragraph to Article IV.

“Disputed Items” has the meaning set forth in Section 3.10(b)(i).

“Dispute Notice” has the meaning set forth in Section 3.10(b)(i).

“Dissenting Share(s)” has the meaning set forth in Section 2.4(d).

“D&O Indemnified Person” has the meaning set forth in Section 7.2(a).

“Domains” has the meaning set forth in this Section 1.1 in the “Intellectual Property” definition.

“Effective Time” has the meaning set forth in Section 2.2.

“Eligible Option” means an Option that is not ineligible to participate in the Closing Merger Consideration or any Post-Closing Payment pursuant to and in accordance with Section 2.4(e).

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“Environmental Law” means any domestic or foreign, federal, state or local statute, rule, regulation, code, ordinance, Order, charter or other legal requirement or Law currently in effect and the common law, which in each case pertains to industrial hygiene, pollution or protection of human health or the environment, including Laws relating to emission, discharge, Release or threatened Release of pollutants, contaminants or Hazardous Materials into the environment, including ambient air, surface water, ground water or lands, or otherwise relating to the identification, manufacture, generation, analysis, processing, distribution, labeling, migration, use, treatment, storage, disposal, recovery, transport or handling of pollutants, contaminants or Hazardous Materials including, but not limited to, the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. § 9601 et seq.) (“CERCLA”), the Hazardous Materials Transportation Act (49 U.S.C. App. § 1801 et seq.), the Resource Conservation and Recovery Act (42 U.S.C. § 6901 et seq.), the Clean Water Act (33 U.S.C. § 1251 et seq.), the Clean Air Act (42 U.S.C. § 7401 et seq.) the Toxic Substances Control Act (15 U.S.C. § 2601 et seq.), the Federal Insecticide, Fungicide, and Rodenticide Act (7 U.S.C. § 136 et seq.) and the Emergency Planning and Community Right-to-Know Act (42 U.S.C. § 11001, et seq.), as each has been amended and the regulations promulgated pursuant thereto, and requirements of states with delegated authority over any of the above.

“Environmental Permits” has the meaning set forth in Section 4.17(a).

“Environmental Report Exceptions” are the matters disclosed in Schedule 4.17, which matters have been taken from the third-party environmental reports identified in Schedule 4.17.

“Equity Interests” means (a) shares of capital stock, and (b) options, warrants, preemptive rights or other rights convertible into, or exercisable or exchangeable for, directly or indirectly, or otherwise entitling any Person to acquire, directly or indirectly, shares of capital stock.

“ERISA” has the meaning set forth in Section 4.12(a).

“Escrow Agent” has the meaning set forth in Section 3.4.

“Escrow Agreement” has the meaning set forth in Section 3.4.

“Estimated Merger Consideration” has the meaning set forth in Section 3.3.

“Excess Tax Amount” has the meaning set forth in Section 7.4(a)(i).

“Excluded Taxes” shall mean any Liability for Taxes, to the extent that such Liability is covered by the “Sub-Limit” in Item 3 of the R & W Policy.

“Final Merger Consideration” has the meaning set forth in Section 3.10(d).

“Final Determination” has the meaning set forth in Section 10.8(d).

“Financial Statements” has the meaning set forth in Section 4.6.

“Foreign Antitrust Laws” means any foreign Laws which are comparable in their scope and applicability to the HSR Act.

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“Foreign Benefit Plans” has the meaning set forth in Section 4.12(i).

“Former Business Employee” means any individual who was employed by an Amtrol Company at any time prior to the applicable date, but who is not so employed as of such date.

“Foreign Company New Taxable Year” means, for each of the Amtrol Companies that is organized in a country other than the United States and with respect to which an election is made pursuant to Section 7.4(a)(iii), the taxable year of such Amtrol Company that begins on the day following the Short Year Termination Date of such Amtrol Company.

“Fraud” has the meaning set forth in Section 10.7(a).

“Fundamental Representations” means the representations set forth in Section 4.1 (Organization and Good Standing), Section 4.2 (Authorization of Agreement), Section 4.4 (Capitalization), Section 4.5 (Subsidiaries), and Section 4.18 (Financial Advisors).

“GAAP” means generally accepted accounting principles and practices in the United States as in effect from time to time and applied consistently throughout the periods involved applying the respective historical accounting principles, policies, practices and methods of the Amtrol Companies (to the extent such principles, policies, practices and methods are not inconsistent with GAAP).

“Government Loan Amount” means the aggregate payoff amount of the innovation grants to the Company from Agéncia para o Investimento e Comércio Externo de Portugal, EPE, each of which are listed on Schedule 1.1(b). For the purpose of determining the Government Loan Amount in U.S. dollars, the parties agree to use the “In US$” rate shown in the “New York Closing Snapshot” for the second Business Day immediately preceding the Closing Date, as published in the Wall Street Journal on the Business Day immediately preceding the Closing Date.

“Governmental Body” means any foreign, domestic, federal, territorial, state or local governmental authority, quasi-governmental authority, instrumentality, court, quasi-judicial authority, arbitrator (public or private), government or self-regulatory organization, governmental commission, tribunal or organization, or any regulatory, administrative or other agency, or any political or other subdivision, department or branch, of any of the foregoing.

“Guarantees” means all guarantees, surety bonds, fidelity bonds, performance bonds and letters of credit issued by or for the benefit of an Amtrol Company.

“Guillemette Employment Agreement” means the Amended and Restated Employment Agreement by and among the Company, Opco and Larry T. Guillemette, dated as of March 1, 2014.

“Hazardous Material” means any substance, material or waste which is regulated by any Governmental Body including petroleum and its by-products, asbestos, and any material or substance which is defined or regulated as a “hazardous waste,” “hazardous substance,” “hazardous material,” “restricted hazardous waste,” “industrial waste,” “solid waste,” “toxic waste,” “toxic substance,” “contaminant” or “pollutant” under any provision of Environmental Law.

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“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

“Income Tax” means a Tax based on net income, net profits, or capital or similarly based, regardless of how such Tax is denominated by a Governmental Body (but, for the avoidance of doubt, shall not include gross receipts, sales, use, personal or real property Tax Returns).

“Income Tax Return” means a Tax Return with respect to an Income Tax.

“Indemnification Escrow Account” has the meaning set forth in Section 3.4.

“Indemnification Escrow Amount” has the meaning set forth in Section 3.4.

“Indemnified Taxes” means (i) Taxes imposed on the Amtrol Companies for any and all Pre-Closing Tax Periods, (ii) Taxes arising out of or relating to the acquisition of the Amtrol Companies by Purchaser in accordance with this Agreement (other than transfer taxes the responsibility for which is governed by Section 11.1), including without limitation, any employment Taxes that may be imposed on the Surviving Corporation or any Affiliate of the Surviving Corporation as a result of any payment contemplated by this Agreement (including, without limitation, a payment made pursuant to Section 2.4(e)(iii), (iii) any Liability of the Amtrol Companies for the payment of any Taxes of another Person (A) as a result of being a transferee of, or successor to, any Person, on or prior to the Closing Date, (B) under any Contract entered into on or prior to the Closing Date, which Taxes relate to an event or transaction occurring before the Closing, or (C) that is or was a member of an affiliated, consolidated, combined or unitary group of which any Amtrol Company is or was a member on or prior to the Closing Date (other than the group consisting of the Amtrol Companies) that are imposed on any Amtrol Company pursuant to Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or non-U.S. Law), (iv) Subpart F income (as defined in Section 952 of the Code) of any Amtrol Company attributable to the period up to and including the Closing Date (regardless of whether such Subpart F income is actually required under applicable Law to be recognized after the Closing Date), and (v) the reduction or disallowance of (A) any Tax refund included as an asset in Closing Working Capital or (B) any Tax refund for which a payment has been made to the Company Securityholders pursuant to Section 7.4(g) (only to the extent of the Tax refund paid to Company Securityholders); provided that, Indemnified Taxes do not include (1) any Taxes of the nature set forth on Schedule 1.1(c) to the extent included as a Liability in the Closing Working Capital, (2) any Taxes directly resulting from (x) any transaction occurring on the Closing Date after the Closing outside the Ordinary Course of Business and not contemplated by the terms of this Agreement, or (y) any breach by Purchaser or the Surviving Corporation of Section 7.4(i) or Section 7.4(j) of this Agreement, or (3) any Excluded Taxes.

“Indemnitee” has the meaning set forth in Section 10.3(b).

“Indemnitor” has the meaning set forth in Section 10.3(b).

“Independent Accountants” has the meaning set forth in Section 3.10(c).

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“Intellectual Property” means all intellectual property rights, whether registered or unregistered, throughout the world, owned, licensed or used by any Amtrol Company or necessary to conduct the business currently conducted by any Amtrol Company, including but not limited to the following: (i) all patents and applications therefor, including provisionals, continuations, divisionals, continuations-in-part, re-examinations or reissues, of patent applications and patents issuing thereon (collectively, “Patents”); (ii) all registered and unregistered trademarks, service marks, trade names, service names, brand names, trade dress rights, logos, together with the goodwill associated with any of the foregoing, and all applications, registrations and renewals therefor (collectively, “Marks”); (iii) all copyrights and all applications, registrations and renewals therefor, including derivative works and compilations, as well as works of authorship and mask work rights (collectively, “Copyrights”); (iv) all Software and Technology and Trade Secrets; (v) Internet domain names (“Domains”); and (vi) corporate names, trade name and fictitious names (collectively, “Names”).

“Interim Balance Sheet” has the meaning set forth in Section 4.6.

“Inventory” means all inventories of raw materials (including reusable scrap metals), work-in-progress, finished goods and packaging materials relating to the businesses of the Amtrol Companies.

“IRS” means the Internal Revenue Service.

“Knowledge of the Company” means the knowledge of Larry T. Guillemette, Christopher A. Laus, William Chohfi or Joseph L. DePaula. Each such individual will be deemed to have knowledge of a particular fact or other matter if such individual is actually aware of the fact or matter or would have become actually aware of such fact or matter through reasonable due inquiry.

“Laus Employment Agreement” means the Amended and Restated Employment Agreement by and among the Company, Opco and Christopher A. Laus, dated as of March 1, 2014.

“Law” means any domestic or foreign, federal, state or local constitution, law, statute, code, ordinance, rule, regulation, standard or treaty.

“Leased Real Property” has the meaning set forth in Section 4.16(a).

“Legal Proceeding” means any judicial, administrative or arbitral actions (at law or in equity), suits, claims, hearings, inquiries, investigations, charges, complaints, audits, notices, demands or proceedings (public or private) by or before a Governmental Body.

“Letter of Transmittal” has the meaning set forth in Section 3.9(b).

“Letters of Credit” has the meaning set forth in Section 7.5.

“Liability” or “Liabilities” means any debt, liability, claim, loss, damage, fine, penalty, expense, deficiency, commitment or obligation of whatever kind or nature (whether known or unknown, whether fixed or unfixed, whether liquidated or unliquidated, whether secured or unsecured, whether accrued or unaccrued, whether absolute or contingent, whether due or to become due or otherwise), including any liability for Taxes.

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“Licenses” has the meaning set forth in Section 4.10.

“Lien” means any lien, encumbrance, pledge, mortgage, deed of trust, security interest, assignment, license, claim, lease, restraint on title, charge, option, right of first refusal, easement, servitude or transfer or other restriction.

“Major Customers” has the meaning set forth in Section 4.23.

“Major Suppliers” has the meaning set forth in Section 4.23.

“Marks” has the meaning set forth in this Section 1.1 in the “Intellectual Property” definition.

“Material Adverse Effect” means any event, change, development, occurrence, effect or circumstance that, individually or together with any other event, change, development, occurrence, effect or circumstance, is materially adverse to (a) the financial condition, business, properties, Liabilities or results of operations of the Amtrol Companies, taken as a whole; or (b) the ability of the Company Securityholders or the Company to timely perform their respective obligations under this Agreement.

“Material Contracts” has the meaning set forth in Section 4.11(a).

“Merger” has the meaning set forth in the Recitals to this Agreement.

“Merger Consideration” has the meaning set forth in Section 3.2.

“Merger Sub” has the meaning set forth in the introduction to this Agreement.

“Names” has the meaning set forth in this Section 1.1 in the “Intellectual Property” definition.

“Nonsolicitation and Confidentiality Agreements” has the meaning set forth in Section 8.1(j).

“Notice of Claim” has the meaning set forth in Section 10.3(b).

“Objection Deadline” has the meaning set forth in Section 3.10(d).

“Occupational Safety and Health Law” means the Occupational Safety and Health Act of 1970, as amended (the “OSH Act”), and any rule or regulation promulgated thereunder (including any standard or limit set thereby), or any state, local or foreign Law (including any standard or limit set thereby) governing occupational safety and health.

“Occupational Safety and Health Liabilities” means any (a) financial Liability or other responsibility under Occupational Safety and Health Law for corrective action, including any investigation, removal or other remediation or response actions required by applicable Occupational Safety and Health Law (whether or not such action has been required or requested by any Governmental Body or any other Person), and (b) any other corrective, investigative or remedial measures required under Occupational Safety and Health Law.

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“Opco” means AMTROL Inc., a Rhode Island corporation.

“Options” means any rights to purchase any shares of the Common Stock of the Company under the terms of any Company stock option plan.

“Option Termination Agreement” and “Option Termination Agreements” have the meanings set forth in the Recitals to this Agreement.

“Order” means any order, injunction, judgment, decree, ruling, writ, assessment or arbitration award of a Governmental Body.

“Ordinary Course Guarantee” means any surety bonds, fidelity bonds or performance bond issued by or for the benefit of an Amtrol Company in the Ordinary Course of Business in connection with bids made to potential customers and contracts with customers.

“Ordinary Course of Business” means, with respect to any Amtrol Company, the ordinary and usual course of the business of such Amtrol Company, in each case, through the date hereof and in a manner, amount and frequency consistent with past practice and experience.

“Owned Real Property” has the meaning set forth in Section 4.16(a).

“Patents” has the meaning set forth in this Section 1.1 in the “Intellectual Property” definition.

“Paying Agent” has the meaning set forth in Section 3.9(a).

“Paying Agent Agreement” means that certain agreement among the Paying Agent, the Company, Purchaser and the Stockholder Representative effective as of the Closing Date in the form attached as Exhibit B to this Agreement.

“Payment Fund” has the meaning set forth in Section 3.9(a).

“Per Common Share Closing Merger Consideration” means the number designated as such on the Allocation Statement, which represents the following:

(a)       If the Closing Merger Consideration exceeds the Preferred Stock Closing Merger Consideration as detailed in Section 2.4(c), an amount equal to the lesser of the following:

(i)                 the quotient of (A) the sum of (1) the Closing Merger Consideration, plus (2) the aggregate exercise price of the Options with respect to which the holders thereof will receive a payment pursuant to Section 2.4(e)(i), minus (3) the Preferred Stock Closing Merger Consideration, divided by (B) the sum of (1) the aggregate number of shares of Common Stock outstanding immediately prior to the Effective Time plus (2) the aggregate number of shares of Common Stock issuable upon the exercise of Options with respect to which the holders thereof will receive a payment pursuant to Section 2.4(e)(i); and

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(ii)               the quotient of (A) the Closing Merger Consideration plus the aggregate exercise price of the Options with respect to which the holders thereof will receive a payment pursuant to Section 2.4(e)(i), divided by (B) the sum of (1) the aggregate number of shares of Common Stock outstanding immediately prior to the Effective Time, plus (2) the aggregate number of shares of Common Stock issuable upon the conversion of all shares of Preferred Stock outstanding immediately prior to the Effective Time into Common Stock, plus (3) the aggregate number of shares of Common Stock issuable upon the exercise of Options with respect to which the holders thereof will receive a payment pursuant to Section 2.4(e)(i).

(b)       If the Closing Merger Consideration is equal to or less than the Preferred Stock Closing Merger Consideration, then the Per Common Share Closing Merger Consideration shall be equal to zero ($0).

“Per Common Share Post-Closing Payment” means, with respect to any Post-Closing Payment:

(a)       If the sum of the Closing Merger Consideration plus all Post-Closing Payments exceed the Aggregate Preferred Consideration as detailed in Section 2.4(c):

(i)                 if the portion of the Post-Closing Payment being paid to the Company Stockholders that held Preferred Stock immediately prior to the Effective Time is being determined on an as-converted basis pursuant to Article IV, Part C, Subsection 2(a) of the Company Charter, an amount equal to the quotient of (A) such Post-Closing Payment, divided by (B) the sum of (1) the aggregate number of shares of Common Stock outstanding immediately prior to the Effective Time, plus (2) the aggregate number of shares of Common Stock issuable upon the conversion of all shares of Preferred Stock outstanding immediately prior to the Effective Time into Common Stock plus (3) the aggregate number of shares of Common Stock issuable upon the exercise of Options with respect to which the holders thereof will receive a payment pursuant to Section 2.4(e)(ii); and

(ii)               if the portion of the Post-Closing Payment being paid to the Company Stockholders that held Preferred Stock immediately prior to the Effective Time is not being determined on an as-converted basis pursuant to Article IV, Part C, Subsection 2(a) of the Company Charter, an amount equal to the quotient of (A) the excess of such Post-Closing Payment after deducting the portion of such Post-Closing Payment that is payable to all holders of the Preferred Stock pursuant to Section 2.4(c), divided by (B) the sum of (1) the aggregate number of shares of Common Stock outstanding immediately prior to the Effective Time, plus (2) the aggregate number of shares of Common Stock issuable upon the exercise of Options with respect to which the holders thereof will receive a payment pursuant to Section 2.4(e)(ii);

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provided, however, that to the extent that such Post-Closing Payment is the first payment hereunder with respect to which any such Options are Eligible Options, then in subsection (A) in each of (i) and (ii) above, the aggregate exercise price of such Options shall be added to the Post-Closing Payment.

(b)       If the sum of the Closing Merger Consideration plus all Post-Closing Payments is equal to or less than the Aggregate Preferred Consideration as detailed in Section 2.4(c), then the Per Common Share Post-Closing Payment shall be equal to zero ($0).

“Permits” means any approvals, authorizations, consents, licenses, permits or certificates of a Governmental Body.

“Permitted Liens” means (a) all defects, exceptions, restrictions, easements, rights of way and encumbrances disclosed in policies of title insurance that have been made available to Purchaser; (b) statutory liens for current Taxes, assessments or other governmental charges not yet delinquent or the amount or validity of which is being contested in good faith by appropriate proceedings diligently conducted and which have been fully reserved for by the Company; (c) mechanics’, carriers’, workers’, repairers’ and similar Liens arising or incurred in the Ordinary Course of Business for amounts that are not yet due or payable or are being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves have been established in accordance with GAAP; (d) zoning or other Laws that affect the use of the Leased Real Property and that are not violated by the current use or occupancy of such Leased Real Property or the operation of the businesses conducted thereat, in each case to the extent such Laws do not materially interfere with the use (current or intended) of such Leased Real Property; (e) title of a lessor under any capital or operating lease; and (f) such other imperfections in title and Liens arising in the Ordinary Course of Business (and not incurred in connection with Company Indebtedness or as a result of the nonpayment of any obligation) that are not, individually or in the aggregate, material in amount and do not, individually or in the aggregate, materially interfere with or impair the value or use (current or intended) of the Owned Real Property or the Leased Real Property.

“Person” means any individual, corporation, partnership, limited liability company, firm, joint venture, association, joint-stock company, trust, unincorporated organization, Governmental Body or other entity.

“Policies” has the meaning set forth in Section 4.20.

“Post-Closing Payment” means a payment to the Company Securityholders directed by the Stockholder Representative of any consideration or other payments paid or released to the Stockholder Representative (or the Paying Agent on the Stockholder Representative’s behalf) pursuant to Section 3.6, Section 3.8, Section 3.10, Section 7.4, Section 10.8 or elsewhere in this Agreement following the Closing.

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“Pre-Basket Amount” has the meaning set forth in Section 10.1(e).

“Pre-Closing Calculation” has the meaning set forth in Section 3.3.

“Pre-Closing Income Tax Return” has the meaning set forth in Section 7.4(a)(i).

“Pre-Closing Tax Liability” has the meaning set forth in Section 7.4(a)(i).

“Pre-Closing Tax Period” means any Tax period ending on or before the Closing Date and the portion of any Straddle Period ending on and including the Closing Date.

“Pre-Closing Tax Return” has the meaning set forth in Section 7.4(a)(i).

“Preferred Stock” means, collectively, (i) the Series A Preferred Stock, par value $0.01 per share, of the Company (the “Series A Preferred Stock”), (ii) the Series B Preferred Stock, par value $0.01 per share, of the Company (the “Series B Preferred Stock”), and (iii) the Series C Preferred Stock, par value $0.01 per share, of the Company (the “Series C Preferred Stock”).

“Preferred Stock Closing Merger Consideration” has the meaning set forth in Section 2.4(c)(iii).

“Pro Rata Share” means the percentage designated as such for each Company Securityholder, which represents, on any given date, with respect to such Company Securityholder, such Company Securityholder’s pro rata percentage of any amounts to be distributed hereunder pursuant to Section 2.4, Article III, Section 7.4 and Article X, in each case as determined in good faith by the Stockholder Representative taking into account the exercise price of the Eligible Options; provided that, to the extent it can be calculated at Closing, the Pro Rata Share of each Company Securityholder as of the Closing shall be determined by the Company and set forth on the Allocation Statement; provided, further, that at all times, the Pro Rata Share of all Company Securityholders shall equal one hundred percent (100%).

“Protected Communications” means any and all communications in whatever form, whether written, oral, video, electronic or otherwise, that shall have occurred prior to the Closing between or among any of the Amtrol Companies, Company Securityholders, or any of their respective Affiliates, equityholders, directors, officers, employees, agents, advisors (including Merrill Lynch, Pierce, Fenner & Smith Incorporated), on the one hand, and attorneys (including Locke Lord LLP, or any successor law firm), on the other hand, relating to or in connection with this Agreement, the events and negotiations leading to this Agreement, any of the transactions contemplated herein or any other potential sale or transfer of control transaction involving the Amtrol Companies that was considered in lieu of the transactions contemplated by this Agreement (an “Alternative Transaction”); provided, however, that in the event that a third-party claim is brought against Purchaser or an Amtrol Company in relation to or in connection with an Alternative Transaction, communications relating to or in connection with such Alternative Transaction shall no longer be Protected Communications.

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“Purchaser” has the meaning set forth in the introduction to this Agreement.

“Purchaser Documents” has the meaning set forth in Section 6.2.

“Purchaser Fundamental Representations” means the representations set forth in Sections 6.1 (Organization and Good Standing), 6.2 (Authorization of Agreement) and 6.4 (Financial Advisors).

“Purchaser Indemnified Person(s)” has the meaning set forth in Section 10.1(a).

“Real Property Leases” has the meaning set forth in Section 4.16(a).

“Registered Intellectual Property” means all registrations or grants issued by a Governmental Body relating to all Patents, all Copyrights, and all Marks that, in each case, are owned by an Amtrol Company and all rights underlying such registrations or grants.

“Release” means any release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, or leaching into the environment.

“Relevant Tax Period” means any taxable period (or portion thereof) of Purchaser or the Company that begins after the Closing Date and ends on or before December 31, 2018.

“Remedial Action” means all actions required by Environmental Laws to investigate, clean up, remediate, remove, treat or otherwise address any Hazardous Material Released in the environment, including pre-remedial studies and investigations or post-remedial monitoring and care.

“Representative Expenses” has the meaning set forth in Article V.

“Required Consents” means any Consent of any Governmental Body or any third party that is listed on Schedule 8.1(e).

“Reserve Account” has the meaning set forth in Section 3.8.

“Reserve Amount” has the meaning set forth in Section 3.8.

“Response” has the meaning set forth in Section 10.3(c).

“Response Period” has the meaning set forth in Section 10.3(c).

“Retention Agreements” means: (i) the Employment Agreement by and between AMTROL-ALFA, Metalomecânica, S.A. and Carla Aguiar, dated March 1, 2000; (ii) the Employment Agreement by and between AMTROL-ALFA, Metalomecânica, S.A. and Olga Machado, dated March 11, 2002; and (iii) the Key Employee Retention Bonus and Severance Agreements by and among the Company, Opco and each of Timothy Demos, Stephen Kelly, Maria Morey and Ellen L. Sweet, effective as of March 29, 2017.

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“R&W Policy” means a representation and warranty insurance policy to be issued by Illinois Union Insurance Company and Chubb on the date hereof, in the form attached hereto as Exhibit C.

“SEC” means the United States Securities and Exchange Commission.

“Section 262” has the meaning set forth in Section 2.4(c).

“Section 336 Election” has the meaning set forth in Section 7.4(i).

“Section 338 Election” has the meaning set forth in Section 7.4(i).

“Securities Act” means the Securities Act of 1933, as amended.

“Series A Preferred Closing Merger Consideration” has the meaning set forth in Section 2.4(c)(iii).

“Series A Preferred Stock” has the meaning set forth in this Section 1.1 in the “Preferred Stock” definition.

“Series B Preferred Closing Merger Consideration” has the meaning set forth in Section 2.4(c)(ii).

“Series B Preferred Stock” has the meaning set forth in this Section 1.1 in the “Preferred Stock” definition.

“Series C Preferred Closing Merger Consideration” has the meaning set forth in Section 2.4(c)(i).

“Series C Preferred Stock” has the meaning set forth in this Section 1.1 in the “Preferred Stock” definition.

“Share Certificates” has the meaning set forth in Section 3.9(b).

“Short Year Termination Date” has the meaning set forth in Section 7.4(a)(iii).

“Software” means any and all (i) computer programs, including any and all software implementations of algorithms, interfaces, APIs, subroutines, models and methodologies, whether in source code or object code, (ii) databases and compilations, including any and all data and collections of data, whether machine readable or otherwise, (iii) descriptions, flow-charts and other work product used to design, plan, organize and develop any of the foregoing, screens, user interfaces, report formats, firmware, development tools, templates, menus, buttons and icons, and (iv) all documentation including user manuals and other training documentation related to any of the foregoing.

“Specified Employment Agreements” means the following agreements: (i) the Guillemette Employment Agreement; (ii) the Laus Employment Agreement; (iii) the DePaula Employment Agreement; (iv) the Chohfi Employment Agreement; and (v) the Employment Agreement by and among the Company, Opco and each of John Cooper, Michael Lecours and Christopher Van Haaren, dated as of April 10, 2015.

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“Straddle Period” means any Tax period that includes, but does not end on, the Closing Date.

“Standard Survival Termination Date” has the meaning set forth in Section 10.6.

“Stockholder Representative” has the meaning set forth in the introduction to this Agreement.

“Subsidiary” means any Person of which fifty percent (50%) or more of the outstanding voting securities or other voting equity interests are owned, directly or indirectly, by the pertinent Person.

“Surviving Corporation” has the meaning set forth in Section 2.1.

“Tail Insurance” has the meaning set forth in Section 7.2(b).

“Tail Period” has the meaning set forth in Section 7.2(b).

“Tax Claim” has the meaning set forth in Section 7.4(e)(i).

“Taxes” means all domestic or foreign, federal, state or local taxes (including, without limitation, all net income, alternative or add-on minimum, gross receipts, capital, sales, use, ad valorem, value added, escheat, transfer, franchise, profits, environmental, windfall profits, registration, inventory, capital stock, license, withholding, payroll, employment, social security, unemployment, excise, severance, stamp, occupation, property, estimated or other tax of any kind whatsoever), levy, assessment, tariff, duty, deficiency or other fee (including any interest, fine, penalty, or addition thereto), whether disputed or not, imposed, assessed or collected by or under the authority of any Governmental Body or payable (a) pursuant to any tax sharing arrangement or any other Contract relating to sharing or payment of such tax, levy, assessment, tariff, duty, deficiency or other fee or (b) as a result of being a member of an affiliated, consolidated, combined or unitary group.

“Taxing Authority” means each domestic or foreign, national, state, provincial or local government or any governmental, administrative or regulatory authority, agency, court, commission, tribunal, body or instrumentality of any government that imposes, regulates, administers, collects or regulates the collection of Taxes in any applicable jurisdiction.

“Tax Return” means any return, declaration, report, estimate, claim for refund, information return or statement related to Taxes, including any schedule or attachment thereto and including any amendment thereof, filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation, or enforcement of or compliance with any Law relating to any Tax.

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“Technology and Trade Secrets” means, collectively, all trade secrets, designs, formulae, algorithms, procedures, methods, techniques, ideas, know-how, confidential and proprietary information, research and development, technical data, programs, subroutines, tools, materials, specifications, processes, inventions (whether patentable or unpatentable and whether or not reduced to practice), apparatus, creations, improvements, works of authorship and other similar materials, customer lists and all recordings, graphs, drawings, reports, analyses, and other writings, and other tangible embodiments of the foregoing, in any form whether or not specifically listed herein, and all related technology, that are used in, incorporated in, embodied in, displayed by or relate to, or are used or owned by an Amtrol Company.

“Termination Date” has the meaning set forth in Section 9.1(a).

“Third-Party Claim” has the meaning set forth in Section 10.4(a).

“Transaction Documents” means this Agreement, the Ancillary Agreements, the Company Documents and the Purchaser Documents.

“Transaction Tax Benefit” has the meaning set forth in Section 7.4(c).

“Transaction Tax Benefit Notice” has the meaning set forth in Section 7.4(d).

“Transaction Tax Benefit Payment” has the meaning set forth in Section 7.4(c).

“Transaction Tax Deduction” has the meaning set forth in Section 7.4(c).

“TTD Carryforward” has the meaning set forth in Section 7.4(c).

“Unresolved Claims” has the meaning set forth in Section 10.8(b).

“Unresolved Items” has the meaning set forth in Section 3.10(c).

“USEPA” means the United States Environmental Protection Agency.

“Voting Stock” means, collectively, the Series A Preferred Stock, the Series B Preferred Stock, the Series C Preferred Stock and the Common Stock.

“WARN Act” means the Worker Adjustment and Retraining Notification Act of 1988, as amended.

“Working Capital Target” means $30,795,000.

(b)               Other Definitional and Interpretive Matters. Unless otherwise expressly provided, for purposes of this Agreement, the following rules of interpretation shall apply:

(i)                 Calculation of Time Period. When calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded. If the last day of such period is a non-Business Day, the period in question shall end on the next succeeding Business Day.

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(ii)               Dollars. Any reference in this Agreement to $ shall mean U.S. dollars.

(iii)             Exhibits/Schedules. The Exhibits and Schedules to this Agreement are hereby incorporated and made a part hereof and are an integral part of this Agreement. All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized terms used in any Schedule or Exhibit but not otherwise defined therein shall be defined as set forth in this Agreement.

(iv)             Gender and Number. Any reference in this Agreement to gender shall include all genders, and words imparting the singular number only shall include the plural and vice versa.

(v)               Headings. The provision of a Table of Contents, the division of this Agreement into Articles, Sections and other subdivisions and the insertion of headings are for convenience of reference only and shall not affect or be utilized in construing or interpreting this Agreement. All references in this Agreement to any “Section” are to the corresponding Section of this Agreement unless otherwise specified.

(vi)             Herein. The words such as “herein,” “hereinafter,” “hereof,” and “hereunder” refer to this Agreement as a whole and not merely to a subdivision in which such words appear unless the context otherwise requires.

(vii)           Including. The word “including” or any variation thereof means “including, without limitation” and shall not be construed to limit any general statement that it follows to the specific or similar items or matters immediately following it.

(viii)         Contracts. References herein to any contract or agreement (including this Agreement) mean such contract or agreement as amended, supplemented or modified from time to time in accordance with the terms thereof.

(ix)             Laws and Licenses. References herein to any Law or any license mean such Law or license, as amended, modified, codified, reenacted, supplemented or superseded in whole or in part, and in effect from time to time prior to the Closing Date, and references herein to any Law shall be deemed also to refer to all rules and regulations promulgated thereunder.

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(x)               Made Available. A document shall be deemed to have been “made available” for purposes of this Agreement if such document is (1) currently made available for viewing by Purchaser in the “Project Aqua” electronic data room hosted by DataSite (the “Data Room”) and copying by Purchaser and has been so available at least five (5) Business Days prior to the date hereof or (2) was actually delivered to Purchaser and Purchaser has acknowledged receipt in writing of such document at least two (2) Business Days prior to the date hereof.

(c)                The parties hereto have participated jointly in the negotiation and drafting of this Agreement and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

Article II

THE MERGER

2.1.            Merger. Upon the terms and subject to the conditions of this Agreement, and in accordance with the DGCL, (a) at the Effective Time (as defined in Section 2.2), Merger Sub shall merge with and into the Company, the separate existence of Merger Sub shall cease and the Company shall continue as the surviving corporation after the Merger (the “Surviving Corporation”) and (b) from and after the Effective Time, the Merger shall have all the effects of a merger under the DGCL and other applicable Law.

2.2.            Effective Time. Upon the terms and subject to the conditions of this Agreement, the parties hereto shall cause on the Closing Date, a certificate of merger (the “Certificate of Merger”) to be properly executed and filed with the Secretary of State of the State of Delaware. The Merger shall become effective on the date and at the time (the “Effective Time”) of filing of the Certificate of Merger. If the Secretary of State of the State of Delaware requires any changes in the Certificate of Merger or this Agreement, as a condition to filing or to issuing its certificate to the effect that the Merger is effective, Merger Sub and the Company will execute any necessary revisions incorporating such changes, provided such changes are not inconsistent with and do not result in any material change in the terms of this Agreement.

2.3.            Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in the applicable provisions of the DGCL. In addition, without limiting the generality of the foregoing, and subject thereto, at the Effective Time:

(a)                General Effect. All the property, rights, privileges, powers, franchises and assets of the Company and Merger Sub shall vest in the Surviving Corporation, and all Liabilities and duties of the Company and Merger Sub shall become the Liabilities and duties of the Surviving Corporation.

(b)               Certificate of Incorporation. The certificate of incorporation of Merger Sub, as in effect immediately prior to the Effective Time, shall be the certificate of incorporation of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable Law.

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(c)                Bylaws. The bylaws of Merger Sub, as in effect immediately prior to the Effective Time, shall be the bylaws of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable Law.

(d)               Directors. The directors of Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation, until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

(e)                Officers. The officers of Merger Sub immediately prior to the Effective Time shall be the officers of the Surviving Corporation, until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

2.4.            Effect of Merger on Stock of the Company and Merger Sub. As of the Effective Time, by virtue of the Merger and without any action on the part of Purchaser, Merger Sub or the Company, the following shall occur:

(a)                Stock of Merger Sub. Each share of Merger Sub’s capital stock issued and outstanding immediately prior to the Effective Time shall be converted into and become one validly issued, fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation.

(b)               Cancellation of Treasury Stock. Each share of capital stock of the Company issued and outstanding immediately prior to the Effective Time that is owned by the Company (as treasury stock or otherwise) shall automatically be cancelled and retired and shall cease to exist, and no cash or other consideration shall be delivered or deliverable in exchange therefor.

(c)                Treatment of Preferred Stock and Common Stock at the Closing and Post-Closing. Subject to Section 2.4(d), each share of Preferred Stock and each share of Common Stock issued and outstanding immediately prior to the Effective Time shall convert into the right to receive (i) a portion of the Closing Merger Consideration in cash, without interest, if any, as set forth below in this Section 2.4(c), and payable in accordance with Article III, and (ii) a portion of any Post-Closing Payment in cash, without interest, if any, as set forth below in this Section 2.4(c), and payable in accordance with Section 3.8, Section 3.10, Section 7.4, Section 10.8 or otherwise hereunder following the Closing for the benefit of the Company Securityholders. All such shares of Preferred Stock and Common Stock shall cease to be outstanding and shall automatically be canceled and retired and shall cease to exist at the Effective Time, and each certificate previously evidencing any such shares shall thereafter represent only the right to receive the portion of the Closing Merger Consideration and Post-Closing Payments set forth below in this Section 2.4(c) or, if applicable, under Section 262 of the DGCL (“Section 262”); provided, however, that holders of Dissenting Shares shall only be entitled to consideration as set forth in Section 2.4(d). Except as otherwise provided herein or by the DGCL, the holders of shares of Preferred Stock and Common Stock issued and outstanding immediately prior to the Effective Time (such holders, the “Company Stockholders”) shall from and after the Effective Time cease to have any rights with respect to such shares of Preferred Stock and Common Stock; and, notwithstanding anything elsewhere to the contrary, from and after the Effective Time, in no event shall the holders of shares of Preferred Stock have any right to any accrued and unpaid dividends with respect to such shares of Preferred Stock and such holders shall only have the right to receive the portion of the Closing Merger Consideration and Post-Closing Payments set forth below in this Section 2.4(c). Payments to holders of Dissenting Shares pursuant to Section 262 of the DGCL (and costs incurred in connection therewith) that are not satisfied from the Closing Merger Consideration will be paid from the Adjustment Escrow Account or, if there are insufficient funds in the Adjustment Escrow Account, from the Indemnification Escrow Account.

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(i)                 Series C Preferred Stock. Subject to Section 3.9, each holder of Series C Preferred Stock shall be entitled to receive upon the Effective Time with respect to each share of Series C Preferred Stock held by such Company Stockholder immediately prior to the Effective Time, the portion of the Closing Merger Consideration payable thereon pursuant to Article IV, Part C, Subsection 2(a) of the Company Charter taking into account, if applicable, the aggregate exercise price of the Options with respect to which the holders thereof will receive a payment pursuant to Section 2.4(e)(i) (the aggregate amount payable to all holders of Series C Preferred Stock at the Effective Time under this Section 2.4(c)(i), the “Series C Preferred Closing Merger Consideration”). Following the Effective Time, upon any Post-Closing Payment and subject to Section 3.9, each holder of Series C Preferred Stock shall be entitled to receive with respect to each share of Series C Preferred Stock held by such Company Stockholder immediately prior to the Effective Time, the portion of such Post-Closing Payment payable thereon pursuant to Article IV, Part C, Subsection 2(a) of the Company Charter taking into account, if applicable, the aggregate exercise price of the Options with respect to which the holders thereof will receive a payment pursuant to Section 2.4(e)(ii) (at any given time, the aggregate amount paid or payable to all holders of Series C Preferred Stock under this Section 2.4(c)(i), the “Aggregate Series C Preferred Consideration”).

(ii)               Series B Preferred Stock. Subject to Section 3.9, each holder of Series B Preferred Stock shall be entitled to receive upon the Effective Time with respect to each share of Series B Preferred Stock held by such Company Stockholder immediately prior to the Effective Time, the portion of the Closing Merger Consideration payable thereon pursuant to Article IV, Part C, Subsection 2(a) of the Company Charter taking into account, if applicable, the aggregate exercise price of the Options with respect to which the holders thereof will receive a payment pursuant to Section 2.4(e)(i) (the aggregate amount payable to all holders of Series B Preferred Stock at the Effective Time under this Section 2.4(c)(ii), the “Series B Preferred Closing Merger Consideration”). Following the Effective Time, upon any Post-Closing Payment and subject to Section 3.9, each holder of Series B Preferred Stock shall be entitled to receive with respect to each share of Series B Preferred Stock held by such Company Stockholder immediately prior to the Effective Time, the portion of such Post-Closing Payment payable thereon pursuant to Article IV, Part C, Subsection 2(a) of the Company Charter taking into account, if applicable, the aggregate exercise price of the Options with respect to which the holders thereof will receive a payment pursuant to Section 2.4(e)(ii) (at any given time, the aggregate amount paid or payable to all holders of Series B Preferred Stock under this Section 2.4(c)(ii), the “Aggregate Series B Preferred Consideration”).

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(iii)             Series A Preferred Stock. Subject to Section 3.9, each holder of Series A Preferred Stock shall be entitled to receive upon the Effective Time with respect to each share of Series A Preferred Stock held by such Company Stockholder immediately prior to the Effective Time, the portion of the Closing Merger Consideration payable thereon pursuant to Article IV, Part C, Subsection 2(a) of the Company Charter taking into account, if applicable, the aggregate exercise price of the Options with respect to which the holders thereof will receive a payment pursuant to Section 2.4(e)(i) (the aggregate amount payable to all holders of Series A Preferred Stock at the Effective Time under this Section 2.4(c)(iii), the “Series A Preferred Closing Merger Consideration”, and together with the Series B Preferred Closing Merger Consideration and the Series C Preferred Closing Merger Consideration, the “Preferred Stock Closing Merger Consideration”). Following the Effective Time, upon any Post-Closing Payment and subject to Section 3.9, each holder of Series A Preferred Stock shall be entitled to receive with respect to each share of Series A Preferred Stock held by such Company Stockholder immediately prior to the Effective Time, the portion of such Post-Closing Payment payable thereon pursuant to Article IV, Part C, Subsection 2(a) of the Company Charter taking into account, if applicable, the aggregate exercise price of the Options with respect to which the holders thereof will receive a payment pursuant to Section 2.4(e)(ii) (at any given time, the aggregate amount paid or payable to all holders of Series A Preferred Stock under this Section 2.4(c)(iii) (the “Aggregate Series A Preferred Consideration”), and together with the Aggregate Series B Preferred Consideration and the Aggregate Series C Preferred Consideration, the “Aggregate Preferred Consideration”).

(iv)             Common Stock. If the Closing Merger Consideration exceeds the Preferred Stock Closing Merger Consideration, subject to Section 3.9, each holder of Common Stock shall be entitled to receive upon the Effective Time with respect to each share of Common Stock held by such Company Stockholder immediately prior to the Effective Time, the Per Common Share Closing Merger Consideration. Following the Effective Time, if the sum of the Closing Merger Consideration plus all Post-Closing Payments that have been made or are payable exceeds the Aggregate Preferred Consideration, subject to Section 3.9, each holder of Common Stock shall be entitled to receive upon any Post-Closing Payment with respect to each share of Common Stock held by such Company Stockholder immediately prior to the Effective Time, the Per Common Share Post-Closing Payment.

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(d)               Dissenting Shares. Notwithstanding anything in this Agreement to the contrary, each share of Common Stock or Preferred Stock that is held by a Company Stockholder (i) who has not voted in favor of the Merger or consented thereto in writing, (ii) who shall have properly demanded in writing appraisal of such shares pursuant to, and who complies in all respects with, Section 262 and (iii) who has neither effectively withdrawn nor lost the right to such payment (each such share, a “Dissenting Share” and collectively, the “Dissenting Shares”) shall not be converted into the right to receive any portion of the consideration specified in Section 2.4(c), but rather the holders of Dissenting Shares shall be entitled only to payment of the fair value of such Dissenting Shares in accordance with Section 262; provided, however, that if any such Company Stockholder shall fail to perfect or otherwise shall waive, withdraw or lose the right to appraisal under Section 262, then the right of such Company Stockholder to be paid the fair value of such holder’s Dissenting Shares shall cease and such Dissenting Shares shall be deemed to have been converted as of the Effective Time into, and to have become exchangeable solely for the right to receive, the applicable consideration specified in Section 2.4(c), without any interest thereon.

(e)                Company Options. As contemplated by and in accordance with the Option Termination Agreements, each Option, whether vested or unvested, that is outstanding and unexercised immediately prior to the Effective Time of the Merger shall be cancelled as of the Effective Time (without regard to the exercise price of such Option) in exchange for the right to receive from the Surviving Corporation (or a Subsidiary thereof) or Purchaser, in accordance with this Section 2.4(e) and the terms and conditions of this Agreement, the following:

(i)                 Upon the Effective Time, a cash payment, if any, in an amount equal to the Per Common Share Closing Merger Consideration with respect to each share of Common Stock underlying such Option with the aggregate amount of such payment rounded down to the nearest cent, minus the exercise price for each share of Common Stock underlying such Option (the “Closing Option Payment Amount”), such amount to be paid to the holder of such Option as soon as reasonably practicable following the Effective Time either (1) through the payroll of the appropriate Amtrol Company (without interest), less such amount as is required to be withheld or deducted under the Code or any applicable provision of applicable Law with respect to making such payment in the amount (with regard to each Company Optionholder who was an employee of any Amtrol Company at the time the Option was issued) or (2) by check or wire transfer of immediately available funds (with regard to each Company Optionholder who was not an employee of any Amtrol Company at the time the Option was issued); provided, however, that if the Closing Option Payment Amount is equal to or less than zero ($0), then such Option shall not be eligible to receive any portion of the Closing Merger Consideration.

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(ii)               Following the Effective Time, upon any Post-Closing Payment, a cash payment in an amount equal to the Per Common Share Post-Closing Payment with respect to each share of Common Stock underlying such Option with the aggregate amount of such payment rounded down to the nearest cent, minus, to the extent that such Post-Closing Payment is the first payment hereunder with respect to which such Option is an Eligible Option, the exercise price for each share of Common Stock underlying such Option, such amount to be paid to the holder of such Option as soon as reasonably practicable following such Post-Closing Payment either (1) through the payroll of the appropriate Amtrol Company (without interest), less such amount as is required to be withheld or deducted under the Code or any applicable provision of applicable Law with respect to making such payment in the amount (with regard to each Company Optionholder who was an employee of any Amtrol Company at the time the Option was issued) or (2) by check or wire transfer of immediately available funds (with regard to each Company Optionholder who was not an employee of any Amtrol Company at the time the Option was issued); provided, however, that if such Post-Closing Payment taken together with all prior Post-Closing Payments are in the aggregate equal to or less than zero ($0), then such Option shall not be eligible to receive any portion of such applicable Post-Closing Payment.

(iii)             For the avoidance of doubt, any amounts paid to a Company Optionholder pursuant to Section 2.4(e)(i) and Section 2.4(e)(ii) shall be contributed by Purchaser to the Company, and paid by the Company to the Company Optionholder as payment in cancellation of the Option.

2.5.            Stock Certificates. Each certificate that, before the Effective Time, represented shares of Preferred Stock or shares of Common Stock will, from and after the Effective Time, for all purposes, evidence only the right to receive the applicable portion of the Closing Merger Consideration and Post-Closing Payments, if any, as described in Article III.

2.6.            Withholding Rights. Each of Purchaser, the Surviving Corporation and the Stockholder Representative, together with their respective agents, shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code or any other applicable Tax Law. The parties intend that the Stockholder Representative be given notice five (5) days prior to such withholding to the extent it relates to payments being made after the Closing Date. To the extent that amounts are so withheld by Purchaser, the Surviving Corporation, the Stockholder Representative, or their respective agents, as the case may be, such withheld amounts (a) shall be remitted by Purchaser, the Surviving Corporation, the Stockholder Representative, or their respective agents, as applicable, to the applicable Governmental Body and (b) shall be treated for all purposes of this Agreement as having been paid to the applicable Person in respect of which such deduction and withholding was made by Purchaser, the Surviving Corporation, the Stockholder Representative, or their respective agents, as the case may be.

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Article III

CLOSING; CONVERSION OF SECURITIES; MERGER CONSIDERATION;
EXCHANGE OF CERTIFICATES

3.1.            Closing Date. Subject to the terms and conditions hereof, the consummation of the Merger as contemplated hereby (the “Closing”) shall take place either (a) at the offices of Locke Lord LLP located at 2800 Financial Plaza, Providence, Rhode Island (or at such other place as the parties may designate in writing), or (b) by teleconference and/or through electronic exchange of transaction documents in portable document format by facsimile and/or electronic mail, in either case as promptly as practicable on a date hereof following the execution and delivery of this Agreement, unless another time or date or both are agreed to in writing by the parties hereto.  The date on which the Closing shall be held is referred to in this Agreement as the “Closing Date.”

3.2.            Merger Consideration. The aggregate consideration payable pursuant to the Merger to the Company Securityholders shall be an amount in cash equal to the following (the “Merger Consideration”):

(a)                $283,000,000; plus

(b)               Closing Cash; plus

(c)                the amount by which the Closing Working Capital is greater than the Working Capital Target, or minus the amount by which Closing Working Capital is less than Working Capital Target; minus

(d)               Company Indebtedness as of the Closing, including without limitation, all amounts owing by the Amtrol Companies under the Credit Facility, the Alfa Bank Debt Amount and the Government Loan Amount; minus

(e)                Company Transaction Expenses.

3.3.            Pre-Closing Estimate. Not fewer than two (2) Business Days prior to the Closing, the Company shall deliver to Purchaser a worksheet (the “Pre-Closing Calculation”) setting forth the Company’s good faith estimate of the Merger Consideration, including a presentation of the calculations of the items comprising the good faith estimates of Closing Working Capital, Closing Cash, Company Indebtedness, the Government Loan Amount, the Alfa Bank Debt Amount and Company Transaction Expenses as of the Closing Date (the “Estimated Merger Consideration”). Purchaser shall have the opportunity to review the Preliminary Closing Statement and the materials and information used by the Company in preparing the Pre-Closing Calculation, and the Company shall discuss in good faith any modifications thereto proposed by Purchaser. The Company shall prepare the Pre-Closing Calculation (including the determinations of each item included therein) in accordance with Section 3.10(e). In connection, and simultaneously, with the delivery of the Pre-Closing Calculation, the Company shall deliver to Purchaser and the Paying Agent a copy of Exhibit D (the “Allocation Statement”) that reflects, among other things, as of the Closing, disbursements, and allocation of, the Estimated Merger Consideration among the Company Securityholders as contemplated by Section 2.4 and a calculation of each Company Securityholder’s Pro Rata Share based upon the distribution of the Estimated Merger Consideration. The Allocation Statement accurately sets forth the amount of the Estimated Merger Consideration that is payable to each of the Company Securityholders as a result of the Merger and the termination and cancellation pursuant to Section 2.4 of this Agreement of such Company Securityholder’s Common Stock, Preferred Stock or Options, as applicable. The Allocation Statement also accurately sets forth each Company Securityholder’s Pro Rata Share of any Post-Closing Payments. Other than as set forth in the Allocation Statement, no Company Securityholder shall have the right to receive any payments from Purchaser, Merger Sub, the Company or any Company Subsidiary pursuant to this Agreement or as a result of the Merger.

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3.4.            Deposits with Escrow Agent. Pursuant to the Escrow Agreement attached hereto as Exhibit E (the “Escrow Agreement”), Purchaser and the Stockholder Representative (on behalf of the Company Securityholders) shall on the Closing Date appoint Delaware Trust Company as the escrow agent (in such capacity, the “Escrow Agent”) to hold the Adjustment Escrow Amount and the Indemnification Escrow Amount in two segregated accounts. At the Closing, Purchaser shall deposit with the Escrow Agent (a) a portion of the Estimated Merger Consideration equal to $2,830,000 (the “Indemnification Escrow Amount”), by wire transfer of immediately available funds, such amount to be held in a segregated account (the “Indemnification Escrow Account”) and disbursed for the purpose of paying (i) any post-Closing adjustment to the Merger Consideration in favor of the Purchaser Indemnified Persons pursuant to the indemnification obligations of the Company Securityholders set forth in Article X, (ii) any post-Closing adjustment to the Merger Consideration due and owing to Purchaser pursuant to Section 3.10, and (iii) any Pre-Closing Tax Liability, to the extent that any such payment described in clause (ii) or (iii) is due and such payment exceeds the amount held in the Adjustment Escrow Account at such time, and (b) a portion of the Estimated Merger Consideration equal to $3,500,000 (the “Adjustment Escrow Amount”), by wire transfer of immediately available funds, such amount to be held in a segregated account (the “Adjustment Escrow Account”) and disbursed for the purpose of paying (i) any post-Closing adjustment to the Merger Consideration due and owing to Purchaser pursuant to Section 3.10, (ii) the costs and expenses described in Section 7.4(a)(ii), and (iii) any Pre-Closing Tax Liability.

3.5.            Company Indebtedness under Credit Facility. On the Closing Date, simultaneously with the Closing, Purchaser shall repay, or cause to be repaid, for the account of the Amtrol Companies, by wire transfer of immediately available funds, all Company Indebtedness then outstanding under the Credit Facility, as directed by the administrative agent thereunder in the Credit Facility Payoff Letter.

3.6.            Government Loan Amount. Following the Closing Purchaser shall, and shall cause the Amtrol Companies to, use commercially reasonable efforts to secure the forgiveness of those portions of the Government Loan Amount that are subject to forgiveness in accordance with their terms; provided, however, that (i) the Stockholder Representative, on behalf of the Company Securityholders, shall reimburse Purchaser and the Amtrol Companies for (A) any reasonable documented out-of-pocket expenses incurred in connection with seeking the forgiveness of any portion of the Government Loan Amount and (B) any Taxes which become payable as a result of the forgiveness of any portion of the Government Loan Amount, and (ii) for avoidance of doubt, Purchaser and the Amtrol Companies shall have no obligation to take any action that is commercially unreasonable or is inconsistent with their business plan for the purpose of obtaining forgiveness of the Government Loan Amount. Subject to any offset provided for in Section 3.10(f), if and when any portion(s) of the Government Loan Amount are forgiven, within fifteen (15) Business Days of receiving notice of such forgiveness, Purchaser shall pay to the Stockholder Representative the forgiven amount, less (1) the amount of any expenses incurred by Purchaser or the Amtrol Companies in connection with obtaining such forgiveness and (2) any Taxes payable by Purchaser or the Amtrol Companies as a result of obtaining such forgiveness (to the extent such Taxes have not previously been reimbursed by the Stockholder Representative pursuant to clause (i) of the first sentence of this Section 3.6, by wire transfer of immediately available funds to such account as designated in writing by the Stockholder Representative.

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3.7.            Company Transaction Expenses; Closing Option Payment Amounts. Simultaneously with the Closing, Purchaser shall pay, or cause to be paid, on behalf of the Amtrol Companies, all unpaid Company Transaction Expenses, which shall be identified in the Pre-Closing Calculation. In addition, simultaneously with the Closing, Purchaser shall pay, or cause to be paid, to the Surviving Corporation, from the Merger Consideration, the aggregate Closing Option Payment Amounts for further prompt distribution by the appropriate Amtrol Company to the applicable Company Optionholders in accordance with Section 2.4(e)(i) of this Agreement.

3.8.            Reserve Account. The Stockholder Representative may establish a reserve account (the “Reserve Account”) on account of all Company Securityholders in an aggregate amount determined by the Stockholder Representative in its sole discretion (the amount so established, the “Reserve Amount”) to pay costs, fees and expenses incurred by or for the benefit of the Company Securityholders on or after the Closing in connection with the transactions contemplated by this Agreement, including pursuant to Section 3.6. The Reserve Amount shall be payable from the Merger Consideration. Upon the written request of the Stockholder Representative given to Purchaser at least two (2) Business Days prior to the Closing, at the Closing, Purchaser shall wire transfer the amount identified by the Stockholder Representative as the Reserve Amount in immediately available funds to an account designated by the Stockholder Representative. To the extent amounts placed into the Reserve Account are not used, or in the judgment of the Stockholder Representative are not expected to be used, to pay costs, fees and expenses incurred in connection with the transactions contemplated by this Agreement, including costs associated with any indemnification claims, such remaining amount, together with all earnings thereon, shall be distributed to the Paying Agent to deposit into the Payment Fund and disburse to the applicable Company Securityholders as a Post-Closing Payment hereunder, in each case as determined pursuant to and in accordance with Section 2.4. The Stockholder Representative shall have sole and exclusive authority to disburse and pay amounts placed into the Reserve Account consistent with the provisions of this Agreement, including delivering any such amounts to the Paying Agent to deposit into the Payment Fund and disburse to the applicable Company Securityholders in accordance with the written instructions of the Stockholder Representative.

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3.9.            Surrender and Payment to Company Securityholders.

(a)                Deposit With Paying Agent. Delaware Trust Company shall be engaged to act as the paying agent (in such capacity, the “Paying Agent”) for the purpose of exchanging Share Certificates for the Estimated Merger Consideration, in accordance with Section 2.4 and this Article III, and also for the purposes of distributing any additional amounts received by the Paying Agent in accordance with Section 3.10 or otherwise pursuant to this Agreement and the Paying Agent Agreement. Prior to the Effective Time, Purchaser shall deposit, or cause to be deposited, with the Paying Agent, for the benefit of the Company Securityholders, by wire transfer of immediately available funds on behalf of all Company Securityholders, an amount equal to: (i) the Estimated Merger Consideration (as set forth in the Pre-Closing Calculation) less (ii) the sum of (A) the Indemnification Escrow Amount, (B) the Adjustment Escrow Amount, (C) the Reserve Amount and (D) the sum of the Closing Option Payment Amounts for all of the Options (such amount required to be deposited with the Paying Agent, together with any additional amounts deposited with the Paying Agent pursuant to Section 3.10 or otherwise pursuant to this Agreement, the “Payment Fund”) to be held by the Paying Agent in accordance with the terms of the Paying Agent Agreement and this Agreement. The Payment Fund shall not be used for any purpose other than the payment of the Estimated Merger Consideration and additional amounts pursuant to Section 3.8 and Section 3.10, and the Payment Fund shall not be subject to any claim of Purchaser, including claims under Section 3.10, Article X or otherwise. The Payment Fund shall be invested by the Paying Agent in a money market account or in such other investment(s) as may be mutually agreed upon by the parties hereto. Any net profit resulting from, or interest or income produced by, such investment shall be payable to the Surviving Corporation. The parties hereto agree to treat such net profit, interest, or income described in the preceding sentence as owned by the Surviving Corporation for U.S. federal income tax purposes (and to file all Tax Returns on a basis consistent with such treatment) to the extent permitted by applicable Law.

(b)               Share Exchange Procedures. At or after the Closing, each Company Stockholder shall surrender to the Paying Agent the certificates evidencing such Person’s shares of Common Stock and/or Preferred Stock (the “Share Certificates”) for cancellation, together with a completed and executed letter of transmittal, in substantially the form attached as Exhibit F hereto (the “Letter of Transmittal”), upon which the Paying Agent shall pay from the Payment Fund to the holder of each such Share Certificate, in exchange therefor, the amount of cash in immediately available funds which such holder has the right to receive in respect of the shares of Preferred Stock or the shares of Common Stock formerly represented by such Share Certificate pursuant to Section 2.4(c), and the Share Certificate so surrendered shall forthwith be cancelled. In the event of a transfer of ownership of Shares that is not registered in the transfer records of the Company, payment of the relevant portion of the Merger Consideration may be made to a Person other than the Person in whose name the Share Certificate so surrendered is registered if the Share Certificate representing such Shares shall be properly endorsed or otherwise be in proper form for transfer and the Person requesting such payment shall pay any transfer or other Taxes required by reason of the payment of the relevant portion of the Merger Consideration to a Person other than the registered holder of such Share Certificate or establish to the reasonable satisfaction of Purchaser that such tax has been paid or is not applicable. Until surrendered as contemplated by this Section 3.9(b), each Share Certificate shall be deemed at all times after the Effective Time to represent only the right to receive upon such surrender (or at such other applicable time) such portion of the Merger Consideration (and adjustments thereto pursuant to this Agreement) to which the holder of such Share Certificate is entitled pursuant and subject to Article II and this Article III, subject to the indemnification obligations set forth in Article X. In the event any Share Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Share Certificate to be lost, stolen or destroyed, the Paying Agent will issue the portion of the Merger Consideration (and adjustments thereto pursuant to this Agreement) to which such Person is entitled pursuant and subject to Article II and this Article III, in exchange for such lost, stolen or destroyed Share Certificate. Delivery of such affidavit shall be deemed delivery of a Share Certificate with respect to the relevant Shares for purposes of this Article III.

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(c)                Post-Closing Payments. From and after the Closing, (i) with respect to each Company Stockholder who surrendered to the Paying Agent such Company Stockholder’s Share Certificates for cancellation, together with a completed and executed Letter of Transmittal, the Paying Agent shall pay from the Payment Fund to such Company Stockholder any and all additional amounts of cash in immediately available funds which such Company Stockholder has the right to receive in connection with any Post-Closing Payments, in each case in accordance with the written instructions of the Stockholder Representative, and (ii) with respect to each Company Optionholder who holds an Eligible Option and who delivered an Option Termination Agreement, the Paying Agent shall pay from the Payment Fund to the Surviving Corporation for payment to the applicable Company Optionholder either (1) through the payroll of the appropriate Amtrol Company (without interest), less such amounts as are required to be withheld or deducted under the Code or any applicable provision of applicable Law with respect to making such payment in the amount (with regard to each Company Optionholder who was an employee of any Amtrol Company at the time the Options were issued) or (2) by check or wire transfer of immediately available funds (with regard to each Company Optionholder who was not an employee of any Amtrol Company at the time the Options were issued), any and all additional amounts of cash in immediately available funds which such holder has the right to receive in connection with any Post-Closing Payments, in each case in accordance with the written instructions of the Stockholder Representative.

3.10.        Post-Closing Adjustments.

(a)                No later than the 75th day following the Closing Date (the “Delivery Date”), Purchaser will prepare and deliver to the Stockholder Representative a consolidated balance sheet of the Amtrol Companies as of the Adjustment Time (the “Closing Balance Sheet”), together with a statement (the “Closing Statement”) setting forth Purchaser’s calculation of the Merger Consideration and each of the components thereof, including a presentation of the calculations of the items comprising the Closing Working Capital, Closing Cash, Company Indebtedness and Company Transaction Expenses as of the Closing Date. Purchaser will prepare the Closing Balance Sheet and the Closing Statement (including the determinations included therein) in accordance with Section 3.10(e). The parties hereto acknowledge and agree that no adjustments shall be made to the Working Capital Target.

(b)               During the sixty (60)-day period immediately following the Stockholder Representative’s receipt of the Closing Balance Sheet and the Closing Statement, or in the event Purchaser shall fail to deliver the Closing Balance Sheet and the Closing Statement on or prior to the Delivery Date (in which case, at the Stockholder Representative’s option, the Pre-Closing Calculation delivered in accordance with Section 3.3 will be deemed to be the Closing Statement and the Estimated Merger Consideration set forth therein will be deemed to be the Final Merger Consideration for all purposes hereof), during the sixty (60)-day period immediately following the Delivery Date, the Stockholder Representative and its representatives (1) will be permitted to review, during normal business hours and upon reasonable notice, the Company’s and Purchaser’s books and records and the working papers (but not the working papers of the Company’s or Purchaser’s accounting firm) that are relevant to the preparation of the Closing Balance Sheet and the Closing Statement (including the determinations included therein), and (2) will be given access, during normal business hours and upon reasonable notice, to knowledgeable employees and accounting professionals of Purchaser and the Company as are reasonably necessary and relevant to facilitate the Stockholder Representative’s review of the Closing Balance Sheet and the Closing Statement. The Closing Balance Sheet and the Closing Statement (including the determinations included therein) will become final, binding and conclusive upon Purchaser and the Stockholder Representative upon the earliest to occur of:

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(i)                 the 60th day following the Stockholder Representative’s receipt thereof, unless Purchaser receives from the Stockholder Representative prior to such 60th day written notice of the Stockholder Representative’s disagreement (a “Dispute Notice”) with any account or determination set forth in the Closing Balance Sheet or the Closing Statement, which Dispute Notice shall specify in reasonable detail the nature and dollar amount of any disagreement so asserted (collectively, the “Disputed Items”);

(ii)               notification by the Stockholder Representative to Purchaser that the Stockholder Representative does not dispute the Closing Balance Sheet and Closing Statement;

(iii)             in the event that Purchaser shall have failed to deliver the Closing Balance Sheet and the Closing Statement on or prior to the Delivery Date, election by the Stockholder Representative that the Pre-Closing Calculation delivered in accordance with Section 3.3 will be deemed to be the Closing Statement;

(iv)             the date on which Purchaser and the Stockholder Representative resolve in writing all differences they have with respect to the Disputed Items; and

(v)               the date on which all of the Unresolved Items are finally resolved in writing by the Independent Accountants in accordance with Section 3.10(c).

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(c)                During the thirty (30) days following delivery of a Dispute Notice, Purchaser and the Stockholder Representative will seek in good faith to resolve in writing any differences that they have with respect to all of the Disputed Items. Any Disputed Item resolved in writing by Purchaser and the Stockholder Representative will be deemed final, binding and conclusive on Purchaser and the Stockholder Representative. Notwithstanding anything in Article X, if Purchaser and the Stockholder Representative do not reach agreement on all of the Disputed Items during such thirty (30)-day period (or such longer period as they shall mutually agree), then at the end of such thirty (30)-day (or longer) period, Purchaser and the Stockholder Representative will submit all unresolved Disputed Items (collectively, the “Unresolved Items”) to PricewaterhouseCoopers LLP (the “Independent Accountants”) to review and resolve such matters. In the event PricewaterhouseCoopers LLP is unwilling to review and resolve such matters, Purchaser and the Stockholder Representative shall work in good faith to agree upon and engage a suitable accounting firm to fill the role of the Independent Accountants. The Independent Accountants will determine each Unresolved Item (the amount of which may not be more favorable to Purchaser than the related amount reflected in the Closing Statement nor more favorable to the Stockholder Representative than the related amount set forth in the Dispute Notice) in accordance with Section 3.10(e) as promptly as may be reasonably practicable, and Purchaser and the Stockholder Representative will instruct the Independent Accountants to endeavor to complete such process within a period of no more than sixty (60) days. The Independent Accountants may conduct such proceedings as the Independent Accountants believe, in their sole discretion, will assist in the determination of the Unresolved Items; provided, however, that, except as Purchaser and the Stockholder Representative may otherwise agree, all communications between Purchaser and the Stockholder Representative or any of their respective representatives, on the one hand, and the Independent Accountants, on the other hand, will be in writing with copies simultaneously delivered to the non-communicating party. For purposes of the review by the Independent Accountants, the Independent Accountants shall make their determination based solely on presentations and supporting material provided by Purchaser and the Stockholder Representative and not pursuant to any independent audit or review. The Independent Accountants’ determination of the Unresolved Items, and the calculation of the Merger Consideration resulting therefrom, will be final, binding and conclusive on Purchaser and the Stockholder Representative, effective as of the date the Independent Accountants’ written determination is received by Purchaser and the Stockholder Representative. Each of Purchaser and the Stockholder Representative will bear its own legal, accounting and other fees and expenses of participating in such dispute resolution procedure. The fees and expenses of the Independent Accountants incurred pursuant to this Section 3.10(c) (the “Accounting Fees”) shall be allocated between Purchaser, on the one hand, and the Stockholder Representative, on the other hand, as follows: a portion of the Accounting Fees equal to the product of the Accounting Fees and a fraction, the numerator of which is the aggregate dollar amount of the Disputed Items resolved by the Independent Accountants in favor of Purchaser and the denominator of which is the aggregate dollar amount of all Disputed Items submitted to the Independent Accountants for resolution, shall be allocated to the Stockholder Representative, and the remainder shall be allocated to Purchaser (in each case as finally determined by the Independent Accountants).

(d)               (i) Subject to Section 3.10(f), upon final determination of the Merger Consideration pursuant to Section 3.10(b) or Section 3.10(c)  (as applicable) (the “Final Merger Consideration”), if the Estimated Merger Consideration exceeds the Final Merger Consideration, the Stockholder Representative and Purchaser shall within three (3) Business Days of the determination of the Final Merger Consideration issue joint written instructions directing the Escrow Agent to pay to Purchaser the amount of such excess out of the Adjustment Escrow Account by wire transfer of immediately available funds to the account specified by Purchaser; provided, however, that if the amount of such excess is greater than the amount of the Adjustment Escrow Amount, then the Stockholder Representative and Purchaser shall issue joint written instructions directing the Escrow Agent to pay the amount of such shortfall out of the Indemnification Escrow Account by wire transfer of immediately available funds to the account specified by Purchaser.

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(ii)       If the Final Merger Consideration exceeds the Estimated Merger Consideration, Purchaser will pay to the Paying Agent for deposit into the Payment Fund, the amount of such excess, which amount will thereafter be promptly distributed to the Company Securityholders in accordance with Section 2.4 and the written instructions of the Stockholder Representative. Any amount payable by Purchaser to the Paying Agent pursuant to this Section 3.10(d)(ii) will be paid within three (3) Business Days of the determination of the Final Merger Consideration by wire transfer of immediately available funds.

(iii) (1) No later than the 100th day following the Closing Date, Purchaser shall prepare and deliver to the Stockholder Representative a written statement of the amount of Pre-Closing Tax Liabilities paid on or prior to, or expected to be paid after, such date, together with a statement setting forth Purchaser’s calculation of such amount. In the event that the Stockholder Representative reasonably disagrees with any aspect of such computation and provides written notice of such disagreement (a “Tax Objection Notice”) to Purchaser within ten (10) Business Days after receipt of such computation (the “Objection Deadline”), time being of the essence, any disagreement which is not resolved by mutual agreement of Purchaser and the Stockholder Representative within ten (10) Business Days following the Stockholder Representative’s delivery of the Tax Objection Notice will be resolved by the Independent Accountants in accordance with the same rules and procedures set forth in Section 3.10(c), whose resolution shall be final, binding and conclusive on the parties hereto. Purchaser and the Stockholder Representative will instruct the Independent Accountants to endeavor to complete such process within a period of no more than sixty (60) days. The fees of the Independent Accountants shall be allocated pursuant to the procedure set forth in Section 7.4(a)(i). In the event that Purchaser does not receive such written notice from the Stockholder Representative by the Objection Deadline, then Purchaser’s computation of the Pre-Closing Tax Liabilities shall be final. No later than two (2) Business Days following the date on which the amount of the Pre-Closing Tax Liabilities is been finalized pursuant to this Section 3.10(d)(iii)(1), Purchaser and the Stockholder Representative will issue a joint written instruction to the Escrow Agent, to pay to Purchaser any such Pre-Closing Tax Liabilities for which Purchaser has not previously received payment from the Company Securityholders through payment from the Adjustment Escrow Account or offset against Post-Closing Payments as provided in Section 3.10(f).

(2) (A) Promptly after the Adjustment Escrow Release Date, Purchaser and the Stockholder Representative will issue joint written instructions directing the Escrow Agent to pay to the Stockholder Representative any amount remaining in the Adjustment Escrow Account which is not subject to a dispute between the parties and the amount subject to dispute shall be retained in the Adjustment Escrow Account;

       (B)       Any amount in the Adjustment Escrow Account that is subject to dispute shall be released from the Adjustment Escrow Account pursuant to a joint written instruction from Purchaser and Stockholder Representative, in accordance with the manner in which the dispute at issue are resolved; and

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       (C) Promptly after the Adjustment Escrow Release Date, Purchaser shall pay to the Stockholder Representative, any Post-Closing Payments to which the Company Securityholders are entitled, which Purchaser has received but have been held consistent with Section 3.10(f) (the amount of which Post-Closing Payments shall have been reduced, for the avoidance of doubt, by amounts that Purchaser has elected to offset against such Post-Closing Payments as described in Section 3.10(f)(ii), and any portion of such Post-Closing Payments that Purchaser has deposited into the Adjustment Escrow Account or the Indemnification Escrow Account as described in Section 3.10(f)(iii)); provided that if there is a dispute between Purchaser and the Stockholder Representative and the amount in dispute exceeds the amount in the Adjustment Escrow Account, Purchaser may retain an amount equal to the excess until the dispute is settled.

(e)                For the purposes of this Article III, each amount included in the Pre-Closing Calculation, the Closing Statement and the Closing Balance Sheet will (i) be prepared in accordance with GAAP with the modification reflected in Schedule 3.10(e) and calculated utilizing the accounting principles, policies, practices and methods reflected on Schedule 3.10(e) hereto and (ii) be consistent with the audited Financial Statements delivered to Purchaser pursuant to Section 4.6.

(f)                Notwithstanding anything to the contrary in this Agreement, (i) in no event shall Purchaser be required to make any Post-Closing Payment to the Stockholder Representative (for distribution to the Company Securityholders in accordance with Section 2.4) with respect to the post-Closing adjustments contemplated by this Section 3.10 (including, for the avoidance of doubt, any payments contemplated by Section 7.4 or elsewhere in this Agreement) until after the Adjustment Escrow Release Date; and (ii) Purchaser shall be entitled to offset against any Post-Closing Payments due to the Stockholder Representative (for distribution to the Company Securityholders in accordance with Section 2.4), any amounts owed to Purchaser by the Company Securityholders with respect to the post-Closing adjustments contemplated by this Section 3.10, or any Pre-Closing Tax Liability; and (iii) to the extent that any amount has been distributed out of (A) the Adjustment Escrow Account, or (B) the Indemnification Escrow Account to reimburse Purchaser with respect to the post-Closing adjustments contemplated by this Section 3.10, or any Pre-Closing Tax Liability, instead of paying any Post-Closing Payment that the Stockholder Representative is otherwise entitled to pursuant to the application of Section 7.4(a)(ii) or elsewhere in this Agreement, Purchaser may deposit such Post-Closing Payment (up to the aggregate amount of the previous distributions from such account described in clauses (A) and (B) above) into the Adjustment Escrow Account or the Indemnification Escrow Account, as applicable, on behalf of the Company Securityholders; provided however, that in no event shall the Purchaser deposit any additional amounts into the Adjustment Escrow Account following the Adjustment Escrow Release Date.

(g)               If at any time Purchaser believes it will be entitled to payment out of the Adjustment Escrow Account or the Indemnification Escrow Account as a result of the determination of the Final Merger Consideration, due to any Pre-Closing Tax Liability or for any other matter provided for in this Agreement, Purchaser shall be entitled to make a claim against the Adjustment Escrow Account or the Indemnification Escrow Account, as applicable, for such matter and the amount so claimed shall be held in the Adjustment Escrow Account or the Indemnification Escrow Account, as applicable, until the matter is finally resolved and payment is made with respect thereto pursuant to and in accordance with the terms of this Agreement.

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Article IV

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company hereby represents and warrants to Purchaser as hereafter set forth in this Article IV. Each item disclosed in the schedules to this Agreement (the “Disclosure Schedules”) shall be deemed to be disclosed with respect to each Disclosure Schedule to this Agreement to which it relates and/or representation and warranty herein given, without the necessity of repetitive disclosure or cross-reference, so long as such item is fairly described and the application or relevance of such disclosure to the matter in question is reasonably apparent on its face. The Disclosure Schedules may include items or information that the Company is not required to disclose under this Agreement. Disclosure of such items or information shall not affect, directly or indirectly, the interpretation of this Agreement or the scope of the disclosure obligations of the Company under this Agreement, and inclusion of information in the Disclosure Schedules shall not be construed as an admission that such information is material. Unless it is evident that a representation and warranty set forth in this Article IV is being made specifically with respect to the Company or any particular Subsidiary of the Company, all representations and warranties set forth in this Article IV that are made with respect to the Company shall also be deemed to be made with respect to each of the Company’s Subsidiaries. All references in this Article IV to a “Schedule” or “Schedules” refer to the Disclosure Schedules.

4.1.            Organization and Good Standing. The Amtrol Companies are entities duly organized, validly existing and in good standing under the laws of the jurisdictions in which they were organized and have all requisite legal power and authority to own, lease and operate their respective properties and assets and to carry on their respective businesses as now conducted. Each Amtrol Company is duly qualified or authorized to do business as a foreign entity and is in good standing under the laws of each jurisdiction in which it owns or leases real property and each other jurisdiction in which the conduct of its business or the ownership of its properties or assets requires such qualification or authorization, except where the failure to be so qualified, authorized or in good standing has not had, and will not have, individually or in the aggregate, a Material Adverse Effect. The Company has made available to Purchaser true, correct and complete copies of the organizational and governing documents of each of the Amtrol Companies as amended and in effect on the date of this Agreement. Schedule 4.1 lists, for each of the Amtrol Companies: (a) its legal name and each fictitious name which it uses in its business; (b) its type of legal entity and treatment for Tax purposes; (c) its jurisdiction of organization; (d) each jurisdiction in which it is qualified or authorized to do business as a foreign entity; and (e) each jurisdiction in which it is required to pay Taxes.

4.2.            Authorization of Agreement. The Company has all requisite power and authority to execute and deliver this Agreement and each other agreement, document, instrument or certificate that is executed and delivered by the Company in connection with the consummation of the transactions contemplated by this Agreement (the “Company Documents”), and, subject to the Company Stockholder Approval, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Company Documents and, after receipt of the Company Stockholder Approval, the consummation of the transactions contemplated hereby and thereby will have been duly authorized by all requisite corporate action on the part of the Company and no other or further action or proceeding on the part of the Company or the Company Securityholders is necessary to authorize the execution and delivery by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby. This Agreement has been, and each of the Company Documents will be at or prior to the Closing, duly and validly executed and delivered by the Company and (assuming the due authorization, execution and delivery by the other parties hereto and thereto) this Agreement constitutes, and each of the Company Documents when so executed and delivered will constitute, a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).

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4.3.            Conflicts; Consents of Third Parties.

(a)                Except as set forth on Schedule 4.3(a), the execution, delivery and performance by the Company of this Agreement or the Company Documents does not, and the consummation of the transactions contemplated hereby or thereby or compliance by the Company with any of the provisions hereof or thereof will not, conflict with or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, acceleration, modification or cancellation under, any provision of (i) the certificate of incorporation and by-laws or comparable organizational and governing documents of any Amtrol Company or any resolutions adopted by the board of directors or stockholders (or Persons exercising similar authority) of any Amtrol Company; (ii) any Contract or Permit to which an Amtrol Company is a party or by which any of the properties or assets of an Amtrol Company are bound; or (iii) any applicable Law or any Order of any Governmental Body applicable to an Amtrol Company or by which any of the properties or assets of an Amtrol Company are bound, other than, in the case of clauses (ii) and (iii), such conflicts, violations, defaults, terminations, accelerations, modifications or cancellations, that are not, individually or in the aggregate, material to the Amtrol Companies and that will not delay or impair the ability of the Company and the Company Securityholders to perform their respective obligations under this Agreement.

(b)               No consent, waiver, approval, Order, Permit or authorization of, or declaration or filing with, or notification to, any Governmental Body is required on the part of the Company or any of the other Amtrol Companies in connection with the execution, delivery and performance of this Agreement or the Company Documents or the compliance by the Company with any of the provisions hereof or thereof, or the consummation of the transactions contemplated hereby or thereby, except for (i) compliance with the applicable requirements of the HSR Act and any comparable Foreign Antitrust Laws, and (ii) such consents, waivers, approvals, Orders, Permits or authorizations as are specified on Schedule 4.3(b) or that, if not obtained, will not, individually or in the aggregate, be material to any of the Amtrol Companies or delay or impair the ability of the Company and the Company Securityholders to perform their respective obligations under this Agreement.

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4.4.            Capitalization.

(a)                The authorized capital stock of the Company consists of 20,000 shares of Series C Preferred Stock, 3,125 shares of Series B Preferred Stock, 3,752 shares of Series A Preferred Stock and 450,000 shares of Common Stock. As of the date hereof, the issued and outstanding shares of Preferred Stock and Common Stock are held by the Persons set forth on Schedule 4.4(a), and no shares of Preferred Stock or of Common Stock are held by the Company as treasury stock. Except as set forth on Schedule 4.4(a), no other equity interests of the Company are authorized, issued or outstanding. All of the issued and outstanding shares of Preferred Stock and of Common Stock have been duly authorized for issuance and are validly issued, fully paid and non-assessable and have not been issued in violation of any preemptive rights, rights of first refusal or similar rights of any Person.

(b)               Except as set forth on Schedule 4.4(b), there is no existing option, warrant, call, right, or Contract of any character to which the Company is a party requiring, and there are no securities of the Company outstanding that upon conversion or exchange would require, the issuance of any shares of capital stock of the Company or other securities convertible into, exchangeable for or evidencing the right to subscribe for or purchase shares of capital stock of the Company. Except as set forth on Schedule 4.4(b), the Company is not a party to any voting trust or other Contract with respect to the voting, redemption, repurchase, sale, transfer or other disposition of the capital stock of the Company. Schedule 4.4(b) sets forth the identity of all holders of Options including (i) the number of shares of Common Stock subject to each Option, (ii) the number of shares of Common Stock subject to the unexercised portion of each Option, (iii) the exercise price of each Option, (iv) the date of grant of each Option and (v) the expiration date of each Option.

(c)                Reserved Shares. The Company has authorized and has reserved, free of preemptive rights and other preferential rights, a sufficient number of authorized but unissued shares of Common Stock to satisfy the rights of conversion and exercise enjoyed by the holders of the Preferred Stock and of Options.

4.5.            Subsidiaries. The Company’s Subsidiaries are set forth on Schedule 4.5. The issued and outstanding equity securities of each of the Company’s Subsidiaries are owned, of record and beneficially, by the Person or Persons set forth on Schedule 4.5. Except as set forth on Schedule 4.5, the Amtrol Companies do not own, directly or indirectly, any capital stock or other equity securities in any Person nor has the Company or any of the Company Subsidiaries agreed to acquire any interest in, provide a loan or capital contribution to, or merge or consolidate with, or engage in any similar transaction with, any other Person. All of the issued and outstanding equity securities of the Company’s Subsidiaries (a) have been duly authorized for issuance and are validly issued, fully paid and non-assessable, and (b)  are owned, directly or indirectly, by the Company, free and clear of all Liens (other than Liens under the Credit Facility that will be terminated at Closing in connection with the consummation of the transactions contemplated by this Agreement). There are no outstanding options, rights to purchase, appreciation rights, profit participation rights or other similar rights, arrangements or agreements with respect to the equity securities of the Company or any Company Subsidiary. There are no outstanding obligations of the Company or any of the Company Subsidiaries to repurchase, redeem or otherwise acquire any equity securities of any Subsidiary of the Company.

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4.6.            Financial Statements. The Company has made available to Purchaser true, correct and complete copies of (a) the audited consolidated balance sheet of the Amtrol Companies as at each of December 31, 2015 and December 31, 2016 and the related audited statements of income, of stockholders’ equity and of cash flows of the Amtrol Companies for the years ended on such dates, together with the notes thereto and the reports by the independent auditor thereof and (b) the unaudited consolidated balance sheet of the Amtrol Companies as at April 30, 2017 (the “Interim Balance Sheet”; and April 30, 2017 is referred to as the “Balance Sheet Date”) and the related unaudited consolidated statements of income and cash flows of the Amtrol Companies for the four (4) month period then ended (such audited and unaudited statements, including the related notes and schedules thereto, are referred to herein as the “Financial Statements”). Except as set forth in the notes thereto and as disclosed in Schedule 4.6, each of the Financial Statements has been prepared in accordance with GAAP as consistently applied by the Company and presents fairly in all material respects the financial position, results of operations, stockholders’ equity and cash flows of the Amtrol Companies as at the dates and for the periods indicated therein; provided that, the Financial Statements described in clause (b) are subject to normal year-end adjustments and lack notes and other non-material presentation items the effect of which are not material, individually or in the aggregate, to the financial position or operations of the Amtrol Companies, taken as a whole. The Financial Statements were prepared from, and are consistent with, the accounting records of the Amtrol Company. The Books and Records of the Amtrol Companies have been maintained in accordance with commercially reasonable business practices and reflect in all material respects the assets, liabilities and transactions of the Amtrol Companies in a manner sufficient to prepare the financial statements of the Amtrol Companies in accordance with GAAP.

4.7.            Company Indebtedness; No Undisclosed Liabilities.

(a)                Except as set forth on Schedule 4.7(a), there is no Company Indebtedness.

(b)               Except as set forth on Schedule 4.7(b), (i) the Amtrol Companies do not have any Liabilities that arose on or prior to the Balance Sheet Date that would be required to be reflected or reserved against on a balance sheet prepared in accordance with GAAP other than the Liabilities reflected on the Interim Balance Sheet, (ii) the Amtrol Companies do not have any Liabilities in excess of $500,000 in the aggregate that arose on or prior to the Balance Sheet Date and that would not be required to be reflected or reserved against on a balance sheet prepared in accordance with GAAP, and (iii) the Amtrol Companies have not incurred any Liabilities since the Balance Sheet Date other than Liabilities incurred in the Ordinary Course of Business and Liabilities incurred in connection with the transactions contemplated hereby that are identified to be a component of the post-Closing adjustments contemplated by Section 3.10.

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4.8.            Absence of Certain Changes and Events.

(a)                Except as set forth on Schedule 4.8, since December 31, 2016, each of the Amtrol Companies has conducted its business in the Ordinary Course of Business, and at all times has:

(i)                 made capital expenditures and expenditures for sales and marketing costs in the Ordinary Course of Business and consistent with past practice;

(ii)               maintained in the Ordinary Course of Business its assets, properties and equipment in such general state of repair as is reasonably necessary for the conduct of its business consistent with its then-present needs and past practices; and

(iii)             maintained its books, accounts and records in accordance with past custom and practice as used in the preparation of the Financial Statements.

(b)               Except as set forth on Schedule 4.8, since December 31, 2016, none of the Amtrol Companies has:

(i)                 declared, accrued or paid, or made any commitment to make or pay, a dividend or distribution on any outstanding capital stock;

(ii)               effected any recapitalization, reclassification or like change in its capital structure;

(iii)             adopted a plan of complete or partial liquidation or authorized or took steps to implement a dissolution, consolidation, merger, sale of assets, restructuring or other reorganization;

(iv)             amended its certificate of incorporation, by-laws or equivalent organizational and governing documents;

(v)               other than in the Ordinary Course of Business and for fair value, acquired any material properties or assets or sold, assigned, licensed, transferred, conveyed, leased or otherwise disposed of any material properties or assets (except for the purpose of disposing of obsolete or worthless assets or to the extent such properties and assets are replaced with like properties and assets of equivalent fair value);

(vi)             other than in the Ordinary Course of Business, canceled or compromised any material Liability or claim or waived or released any material right or waived, released, compromised or settled any pending or threatened Legal Proceeding;

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(vii)           entered into commitments for capital expenditures totaling in excess of $500,000, other than as contemplated by the Budget attached hereto as Exhibit G;

(viii)         entered into, modified or terminated any organized labor agreement or collective bargaining agreement or, through negotiations or otherwise, made any commitment or incurred any Liability to any labor organization;

(ix)             (A) granted any bonuses to or increased the base wage or salary payable to, or any other components of compensation and employee benefits of, any director, executive officer, manager, employee or consultant of such Amtrol Company, other than grants or increases in the Ordinary Course of Business (including increases given for promotions consistent with past practice); (B) except for amounts included in Company Transaction Expenses or in a written employment agreement set forth in the Disclosure Schedule, granted or agreed to provide any retention, severance or termination pay to, or entered into any offer letter, employment, bonus, change of control, severance, consulting or agreement with, or paid any amount not otherwise due to, any director, executive officer, manager, employee or consultant of such Amtrol Company; or (C) established, adopted, entered into, or amended in any material respect any Company Benefit Plan, except renewals of Company Benefit Plans made in the Ordinary Course of Business or amendments required by applicable Law that have no material impact on the applicable Company Benefit Plan(s);

(x)               (A) hired or offered to hire any new employee with an annual base salary or wage in excess of $100,000 or terminated or encouraged any key employee to resign (other than a termination in the Ordinary Course of Business with a sound business purpose) or (B) instituted any general layoff of employees or implemented any early retirement plan or announced the planning of any such action;

(xi)             loaned any money (which loan remains outstanding) to any director, executive officer, manager or employee of such Amtrol Company;

(xii)           entered into or agreed to enter into any merger or consolidation with any corporation or other entity, or acquired the securities, business or material assets (other than in the Ordinary Course of Business) of any other Person;

(xiii)         other than in the Ordinary Course of Business, entered into or modified any Contract with any Company Securityholder or any Affiliate of any Company Securityholder;

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(xiv)         (A) made or rescinded any election relating to Taxes; (B) settled or compromised any material claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to Taxes; (C) except as required by GAAP, made any change to any of its methods of accounting or methods of reporting income or deductions for Tax or accounting practice or policy; (D) consented to any extension or waiver of the limitation period applicable to any Tax claim or assessment; (E) changed any annual Tax accounting period; (F) obtained any Tax ruling, entered into any closing agreement, or took any affirmative action to surrender any right to claim a Tax refund, offset or other reduction in Tax Liability; or (G) filed any amended Tax Return or filed claims for any Tax refund;

(xv)           purchased, licensed, sold, leased, abandoned, cancelled, let lapse, failed to renew, failed to continue to prosecute, protect or defend or otherwise disposed of, or granted rights to, any other Person with respect to any material Intellectual Property of such Amtrol Company or any Registered Intellectual Property, other than in the Ordinary Course of Business;

(xvi)         made or forgiven any loans or advances, or made any capital contributions to or investments in, any other Person, except in each case for intercompany loans or transfers among the Amtrol Companies;

(xvii)       issued additional Letters of Credit outside of the Ordinary Course of Business; or

(xviii)     agreed to do anything prohibited by this Section 4.8.

(c)                Since December 31, 2016, there has not been any event, change, development, occurrence, effect or circumstance that has had or, to the Knowledge of the Company, would be reasonably expected to result in a Material Adverse Effect. Solely for the purposes of this Section 4.8(c), “Knowledge of the Company” means the actual knowledge of Larry T. Guillemette, Christopher A. Laus, William Chohfi or Joseph L. DePaula, without any requirement of due inquiry.

4.9.            Taxes. Except as set forth on Schedule 4.9:

(a)                Each Amtrol Company has timely filed all income Tax Returns and other Tax Returns required to be filed by it, and all income Taxes and non-income Taxes required to be paid by it (whether or not shown on any Tax Return) have been timely paid by it. All such Tax Returns are correct and complete in all respects. Any requests for extensions to file such Tax Returns have been timely filed. The Financial Statements reflect an adequate reserve for all Taxes payable by each Amtrol Company for all taxable periods and portions thereof through the date of such Financial Statements. The Closing Balance Sheet will reflect an adequate reserve for all Taxes payable by each Amtrol Company for all taxable periods and portions thereof through the Closing Date. All Taxes required to be withheld by the Amtrol Companies have been withheld and have been duly and timely paid to the proper Taxing Authority, and the Amtrol Companies have otherwise complied in all respects with all Laws relating to the payment, reporting and withholding of Taxes (including all Internal Revenue Service Forms W-2 and Forms 1099 (and state, local and foreign equivalents) required with respect thereto which have been properly and timely prepared and filed or provided, as applicable).

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(b)               None of the Tax Returns filed by any of the Amtrol Companies within the past five (5) years or Taxes payable by any of the Amtrol Companies within such period have been the subject of an audit, action, suit, proceeding, claim, examination, deficiency or assessment by any Taxing Authority, and no such audit, action, suit, proceeding, claim, examination, deficiency or assessment is currently pending, threatened in writing or, to the Knowledge of the Company, otherwise threatened. No claim has ever been made in writing by a Governmental Body of a jurisdiction where an Amtrol Company has not filed Tax Returns claiming that such Amtrol Company is subject to taxation by that jurisdiction. No Amtrol Company has waived any statute of limitation with respect to any Tax or agreed to any extension of time with respect to a Tax assessment or deficiency that remains outstanding.

(c)                There are no Liens for Taxes upon any assets of any Amtrol Company or any Equity Interest in any Amtrol Company, other than for Permitted Liens.

(d)               No Amtrol Company has been either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code (A) prior to the date of this Agreement or (B) in a distribution which could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the transactions contemplated by this Agreement. No Amtrol Company has distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Section 361 of the Code.

(e)                No Amtrol Company is a party to any Tax sharing agreement or similar arrangement (including, but not limited to, an indemnification agreement or arrangement).

(f)                No Amtrol Company has ever been a member of a group filing a consolidated federal income Tax Return or a combined, consolidated, unitary or other affiliated group Tax Return for state, local or non-U.S. Tax purposes (other than a group the common parent of which is the Company), and no Amtrol Company has any Liability for the Taxes of any Person (other than another Amtrol Company) under Treasury Regulation Section 1.1502-6 (or any corresponding provision of state, local or non-U.S. Tax Law), or as a transferee or successor, or by Contract, or otherwise.

(g)               No Amtrol Company is subject to, or has applied for any private letter ruling of the IRS or comparable rulings of any Taxing Authority. No Amtrol Company nor any other Person on its behalf has granted to any Person any power of attorney that is currently in force with respect to any Tax matter.

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(h)               No Amtrol Company has ever been a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code.

(i)                 No Amtrol Company will be required to include any item of income in, or to exclude any item of deductions from, taxable income for any taxable period (or portion thereof) ending after the Closing Date (i) under Section 481 of the Code (or any similar provision of state, local or foreign Law) as a result of a change in the method of accounting for a Pre-Closing Tax Period, (ii) pursuant to the provisions of any agreement entered into with any Taxing Authority or pursuant to a “closing agreement” as defined in Section 7121 of the Code (or any similar provision of state, local or foreign Law) executed on or prior to the Closing, (iii) as a result of any intercompany transactions or any excess loss account described in Treasury Regulation Section 1.1502-19 (or any similar provision of state, local or foreign Law), (iv) as a result of the installment method of accounting, the completed contract method of accounting, the cash method of accounting or open transaction reporting with respect to a transaction that occurred prior to the Closing, (v) as a result of any prepaid amount received on or prior to the Closing, or (vi) as a result of any election under Section 108(i) of the Code (or any similar provision of state, local or foreign Law) with respect to the discharge of any indebtedness on or prior to the Closing.

(j)                 No Amtrol Company that is organized outside of the United States (i) is a “passive foreign investment company” within the meaning of Section 1297 of the Code) (ii) is engaged in the conduct of a trade or business within the United States or is treated as or considered to be so engaged, or (iii) has an investment in “United States property” within the meaning of Section 956(c) of the Code.

(k)               No Amtrol Company has, or has ever had, a permanent establishment within the meaning of any applicable Tax treaty, an office or fixed place of business or any other presence in a country, other than the country in which such Amtrol Company is organized, that subjects it to taxation by such country.

(l)                 No Amtrol Company is the beneficiary of any Tax incentive, Tax rebate, Tax holiday or similar arrangement or agreement with any Governmental Body.

(m)             No Amtrol Company has participated in any “reportable transaction” or “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4.

(n)               None of the assets of any Amtrol Company is “tax-exempt use property” within the meaning of Section 168(h) of the Code, or directly or indirectly secures any debt the interest on which is tax exempt under Section 103(a) of the Code.

(o)               The Company has made available to Purchaser complete and correct copies of all Tax Returns filed by or on behalf of each Amtrol Company for the taxable years ending on or after December 31, 2013.

(p)               Schedule 4.9(p) sets forth, as to each of the Amtrol Companies, whether (i) such entity has been treated as a corporation for federal income tax purposes or (ii) has been disregarded as an entity separate from its owner pursuant to Treasury Regulation Section 301.7701-3. Each Amtrol Company has been so treated since the date of its formation.

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(q)               None of the Amtrol Companies is, or since the date of its formation has been, treated as a “controlled foreign corporation” as defined in Code Section 957.

(r)                 None of the Amtrol Companies is a party to a joint venture, partnership or other arrangement that is treated as a partnership for Tax purposes.

4.10.        Intellectual Property. Schedule 4.10 lists all Registered Intellectual Property, including all pending applications for the registration of any Intellectual Property. All Intellectual Property is subsisting and unexpired and, with respect to any Registered Intellectual Property, is valid and enforceable and there are no Legal Proceedings challenging the validity of such. Except as set forth on Schedule 4.10, all Intellectual Property is owned solely by the Amtrol Companies, free and clear of all Liens other than Permitted Liens, and the Company and the Subsidiaries of the Company have all rights to use the Intellectual Property to conduct their respective businesses as they are currently conducted. The transactions contemplated by this Agreement will not impair the right, title or interest of the Company and the Company Subsidiaries in or to any of the Intellectual Property in any material respect, and each item of Intellectual Property will continue to be owned by the Amtrol Companies immediately after the Closing. Schedule 4.10 sets forth a complete list of all licenses to Intellectual Property to which any Amtrol Company is a party (the “Licenses”), excluding non-exclusive licenses to “off the shelf” or commercially available software with a replacement cost and/or aggregate annual license and maintenance fee of less than $150,000. The Licenses are in full force and effect, are not the subject of any sublicense and no material default exists on the part of any Amtrol Company or, to the Knowledge of the Company, on the part of the other parties thereto. The Registered Intellectual Property listed on Schedule 4.10 and Licenses include all of the registered intellectual property that is owned by the Amtrol Companies and all of the intellectual property that is not owned by the Amtrol Companies that is used in the conduct of the businesses as they are currently conducted by the Amtrol Companies (excluding “off the shelf” intellectual property used by Amtrol subject to a non-exclusive license or commercially available software licensed by the Amtrol Companies with a replacement cost and/or aggregate license and maintenance fees over the remaining life of the applicable license of less than $100,000). The conduct of the Amtrol Companies’ businesses as currently conducted does not infringe or misappropriate any intellectual property of any third party in any material respect. There are no pending claims or claims threatened in writing made to any Amtrol Company by any third party that such Amtrol Company has infringed, violated, or misappropriated the intellectual property of such third party. To the Knowledge of the Company, there is no infringement, violation or misappropriation by any third party of any Intellectual Property owned by or exclusively licensed to any Amtrol Company or used in the conduct of the businesses currently conducted by the Amtrol Companies. There are no pending administrative proceedings or administrative proceedings threatened in writing made to any Amtrol Company by any third parties against any Registered Intellectual Property owned by or exclusively licensed to any Amtrol Company or used in conduct of the businesses currently conducted by the Amtrol Companies. The Company has taken all commercially reasonable actions to maintain (i) all of the Registered Intellectual Property, (ii) the secrecy, confidentiality and value of the Technology and Trade Secrets, and other material confidential information and (iii) the continuity, operation and security of its computer systems (and the data therein) in all material respects, and there have been no material breaches or unauthorized uses of the same. The Software and computer systems, including the Software, firmware, hardware, networks, interfaces, platforms and related systems, used by the Amtrol Companies in the conduct of their respective businesses are sufficient for the current needs of the Amtrol Companies, subject to such maintenance, replacements and upgrades as may be required in the Ordinary Course of Business and ordinary wear and tear.

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4.11.        Material Contracts.

(a)                Schedule 4.11(a) lists the following Contracts to which any Amtrol Company is a party or by which it is bound (collectively, with any material purchase orders for the sale or purchase of materials, supplies, goods, services, equipment or other assets, the “Material Contracts”) as of the date hereof, a complete and correct copy of each of which (or, in the case of an oral Contract, a written summary of the terms and conditions of which) has been made available to Purchaser:

(i)                 any Contract with a Company Securityholder or any current officer, manager, or director or Affiliate of any Amtrol Company;

(ii)               any Contract with any labor union, works counsel, collective bargaining unit or association representing any Business Employee;

(iii)             (A) any Contract for the acquisition (by merger or otherwise) of any Person or business unit; (B) any Contract by any Amtrol Company to make a capital expenditure or to purchase a capital asset and any other Contract for the acquisition or lease of property or assets pursuant to which any Amtrol Company is obligated to make payments in excess of $500,000 in the aggregate over the term of the Contract; and (C) any Contract for the sale or disposition of any material amount of assets of the Amtrol Companies or any asset that is material to the business of any Amtrol Company that is out of the Ordinary Course of Business and that has any ongoing liability or obligation;

(iv)             (A) any distributor, dealer, sales, advertising, agency, lobbying, sales promotion, market research, marketing, franchise or similar Contract requiring payments by or to any Amtrol Company in excess of $100,000 in the aggregate; and (B) any manufacturer’s representative, sales representative, broker or similar Contract;

(v)               any Contract that grants any Person a power of attorney or similar grant of agency executed by any Amtrol Company (other than any Contract executed by an Amtrol Company that grants such power of attorney or agency to another Amtrol Company);

(vi)             (A) any Contract that is reasonably expected to call for any payments by or on behalf of the Amtrol Companies, individually or in the aggregate, in excess of $500,000 after the date of this Agreement or (B) any Contract related to the outsourcing of manufacturing by the Amtrol Companies requiring payments in an aggregate amount in excess of $150,000 per year or the outsourcing of manufacturing by the Amtrol Companies where the loss of such relationship could have a Material Adverse Effect on the Amtrol Companies;

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(vii)           any Contract that provides for any Amtrol Company to receive any payments in excess of, individually or in the aggregate, $150,000 during the 2017 fiscal year or in any future fiscal year, excluding purchase orders received by any Amtrol Company and any other sales Contract executed in the Ordinary Course of Business;

(viii)         any Contract that grants any Person a right of first refusal, first offer or similar preferential right to purchase or acquire any right, assets, property or service of any of the Amtrol Companies;

(ix)             any Contract pursuant to which any Amtrol Company grants a license to any third party to use any material Intellectual Property of any Amtrol Company;

(x)               any Contract that involves any exchange traded, over-the-counter or other swap, cap, floor, collar, futures contract, forward contract, option or any other derivative financial instrument or contract, based on any commodity, security, instrument, asset, rate or index of any kind or nature whatsoever, including commodities, emissions allowances, renewable energy credits, currencies, interest rates, foreign currency and other indices;

(xi)             any Contract that includes or provides for “most favored nation” terms (whether in terms of pricing or otherwise) for the benefit of any other Person;

(xii)           any Contract relating to Company Indebtedness, any capitalized lease obligation or the making of any loans, in each case involving amounts over the term thereof in excess of $100,000;

(xiii)         any Contract with “take or pay” provisions or “requirements” provisions committing a Person to provide the quantity of goods or services required by another Person or requiring a Person to purchase all or a given portion of its requirements from another Person;

(xiv)         any Contract that grants a Lien or restricts the granting of Liens on any material property or asset of any of the Amtrol Companies;

(xv)           any management agreement or any Contract for the employment or engagement of any director, officer, manager, Business Employee, Former Business Employee or other Person on a full-time, part-time or other basis, and any consulting Contract with any Person that provides for payments in excess of $100,000 or that has a term in excess of twelve months;

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(xvi)         any Contract relating to the lease, rental or use of real property, equipment, vehicles, other personal property or fixtures, except for any Contract individually involving payment of aggregate rentals or sums of less than $100,000;

(xvii)       any Contract (A) restricting any Amtrol Company from engaging in any line of business or competing with any Person or in any geographical area; (B) restricting any Amtrol Company from soliciting any Person to be an employee of such Amtrol Company; or (C) that imposes any confidentiality requirements on any Amtrol Company other than (1) any such Contract that was executed in the Ordinary Course of Business or (2) any such Contract that was executed in relation to a potential change of control transaction involving the Amtrol Companies provided that, in the case of any Contract covered by clause (1) or clause (2), the limitations under such Contract are not material to the operations of the Amtrol Company which is a party thereto;

(xviii)     any Contract with any of the fifteen (15) largest customers of the Company as of the date hereof, based on revenues over the 12-month period ended on March 31, 2017 (excluding purchase orders issued under any long-term agreement that do not contain any material obligations for either party beyond the purchase and sale of the products that are listed on such purchase order and which, as of the date of this Agreement, have been fulfilled in full);

(xix)         any Contract with any of the ten (10) largest suppliers to the Company as of the date hereof, based on payments made to suppliers over the 12-month period ended on March 31, 2017;

(xx)           the Real Property Leases;

(xxi)         any Contract relating to any joint venture or partnership or any Contract involving the sharing of profits, losses, costs or Liabilities, or any Contract concerning the ownership of or investments in any Person;

(xxii)       any Contract involving the settlement, release, compromise or waiver of any material rights, duties or Liabilities outside the Ordinary Course of Business pursuant to which the Company has material ongoing obligations or Liabilities;

(xxiii)     any Contract with any Governmental Body or any Affiliate of any Governmental Body;

(xxiv)     any Contract involving fixed prices over a period of time equal to six months or longer;

(xxv)       any Contract providing warranties or guarantees with respect to products in excess of normal terms given in the Ordinary Course of Business;

(xxvi)     any Contract that, outside the Ordinary Course of Business, contains or provides for an undertaking to (A) indemnify or hold harmless another Person or (B) pay any material penalty in the event of any failure to perform or late performance of such Contract;

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(xxvii)   any Contract under which any Amtrol Company is required to pay royalties or similar payments to any third-party Person; and

(xxviii) any Contract that requires a letter of credit, performance bond or payment bond outside of the Ordinary Course of Business.

(b)               Except as set forth on Schedule 4.11(b), each Material Contract (i) constitutes a valid and binding agreement of the Amtrol Company that is a party thereto and, to the Knowledge of the Company, the counterparty(ies) thereto and (ii) is in full force and effect on the date hereof, enforceable against the Amtrol Company that is a party thereto, and, to the Knowledge of the Company, against all third parties, in each case in accordance with its terms, except as limited by Laws affecting the enforcement of creditors’ rights generally or by general equitable principles (regardless of whether considered in a proceeding in equity or at law), except for such failures to be in full force and effect and enforceable as, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect.

(c)                The Company is not in breach of, or default under, in either case in any material respect (with or without the giving of notice, lapse of time or both), any Material Contract. To the Knowledge of the Company, no other party to any Material Contract is in default in any material respect thereunder and there does not exist any condition that with notice, the lapse of time or both would constitute a breach or default, in either case in any material respect, or permit the exercise of any material remedy by any such other party thereunder.

4.12.        Employee Benefit Plans.

(a)                Schedule 4.12(a) lists (i) each “employee welfare benefit plan,” as defined in Section 3(1) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), including any medical plan, life insurance plan, short-term or long-term disability plan or dental plan; (ii) each “employee pension benefit plan,” as defined in Section 3(2) of ERISA, including any excess benefit plan, top hat plan or deferred compensation plan or arrangement, nonqualified retirement plan or arrangement, qualified defined contribution or defined benefit arrangement; and (iii) each other benefit plan, policy, program, arrangement or agreement, including any fringe benefit plan or program, bonus or incentive plan, stock option, restricted unit, incentive unit, restricted stock, stock bonus, sale bonus, transaction bonus, vacation pay, bonus program, service award, moving expense, deferred bonus plan, salary reduction agreement, change-of-control agreement, employment agreement or consulting agreement, which in all cases, is sponsored or maintained by any of the Amtrol Companies or any member of the Controlled Group for the benefit of any present or former employees, directors, managers, members, officers, equityholders, consultants or independent contractors of any of the Amtrol Companies (including their eligible dependents and beneficiaries) or with respect to which any of the Amtrol Companies or any member of the Controlled Group has made or is required to make payments or contributions (each of the plans, policies, programs, arrangements or agreements identified in clauses (i) – (iii), a “Company Benefit Plan”).

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(b)               The Company has made available to Purchaser correct and complete copies of (i) each Company Benefit Plan (or, in the case of any such Company Benefit Plan that is unwritten, descriptions thereof), (ii) the most recent annual reports on Form 5500 required to be filed with respect to each Company Benefit Plan (if any such report was required), (iii) the most recent summary plan description for each Company Benefit Plan for which such summary plan description is required, (iv) each trust agreement and insurance or group annuity contract relating to any Company Benefit Plan and (v) each contract or agreement with each service provider to any Company Benefit Plan. Each Company Benefit Plan has been administered in all material respects in accordance with its terms and the applicable provisions of ERISA, the Code and all other applicable Laws.

(c)                (i) each Company Benefit Plan that is intended to be qualified under Section 401(a) of the Code is so qualified and has received a favorable determination letter from the IRS or is comprised of a master or prototype plan that has received a favorable opinion letter from the IRS, (ii) no event has occurred since the date of the most recent determination letter or application therefor relating to any such Company Benefit Plan that has or will adversely affect the qualification of such Company Benefit Plan, and (iii) no Person has breached any of the duties imposed upon “fiduciaries” (within the meaning of Section 3(21) of ERISA) by ERISA or entered into any nonexempt “prohibited transaction,” as such term is defined in ERISA or the Code, with respect to such Company Benefit Plan which would subject the Company to any Tax or any Liability.

(d)               Except as set forth on Schedule 4.12(d), none of the Amtrol Companies nor any member of the Controlled Group currently has an obligation to contribute to (i) a “multiemployer plan” within the meaning of Section 3(37) or 4001 of ERISA, (ii) a pension plan subject to the funding requirements of Section 412 of the Code or Section 302 or Title IV of ERISA, or (iii) a “multiple employer plan” within the meaning of Section 210(a) of ERISA or Section 413(c) of the Code. No Company Benefit Plan (A) provides for post-retirement medical, life insurance or other welfare-type benefits (other than as required by Part 6 of Subtitle B of Title I of ERISA, Section 4980B of the Code or applicable state law), or (B) is or at any time was funded through a “welfare benefit fund” as defined in Section 419(e) of the Code, and no benefits under any Company Benefit Plan are or at any time have been provided through a voluntary employees’ beneficiary association (within the meaning of subsection 501(c)(9) of the Code) or a supplemental unemployment benefit plan (within the meaning of Section 501(c)(17) of the Code).

(e)                All contributions to, and payments from, the Company Benefit Plans which have been required to be made in accordance with the Company Benefit Plans have been timely made (including without limitation any insurance premiums due under an insurance policy related to a Company Benefit Plan). There is no pending or, to the Knowledge of the Company, threatened assessment, complaint, proceeding, or investigation of any kind in or before any Governmental Body with respect to any Company Benefit Plan (other than routine claims for benefits), nor, to the Knowledge of the Company, is there any reasonable basis for one.

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(f)                The execution and performance of this Agreement will not (i) constitute a stated triggering event under any Company Benefit Plan or otherwise result in any payment (whether of severance pay or otherwise) becoming due from any of the Amtrol Companies to any current or former officer, employee, manager, director or consultant (or dependents of such Persons), or (ii) accelerate the time of payment or vesting, or increase the amount of compensation due to any current or former officer, employee, manager, director or consultant (or dependents of such Persons) of any of the Amtrol Companies. No amount that could be received (whether in cash or property or the vesting of property) as a result of any of the transactions contemplated by this Agreement by any employee, manager, officer or director of any of the Amtrol Companies or any of the Affiliates of any of the Amtrol Companies who is a “disqualified individual” (as such term is defined in Treasury Regulation Section 1.280G-1) under any employment, severance or termination agreement, other compensation arrangement or Company Benefit Plan currently in effect would be characterized as an “excess parachute payment” (as such term is defined in Section 280G(b)(1) of the Code).

(g)               To the extent that any Company Benefit Plan constitutes a “non-qualified deferred compensation plan” within the meaning of Section 409A of the Code, such Company Benefit Plan complies and has complied in both form and operation with the requirements of Section 409A of the Code so that no amount paid pursuant to any such Company Benefit Plan is subject to Tax under Section 409A of the Code, and no individual has a right to any gross-up or indemnification from any of the Amtrol Companies for any Taxes imposed under Section 409A or Section 4999 of the Code with respect to any Company Benefit Plan.

(h)               None of the Amtrol Companies has agreed or committed to institute any plan, program, arrangement or agreement for the benefit of employees or former employees of any of the Amtrol Companies other than the Company Benefit Plans, or to make any amendments to the Company Benefit Plans other than as required by applicable Law.

(i)                 Except as set forth on Schedule 4.12(i), no Company Benefit Plan is maintained outside the jurisdiction of the United States, or covers any employee residing or working outside the United States (all Company Benefit Plans set forth on Schedule 4.12(i) shall be collectively referred to as the “Foreign Benefit Plans”). With respect to each Foreign Benefit Plan, (i) such Foreign Benefit Plan has been established, maintained and administered in compliance with its terms and all applicable Laws of any controlling Governmental Body, (ii) each Foreign Benefit Plan that is required to be funded is fully funded and, taking into account all other such Foreign Benefit Plans, adequate reserves have been established on the accounting statements of the applicable Amtrol Company or Affiliate, and (iii) no material Liability of the Company or its Affiliates exists with respect to such Foreign Benefit Plan that has not been disclosed on Schedule 4.12(i).

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4.13.        Labor; Business Employees. With respect to the Business Employees:

(a)                Except as set forth on Schedule 4.11(a) or Schedule 4.13(a), no Amtrol Company is a party to or bound by any labor agreement or collective bargaining agreement.

(b)               No Amtrol Company has experienced any union organizational efforts or requests for representation, strikes, grievances, claims of unfair labor practices, work stoppages, work slow-downs, picketing, any Legal Proceeding which involves labor or employment relations with any Amtrol Company, or other labor disputes within the past five (5) years. To the Knowledge of the Company, there is no threatened labor dispute, work stoppage, request for representation, union organizational effort, picket, work slow-down or Legal Proceeding which involves labor or employment relations with any Amtrol Company.

(c)                The Amtrol Companies are complying, and have complied, in all material respects, with all Laws relating to the hiring and the employment of labor, including provisions thereof relating to immigration and citizenship, wages, hours, pay equity, equal opportunity, employment discrimination and practices, retaliation, “whistleblower” rights, civil rights, collective bargaining, the Fair Labor Standards Act, the WARN Act and any similar state, local or foreign “mass layoff” or “plant closing” law, and the payment of social security and other Taxes. With respect to the operations of the Amtrol Companies in the United States, I-9 Forms have been timely and properly completed for all Business Employees and all Former Business Employees. With respect to the operations of the Amtrol Companies in the United States, I-9 Forms for all Business Employees have been lawfully retained, and I-9 Forms have been retained for the required length of time for all Former Business Employees. There is no claim, lawsuit, action, arbitration, administrative or other proceeding, governmental investigation or inquiry pending or, to the Knowledge of the Company, threatened against an Amtrol Company relating to compliance with any immigration Laws. There has been no letter, correspondence or other communication received by any of the Amtrol Companies from the United States Department of Homeland Security, the United States Social Security Administration, or any other Governmental Body regarding the legal residency, employment or work authorization, or any discrepancy with the social security numbers of any Business Employee.

(d)               Except as set forth on Schedule 4.13(d), there is no charge, complaint or petition against any Amtrol Company pending before the National Labor Relations Board, the Equal Employment Opportunity Commission, the United States Department of Labor, the Occupational Safety and Health Administration or any other similar Governmental Body for which the Amtrol Company has received any written notice, or, to the Knowledge of the Company, which has been threatened against any Amtrol Company.

(e)                Except as set forth on Schedule 4.13(e), no Amtrol Company has laid off any Business Employee since December 31, 2016, intends to lay off any Business Employee during the period from the date of this Agreement through the Closing Date, or has issued a notice concerning a “mass layoff” or “plant closing” pursuant to the WARN Act or any similar Law.

(f)                Purchaser has been provided with a list as of May 25, 2017 of (i) all Business Employees, (ii) their annual compensation (including base salary or hourly wage, bonuses and commissions) as of such date, (iii) their vacation, sick and other paid time off allowances, and (iv) their benefits or perquisites to the extent not provided pursuant to a written employment agreement disclosed in the Disclosure Schedule, pursuant to the specific provisions of a Company Benefit Plan or pursuant to written company policies. Except as set forth on Schedule 4.13(f), to the Knowledge of the Company, no key Business Employee has any plans to terminate employment during the next twelve (12) months.

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4.14.        Litigation. Except as set forth on Schedule 4.14, as of the date hereof, there are no Legal Proceedings pending against any of the Amtrol Companies before any Governmental Body or threatened in writing by any Person against any of the Amtrol Companies, nor are there any pending investigations or investigations threatened in writing relating to any of the Amtrol Companies before any Governmental Body. None of the Amtrol Companies is subject to any outstanding Order. There is no unsatisfied judgment or award against any of the Amtrol Companies.

4.15.        Compliance with Laws; Permits.

(a)                As of the date of this Agreement and since January 1, 2014, the Amtrol Companies are and have been in compliance in all material respects with all Laws of any Governmental Body applicable to their respective businesses or operations. Since January 1, 2014, none of the Amtrol Companies has received any written notice or, to the Knowledge of the Company, other communication from any Governmental Body or other Person regarding any actual, alleged or potential violation of, or failure to comply with, any Law.

(b)               Each Amtrol Company currently has all material Permits that are required for the operation of its business, each of which is listed in Schedule 4.15(b). Each such Permit is valid and in full force and effect and any required renewal of such Permit has been timely sought. Since January 1, 2014, no Amtrol Company has been, and no Amtrol Company is, in default or violation (and no event has occurred that, with notice or the lapse of time or both, would constitute a default or violation) of any term, condition or provision of any Permit to which such Amtrol Company is a party or subject, except where such default or violation would not result in a revocation, withdrawal, termination, cancellation, suspension or modification of such Permit or subject any Amtrol Company to any monetary penalty. Since January 1, 2014, none of the Amtrol Companies has received written notice or, to the Knowledge of the Company, other communication from any Governmental Body or other Person regarding (A) any actual, alleged or potential violation of, or failure to comply with, any Permit or (B) any actual, threatened or potential revocation, suspension, cancellation, termination or modification of any Permit.

4.16.        Real and Personal Property.

(a)                Schedule 4.16(a) includes a complete and accurate list of all real property owned by any Amtrol Company (the “Owned Real Property”) and real property (the “Leased Real Property”) held under any lease, sublease, license, or other occupancy agreement by any Amtrol Company (collectively the “Real Property Leases”). Schedule 4.16(a) includes list of all of the Real Property Leases, true, correct and complete copies of which have been made available to Purchaser, including all amendments, extensions, renewals, guaranties and other agreements with respect thereto. The buildings, plants, facilities, installations, fixtures and other structures or improvements themselves included as part of, or located on or at, the Owned Real Property are not in material violation of, or in material conflict with, any applicable Law (including zoning ordinances and regulations). All covenants or other restrictions (if any) to which the use by any Amtrol Company of any of the Owned Real Property is subject are being in all material respects properly performed and observed, and no Amtrol Company has received any notice of any material violation (or claimed violation) thereof. The activities carried on by any Amtrol Company as tenant under any of the Real Property Leases in all buildings, plants, facilities, installations and other structures or improvements included as a part of, or located on or at, the Leased Real Property are not in material violation of, or in material conflict with, any applicable Law (including zoning ordinances and regulations) or the terms of any of the Real Property Leases.

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(b)               The applicable Amtrol Company holds good and marketable fee simple title to the Owned Real Property, which shall be free and clear of all Liens as of the Closing Date, except Permitted Liens, and there are no outstanding options, rights of first offer or rights of first refusal to purchase such Owned Real Property or any portion thereof or interest therein. No Amtrol Company has received a copy of an affidavit of a mechanic’s or similar Lien which may be filed against the Owned Real Property or the Leased Real Property.

(c)                All of the Real Property Leases are in full force and effect, valid and enforceable in accordance with their respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity). There exist no defaults (or any event or circumstance has occurred or exists which, with the delivery of notice, passage of time or both, would constitute a default) on the part of any Amtrol Company under any Real Property Lease or, to the Knowledge of the Company, on the part of any other party to any Real Property Lease, that could have a material impact on the ongoing operations of the business of such Amtrol Company or permit the termination, modification or acceleration of rent under such Real Property Lease. Neither the Company nor any of the Amtrol Companies have entered into any lease of any of the Leased Real Property where the Company or any of the Amtrol Companies is the lessor or sublessor or is otherwise similarly situated, and there are no other Contracts granting to any Person other than an Amtrol Company the right to use or occupy any Leased Real Property.

(d)               There is no condemnation, expropriation or other proceeding in eminent domain pending or threatened in writing, or to the Knowledge of the Company, threatened orally, affecting any Owned Real Property or any portion thereof or interest therein. To the Knowledge of the Company, there is no condemnation, expropriation or other proceeding in eminent domain, pending or threatened, affecting any Leased Real Property or any portion thereof or interest therein.

(e)                All utilities required for the normal, customary and efficient operation of the respective businesses of the Amtrol Companies are currently available at the Owned Real Property and the Leased Real Property in a quality and quantity sufficient for operation of the business of the Amtrol Companies conducted thereat and all utility service lines serving the Owned Real Property are located either within the boundary lines of such real property or within lands dedicated to public use or within recorded easements for the same; there are no facts relating to any utility arrangements or moratoriums which would adversely impact the Owned Real Property or the Leased Real Property or the operation of the respective businesses of the Amtrol Companies conducted thereat; all such utility service lines are in good condition; and there are no obligations in connection with the Owned Real Property or the Leased Real Property, or any so-called “recapture agreement” involving refund for sewer extension, over sizing utility lines, lighting or like expense or charge for work or services done upon or relating to the Owned Real Property or the Leased Real Property which will bind Purchaser or its Affiliates or the Owned Real Property or the Leased Real Property from and after the Closing. Any so-called tap fees, hook-up fees or other associated charges accrued to date have been fully paid when due in the ordinary course of the businesses of the Amtrol Companies with respect to all potable and industrial water and all gas, electrical, steam, compressed air, telecommunication, sanitary and storm sewage lines and systems and other similar systems serving the Owned Real Property and the Leased Real Property.

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(f)                There are no encroachments upon the Owned Real Property or the Leased Real Property from adjacent properties, nor encroachments of any Improvement located on the Owned Real Property or, to the Knowledge of the Company, the Leased Real Property upon adjoining land.

(g)               The Company has delivered to Purchaser copies of all existing owner’s title insurance policies for the Owned Real Property, together with copies of all documents referenced therein, and the same are true, accurate and complete.

(h)               The Company has delivered to Purchaser a correct and complete copy of the most recently performed surveys of the Owned Real Property, and the same are true, accurate and complete.

(i)                 No portion of the Owned Real Property or, to the Knowledge of the Company, the Leased Real Property is subject to any significant real property Tax increases or recapture of Taxes occasioned by retroactive revaluation, special assessments, change in the land usage, or loss of any exemption or benefit status.

(j)                 None of the Amtrol Companies has entered into any Contracts materially and adversely affecting or materially and adversely impacting the Owned Real Property or the Leased Real Property which will bind Purchaser or any of its Affiliates in respect of the Owned Real Property or the Leased Real Property from and after the Closing Date.

(k)               Each of the Amtrol Companies owns good and valid title to all material items of tangible personal property reflected as owned by it in the Interim Balance Sheet (other than Inventory sold since the date of the Interim Balance Sheet in the Ordinary Course of Business), free and clear of all Liens, other than Permitted Liens, and as set forth in Schedule 4.16(k). All the material items of tangible personal property purchased or otherwise acquired by an Amtrol Company since the date of the Interim Balance Sheet (other than Inventory acquired and sold in the Ordinary Course of Business since the date of the Interim Balance Sheet) is owned by such Amtrol Company free and clear of all Liens, other than Permitted Liens and as set forth in Schedule 4.16(k).

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(l)                 The buildings, plants, structures and equipment owned or leased by the Amtrol Companies and used in connection with their respective businesses (i) are in good operating condition and repair as is consistent for their age, (ii) are appropriate for the uses to which they are being put by the Amtrol Companies, (iii) have been maintained in accordance with normal industry practice and (iv) require no material repair, replacement or maintenance, other than routine maintenance and repair for similar assets of like age and construction. There are no facts or conditions affecting any of the buildings, plants, structure and equipment which would, individually or in the aggregate, interfere in any material respect with the use or occupancy of the buildings, plants, structures and equipment or any portion thereof in the operation of the business conducted therein.

4.17.        Environmental Matters. The representations and warranties set forth in this Section 4.17 are the sole and exclusive representations and warranties hereunder pertaining or relating to any environmental matters, including any arising under any Environmental Laws, and no other representation or warranty set forth herein shall be read or construed as to address environmental matters. Except as set forth on Schedule 4.17 hereto and in the Environmental Report Exceptions:

(a)                the Amtrol Companies (i) are in compliance with, in all material respects, all applicable Environmental Laws, which material compliance includes possessing all Permits required under all applicable Environmental Laws necessary for the operation of their respective businesses (“Environmental Permits”); (ii) are complying in all material respects with such Environmental Permits; (iii) have timely requested renewal of Environmental Permits, where necessary and as appropriate; and (iv) have no unresolved Liability for any past noncompliance with such Environmental Laws or such Environmental Permits;

(b)               no Hazardous Materials are present at or were Released from, onto or under, any real property (including soil, groundwater, surface water, buildings or other structures) currently owned, leased or operated by any Amtrol Company in violation of any Environmental Law or such that it would result in any Liability except for (i) de minimis Releases that would not require Remedial Action or (ii) Releases that have already undergone Remedial Action and that will not result in any additional Liability to any Amtrol Company;

(c)                none of the Amtrol Companies is the subject of or has entered into, any Order of or written agreement with any Governmental Body respecting (i) Environmental Laws, (ii) Remedial Action or (iii) any Release or threatened Release of a Hazardous Material, which Order or agreement, whether or not currently outstanding, will result in any Liability to any Amtrol Company;

(d)               none of the Amtrol Companies has received any written notice, report or other information regarding any actual or alleged violation of Environmental Law, any investigations, or any Liabilities or potential Liabilities, including any claims for Liability under CERCLA or similar state statutes, relating to such Amtrol Company, its business, or its past or current facilities, in each case, arising under Environmental Laws, other than for matters that are not material or that have undergone Remedial Action and will not result in any additional Liability to any Amtrol Company;

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(e)                none of the Amtrol Companies has treated, stored, disposed of, arranged for or permitted the disposal or transportation of, any Hazardous Materials, that will give rise to any current or future Liabilities for any of the Amtrol Companies pursuant to any Environmental Laws;

(f)                none of the Amtrol Companies has designed, manufactured, sold, marketed, installed or distributed products or other items containing asbestos;

(g)               the Company has provided to Purchaser true and correct copies of all material environmental site assessment reports and other material documents prepared in the last ten (10) years relating to the environmental condition or status of any currently owned or leased real property of any Amtrol Company that are within the possession or control of the Company; and

(h)               there are not now and have never been any underground storage tanks at any real property currently owned or operated by any Amtrol Company or, to the Knowledge of the Company, currently leased by any Amtrol Company.

4.18.        Financial Advisors. Except as set forth on Schedule 4.18, no Person has acted, directly or indirectly, as a broker, finder or financial advisor for the Company or any Company Securityholder in connection with the transactions contemplated by this Agreement and no Person is entitled to any fee or commission or like payment from Purchaser, Merger Sub or any Amtrol Company following the Closing in respect thereof.

4.19.        Banks. Schedule 4.19 lists as of the date hereof (a) the names and locations of all banks, trust companies, savings and loan associations and other financial institutions at which any of the Amtrol Companies maintains an account, deposit, safe deposit box, lock box or other arrangement for the collection of Accounts Receivable or line of credit or other loan facility relationship, or account of any nature, and (b) the names of all Persons authorized to draw thereon, make withdrawals therefrom or to have access thereto.

4.20.        Insurance. Schedule 4.20 lists (a) all material insurance policies and fidelity bonds for the current policy year maintained by any of the Amtrol Companies as of the date hereof, with respect to the Amtrol Companies’ business and (b) all insurance policies maintained by any of the Amtrol Companies providing coverage with respect to certain liability claims (collectively all of the policies referred to in clause (a) and clause (b) are referred to as the “Policies”). Each of the Policies is in full force and effect. Except as set forth on Schedule 4.20, none of the Amtrol Companies is in default in any material respect with respect to any of the Policies, and none of the Amtrol Companies has received any written notice of a cancellation or non-renewal with respect to any of the Policies. Except as set forth on Schedule 4.20, there are no claims by any of the Amtrol Companies under any of the Policies pending and there is no claim under any such Policy as to which coverage has been denied or disputed by the underwriters or issuers thereof during the three (3) years prior to and including the date of this Agreement. All premiums with respect to the Policies covering all periods up to and including the date of the Closing have or will be paid as of the Closing Date. Schedule 4.20 lists insurance claims (including major workers’ compensation claims) made under any of the Polices (or any predecessor policy or bond) during the three (3) years prior to and including the date of this Agreement. None of the Amtrol Companies has any present intention to make any claim in excess of $50,000 under the Policies other than those listed on Schedule 4.20. Schedule 4.20 lists all self-insurance programs maintained by or for the benefit of any of the Amtrol Companies since January 1, 2014 and which cover or covered such Amtrol Company, its business, properties or assets or its employees, directors, officers or managers. The Amtrol Companies have provided to Purchaser a memorandum dated May 10, 2017, setting forth a summary and status of the exposures and insurance coverage with respect to certain liability matters, and the information in such memorandum is true and correct.

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4.21.        Transactions with Affiliates, Stockholders, Officers, Directors and Others.

(a)                Except as set forth on Schedule 4.21(a), no officer, director, manager, stockholder or Affiliate of any Amtrol Company or any individual in such officer’s, director’s, manager’s or stockholder’s immediate family is a party to any Contract or transaction with any Amtrol Company (other than agreements directly related to such Person’s position as a stockholder, officer, director, manager or employee) or has any interest in any property or assets used by any Amtrol Company.

(b)               The Company shall, and shall cause the Company Subsidiaries to, at or prior to the Closing, terminate or settle (without any post-closing payments by Purchaser, Merger Sub or their Affiliates or the Company or any of the Company Subsidiaries without any Liabilities to Purchaser, Merger Sub, their Affiliates or the Company or any of the Company Subsidiaries), all Contracts set forth on Schedule 4.21(a) such that as of the Closing, all such Contracts shall be of no further force and effect, notwithstanding any terms thereof to the contrary.

4.22.        Occupational Safety and Health Matters. Except as set forth in Schedule 4.22, since December 31, 2013 no Amtrol Company has received any written notice from any Governmental Body or any other Person of any actual or potential violation or failure to comply with any Occupational Safety and Health Law. Except as set forth in Schedule 4.22, no Amtrol Company has any obligation to undertake or bear the cost of any Occupational Safety and Health Liabilities. No Amtrol Company has any material Liability as a result of any violation or failure to comply with any Occupational Safety and Health Law.

4.23.        Customers and Suppliers. Schedule 4.23 lists for each of the last three (3) calendar years and for four (4) months ended on the date of the Interim Balance Sheet, the names of the respective customers that were, in the aggregate, the fifteen (15) largest customers in terms of dollar value of products or services, or both, sold by the Amtrol Companies (the “Major Customers”) and set forth opposite the name of such Major Customer is the revenue attributable to such Major Customer for such period. Schedule 4.23 also lists for each such year, the names of the respective suppliers that were (a), in the aggregate, the five (5) largest suppliers in terms of dollar value of products or services, or both, to the Amtrol Companies or (b) a supplier that constituted or constitutes a sole source of supply the loss of which would have a Material Adverse Effect on the business of any of the Amtrol Companies (the “Major Suppliers”). Except as set forth in Schedule 4.23, since January 1, 2017, no Major Customer and no Major Supplier for the year ended December 31, 2016 or the four (4) months ended on the date of the Interim Balance Sheet has (i) given any Amtrol Company written notice terminating, canceling, materially reducing the volume under, or renegotiating the pricing terms in any material respect or any other material terms of, any Contract or relationship with any Amtrol Company, (ii) threatened in writing to take any of such actions or (iii) to the Knowledge of the Company, threatened by other formal communication to take any of such actions.

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4.24.        Product Liabilities and Warranties.

(a)                Except as set forth in Schedule 4.24(a) and except for normal warranty claims and return allowances incurred in the Ordinary Course of Business and consistent with prior experience, no Amtrol Company has, since January 1, 2013, incurred any Liabilities in excess of $250,000 in the aggregate as a result of any defect or other deficiency (whether of design, materials, workmanship, labeling, instructions, or otherwise) with respect to any product designed, manufactured, sold, leased, licensed or delivered, or any service provided by such Amtrol Company, whether such Liability was incurred by reason of any express or implied warranty (including any warranty of merchantability or fitness), any Contract, any doctrine of common law (tort, contract, or other), or any other Law. Since January 1, 2013, no Governmental Body has alleged that any product designed, manufactured, sold, leased, licensed or delivered by any Amtrol Company is defective or unsafe or fails to meet any product warranty or any other standards promulgated by such Governmental Body. No product designed, manufactured, sold, leased, licensed or delivered by any Amtrol Company has been recalled and, to the Knowledge of the Company, there is no defect or other state of affairs with respect to any such product which would be reasonably expected to result in any such recall. The products designed, manufactured, sold, leased, licensed or delivered by the Amtrol Companies do not have any defects or other deficiencies (whether of design, materials, workmanship, labeling, instructions, or otherwise) that would reasonably be expected to result in a number of warranty claims to the Amtrol Companies that is inconsistent with the Amtrol Companies’ prior warranty claim experience with respect to such products, under any express or implied warranty (including any warranty of merchantability or fitness), any Contract, any doctrine of common law (tort, contract, or other) or any other Law.

(b)               Except as set forth in Schedule 4.24(b), since January 1, 2016, no Amtrol Company has given to any Person any product or service guaranty or warranty, right of return or other indemnity relating to the products manufactured, sold, leased, licensed or delivered, or services performed, by such Amtrol Company, that in any such case is materially more favorable to such Person than that provided in the standard terms and conditions of such Amtrol Company.

4.25.        Compliance with Foreign Corrupt Practices Act and Export Control and Anti-Boycott Laws. No Amtrol Company and no Person acting on behalf of any Amtrol Company or for whom such Amtrol Company may have legal responsibility, has violated the United States Foreign Corrupt Practices Act or any Laws of similar effect in any jurisdiction, foreign or domestic, to which such Person is subject. Since January 1, 2013, each Amtrol Company has complied in all material respects with all Laws related to export control and trade sanctions or embargoes. No Amtrol Company has violated the anti-boycott provisions in 50 U.S.C. Sections 2401 et seq. or taken any action that can be penalized under Section 999 of the Code.

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4.26.        Accounts Receivable. Except as set forth in Schedule 4.26, all Accounts Receivable of the Amtrol Companies with respect to their respective businesses are reflected properly on their respective books and records, are valid receivables arising solely out of bona fide sale and deliveries of goods, performance of services and other transactions by the respective Amtrol Companies, are subject to no setoffs or, to the Knowledge of the Company, counterclaims and, expect as set forth in Schedule 4.26 or as will be reflected in the calculation of the Closing Working Capital, to the Knowledge of the Company are collectible (subject to an allowance for doubtful accounts in accordance with the Company’s policies) without resort to legal proceedings or collection agencies, in each case in accordance with their terms at their recorded amounts (as reduced by any rebates or other purchase price deductions or reductions for which such customer is eligible), as adjusted for operations and transactions through the Closing in accordance with the respective past custom and practice of the Amtrol Companies in respect of their businesses.

4.27.        Inventory. The Inventory of the Amtrol Companies that is not subject to a reserve reflected in the Closing Balance Sheet, is merchantable and is not obsolete, damaged or defective (excluding however, scrap materials created in the Ordinary Course of Business). Except for Inventory in transit, the physical location of all Inventory is located on the Owned Real Property or the Leased Real Property. No Amtrol Company is in possession of any Inventory not owned by such Amtrol Company. All Inventory of the Amtrol Companies was acquired and has been maintained in the Ordinary Course of Business. The quantity of such Inventory is reasonable in accordance with the present circumstances of the Amtrol Companies with respect to their respective businesses.

4.28.        Guaranties. None of the Amtrol Companies is a guarantor or otherwise liable for any Liability of any other Person that is not an Amtrol Company.

4.29.        No Other Representations or Warranties. Except for the representations and warranties contained in this Article IV or elsewhere in this Agreement or in any Transaction Document delivered pursuant to this Agreement, neither the Company nor any other Person makes any other express or implied representation or warranty with respect to any Amtrol Company or the transactions contemplated by this Agreement or by the Transaction Documents, and the Company disclaims any other representations or warranties, whether made by the Company, any Company Stockholder or any of their respective Affiliates, officers, directors, employees, agents or representatives.

Article V

APPOINTMENT OF STOCKHOLDER REPRESENTATIVE

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(a)                By voting in favor of or consenting to the Merger, by executing and delivering a Letter of Transmittal or, with regard to the Company Optionholders, by executing an Option Termination Agreement, and without any further action on the part of any Person, each Company Securityholder shall be deemed to have irrevocably authorized and appointed the Stockholder Representative as such Company Securityholder’s attorney-in-fact and agent for and on behalf of such Company Securityholder with respect to the post-Closing adjustments contemplated by Section 3.10, claims for indemnification under Article X and the taking by the Stockholder Representative of any and all actions and the making of any decisions required or permitted to be taken by the Stockholder Representative under this Agreement and the Escrow Agreement, including the exercise of the power to: (i) authorize the release or delivery to Purchaser of all or any portion of the Adjustment Escrow Amount in satisfaction of the Company Securityholders’ obligations (if any) with respect to the post-Closing adjustments contemplated by Section 3.10 (and in connection therewith calculating the portion of any adjustment in the Company Securityholders’ favor that is payable to any Company Securityholder); (ii) authorize the release or delivery to Purchaser of all or any portion of the Indemnification Escrow Amount in satisfaction of the Company Securityholders’ obligations (if any) with respect to indemnification claims by Purchaser or any other Purchaser Indemnified Person pursuant to Article X; (iii) agree to, negotiate, enter into settlements and compromises of, and comply with orders of courts with respect to, such indemnification claims; (iv) litigate, arbitrate, resolve, settle or compromise any claim for indemnification made pursuant to Article X; (v) establish the Reserve Account and pay such amounts therefrom as the Stockholder Representative deems necessary or appropriate in its good faith judgment; (vi) waive any breach or default of Purchaser or Merger Sub under this Agreement or the Escrow Agreement; (vii) determine the Pro Rata Share of each Company Securityholder from time to time and all amounts for which a Company Securityholder may be entitled hereunder or under the Escrow Agreement from time to time, and (viii) take all actions necessary in the judgment of the Stockholder Representative for the accomplishment of the foregoing and any other post-Closing matters. The Stockholder Representative shall have authority and power to act on behalf of each Company Securityholder that has approved and consented to the Merger, or executed and delivered a Letter of Transmittal or executed and delivered an Option Termination Agreement with respect to the disposition, settlement or other handling of the adjustments contemplated by Section 3.10 and all claims under Article X and all rights or obligations arising under Section 3.10 and Article X. The Company Securityholders that approve and consent to the Merger, execute and deliver a Letter of Transmittal or execute and deliver an Option Termination Agreement shall be bound by all actions taken and documents executed by the Stockholder Representative in connection with Section 3.10 and Article X, and Purchaser shall be entitled to rely on any action or decision of the Stockholder Representative. In performing the functions specified in this Agreement, the Stockholder Representative may act upon any instrument or other writing believed by the Stockholder Representative to be genuine and to be signed or presented by the proper Person and shall not have any fiduciary duty to any Person and shall not be liable in connection with the performance by it of its duties pursuant to the provisions of this Agreement or the Escrow Agreement in the absence of gross negligence or willful misconduct on the part of the Stockholder Representative. Each Company Securityholder that approves the Merger, executes and delivers a Letter of Transmittal or executes and delivers an Option Termination Agreement hereby and thereby agrees that the Stockholder Representative and its agents and representatives shall be indemnified and held harmless (including out of funds that otherwise are to be distributed from the Escrow Account to the Company Securityholders, if any, as described in the following sentence) from and against any loss, Liability, cost or expense incurred without gross negligence or willful misconduct on the part of the Stockholder Representative and arising out of or in connection with the acceptance or administration of its duties hereunder. Any out-of-pocket costs, fees and expenses incurred by the Stockholder Representative in connection with actions taken by the Stockholder Representative pursuant to the terms of Section 3.10 and Article X (including the hiring of legal counsel and the incurring of legal fees, expenses and

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costs) (“Representative Expenses”) shall be the responsibility of the Company Securityholders. Notwithstanding anything to the contrary contained in this Agreement, from time to time after the Closing Date, in the event that the Stockholder Representative determines that the Reserve Amount and earnings thereon is not sufficient to pay actual or anticipated Representative Expenses, each Company Stockholder that has approved and consented to the Merger or executed and delivered a Letter of Transmittal, and each Company Optionholder pursuant to their Option Termination Agreement, shall be obligated, within ten (10) days after written notice from the Stockholder Representative, to contribute to the Reserve Account such Company Securityholder’s Pro Rata Share of the additional aggregate amount of additional Reserve Amount that the Stockholder Representative determines is necessary, which amount shall be set forth in such written notice. Upon final distributions of the Adjustment Escrow Amount and the Indemnification Escrow Amount, respectively, the Escrow Agent shall pay to the Stockholder Representative, out of the aggregate portion of funds in the Escrow Account that otherwise are to be distributed to the Company Securityholders, if any, pursuant to the terms of this Agreement and the Escrow Agreement, any unpaid Representative Expenses in accordance with the written instructions of the Stockholder Representative. Upon any post-Closing distributions of the Payment Fund, the Paying Agent shall pay to the Stockholder Representative, out of the aggregate portion of funds in the Payment Fund that otherwise are to be distributed to the Company Securityholders, if any, pursuant to the terms of this Agreement, any unpaid Representative Expenses in accordance with the written instructions of the Stockholder Representative. The Stockholder Representative may withhold a disproportionate amount from any Company Securityholder(s) that were the cause of any Representative Expenses. Without limiting the generality of the foregoing, the Stockholder Representative shall have full power and authority to interpret all the terms and provisions of this Agreement and the Escrow Agreement, and to consent to any amendment, modification or waiver hereof or thereof, on behalf of all the Company Securityholders and their respective heirs, successors and assigns.

(b)               Each Company Securityholder that approves and consents to the Merger, executes and delivers a Letter of Transmittal or executes and delivers an Option Termination Agreement shall be deemed to have irrevocably appointed and constituted the Stockholder Representative the true and lawful attorney-in-fact of such Company Securityholder, with full power in such Company Securityholder’s name and on such Company Securityholder’s behalf to act according to the terms of this Agreement and the Escrow Agreement in the absolute discretion of the Stockholder Representative; and in general to do all things and to perform all acts including, without limitation, executing and delivering the Escrow Agreement and any other agreements, certificates, receipts, instructions, notices or instruments contemplated by or deemed advisable in connection with the Escrow Agreement. This power of attorney and all authority hereby conferred is coupled with an interest and is granted and shall be irrevocable and shall not be terminated by any act of any Company Securityholder, by operation of law, whether by such Company Securityholder’s death, disability, protective supervision or any other event. Without limiting the foregoing, this power of attorney is to ensure the performance of a special obligation and, accordingly, by approval of the Merger, by executing and delivering the applicable Letter of Transmittal or by executing and delivering an Option Termination Agreement, each Company Securityholder shall be deemed to have waived and renounced such Company Securityholder’s right to renounce this power of attorney unilaterally at any time. By approval of the Merger, by executing and delivering the applicable Letter of Transmittal or by executing and delivering an Option Termination Agreement, each Company Securityholder shall be deemed to have waived any and all defenses that may be available to contest, negate or disaffirm the action of the Stockholder Representative taken under this Agreement or the Escrow Agreement. Notwithstanding the power of attorney granted in this Article V, no agreement, instrument, acknowledgement or other act or document shall be ineffective solely by reason of a Company Securityholder (instead of the Stockholder Representative) having signed or given the same directly.

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(c)                By voting in favor of or consenting to the Merger, by executing and delivering a Letter of Transmittal or, with regard to the Company Optionholders, by executing an Option Termination Agreement, and without any further action on the part of any Person, each Company Securityholder shall be deemed to have agreed that, notwithstanding anything to the contrary in this Agreement, Purchaser, Merger Sub, the Company and the Paying Agent shall be entitled to rely upon the Allocation Statement for all purposes hereunder and shall have no Liability to any Company Securityholder, the Stockholder Representative or any other Person for the determination of the amounts payable to the Company Securityholders hereunder or the manner in which or the Persons to whom such amounts are paid pursuant to this Agreement (regardless of which Person makes the payments) or any calculations required to be made under this Agreement with respect thereto. The immediately preceding sentence shall be deemed a waiver by each of the Company Securityholders and the Stockholder Representative of claims against Purchaser, Merger Sub, the Company and the Paying Agent with respect to the matters addressed in the Allocation Statement.

(d)               Company Securityholders who in the aggregate hold at least ninety percent (90%) of the Company Securityholders’ interest in the Escrow Account based on the aggregate Pro Rata Share shall have the right at any time to remove the then-acting Stockholder Representative and to appoint a successor Stockholder Representative; provided, however, that neither such removal of a then acting Stockholder Representative nor such appointment of a successor Stockholder Representative shall be effective until the delivery to the Escrow Agent of executed counterparts of a writing signed by each such Company Securityholder constituting at least ninety percent (90%) of the Pro Rata Share with respect to such removal and appointment, together with an acknowledgment signed by the successor Stockholder Representative appointed in such writing that such successor Stockholder Representative accepts the responsibility of successor Stockholder Representative and agrees to perform and be bound by all of the provisions of this Agreement applicable to the Stockholder Representative. Each successor Stockholder Representative shall have all of the power, authority, rights and privileges conferred by this Agreement upon the original Stockholder Representative, and the term “Stockholder Representative” as used herein shall be deemed to include any interim or successor Stockholder Representative.

(e)                All the immunities and powers granted to the Stockholder Representative under this Agreement shall survive the Closing or any termination of this Agreement.

(f)                Notwithstanding anything to the contrary contained herein, the Company shall act on the Company’s own behalf at all times prior to the Effective Time, shall sign on the Company’s own behalf and shall not appoint any Person as the Company’s lawful attorney-in-fact.

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Article VI

REPRESENTATIONS AND WARRANTIES OF PURCHASER AND MERGER SUB

Each of Purchaser and Merger Sub hereby represents and warrants to the Company as follows:

6.1.            Organization and Good Standing. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of Michigan and has all requisite corporate power and authority to own, lease and operate properties and carry on its business as currently conducted. Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to own, lease and operate properties and carry on its business as currently conducted.

6.2.            Authorization of Agreement. It has full corporate power and authority to execute and deliver this Agreement and each other agreement, document, instrument or certificate contemplated by this Agreement or to be executed by it in connection with the consummation of the transactions contemplated hereby and thereby (the “Purchaser Documents”), and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by it of this Agreement and each Purchaser Document have been duly authorized by all necessary corporate action on behalf of Purchaser and Merger Sub. This Agreement has been, and each Purchaser Document will be at or prior to the Closing, duly executed and delivered by it and (assuming the due authorization, execution and delivery by the other parties hereto and thereto) this Agreement constitutes, and each Purchaser Document when so executed and delivered will constitute, the legal, valid and binding obligation of Purchaser and Merger Sub, enforceable against Purchaser and Merger Sub in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).

6.3.            Conflicts; Consents of Third Parties.

(a)                The execution and delivery by it of this Agreement or the Purchaser Documents does not, and the consummation of the transactions contemplated hereby or thereby, or compliance by it with any of the provisions hereof or thereof will not, conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination or cancellation under, any provision of (i) the certificate of incorporation or by-laws (or comparable governing documents) of Purchaser and Merger Sub; (ii) any Contract or Permit to which it is a party or by which any of its properties or assets of it are bound; or (iii) assuming the receipt of all consents, approvals, waivers and authorizations and the making of notices and filings required to be made or obtained by the Company, Merger Sub or Purchaser, any applicable Law or any Order of any Governmental Body applicable to it or by which any of its properties or assets are bound other than, in the case of clauses (ii) and (iii), such conflicts, violations, defaults, terminations or cancellations that would not, individually or in the aggregate, materially delay or impair the ability of Purchaser or Merger Sub to perform its obligations under this Agreement.

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(b)               Except as set forth on Schedule 6.3(b), no material consent, waiver, approval, Order, Permit or authorization of, or declaration or filing with, or notification to, any Person or Governmental Body is required on the part of Purchaser in connection with the execution and delivery of this Agreement or the Purchaser Documents or the compliance by it with any of the provisions hereof or thereof, except for compliance with the applicable requirements of the HSR Act or any comparable Foreign Antitrust Laws, and except for those the failure to obtain, give or make would materially delay or limit the ability of Purchaser or Merger Sub to perform its obligations under this Agreement.

6.4.            Financial Advisors. Except as set forth on Schedule 6.4 hereto, no Person has acted, directly or indirectly, as a broker, finder or financial advisor for it in connection with the transactions contemplated by this Agreement and no Person is entitled to any fee or commission or like payment in respect thereof.

6.5.            Sufficient Funds. Purchaser has, and on the Closing Date Purchaser will have, sufficient immediately available funds or availability under existing credit facilities, to fund the Merger Consideration and pay all other amounts (including all fees and expenses) required to be paid by Purchaser in order to consummate the transactions contemplated hereby and by the Purchaser Documents on the terms contemplated by the Transaction Documents. Each of Purchaser and Merger Sub confirms that it is not a condition to Closing or any of its other obligations under this Agreement that Purchaser or Merger Sub obtain financing for or in connection with the transactions contemplated by this Agreement.

6.6.            Condition of the Business. Notwithstanding anything contained in this Agreement to the contrary, Purchaser and Merger Sub acknowledge and agree that the Company is not making any representations or warranties whatsoever, express or implied, beyond those expressly given by the Company in Article IV. Any claims Purchaser or Merger Sub may have for breach of representation or warranty of the Company shall be based solely on the representations and warranties of the Company set forth in Article IV. Purchaser and Merger Sub further represent that none of the Company or any of its Affiliates nor any other Person has made any representation or warranty, express or implied, as to the accuracy or completeness of any information regarding the Company or the transactions contemplated by this Agreement not expressly set forth in this Agreement or the Schedules and Exhibits hereto. Purchaser and Merger Sub acknowledge that they have conducted to their satisfaction, their own independent investigation of the condition, operations and business of the Amtrol Companies and, in making their determination to proceed with the transactions contemplated by this Agreement, Purchaser and Merger Sub have solely relied on the results of their own independent investigation and the representations and warranties expressly given by the Company in Article IV.

6.7.            Litigation. There is no legal, administrative, arbitral or other proceeding by or before any Governmental Body or, to the knowledge of Purchaser or Merger Sub, threatened against Purchaser or Merger Sub or any of their Affiliates, nor to the knowledge of Purchaser or Merger Sub is there any pending investigation by any Governmental Body, which would give any third party the right to enjoin or rescind the transactions contemplated hereby or otherwise prevent Purchaser or Merger Sub from complying with the terms and provision of this Agreement.

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Article VII

COVENANTS

7.1.            Confidentiality. Purchaser acknowledges that the information provided to Purchaser in connection with this Agreement and the transactions contemplated hereby is subject to the terms of the Confidentiality Agreement between Worthington Industries, Inc. and the Company dated April 12, 2016, (the “Confidentiality Agreement”), the terms of which are incorporated herein by reference. Effective upon, and only upon, the Closing Date, the Confidentiality Agreement shall terminate without further action on the part of Purchaser or the Company.

7.2.            Indemnification, Exculpation and Insurance.

(a)                For a period of six (6) years after the Closing, Purchaser will not, and will not permit the Company to, amend, repeal or modify any provision in the Company’s organizational and governing documents relating to the exculpation, indemnification or advancement of expenses applicable to the current (as of immediately prior to the Closing Date) and former officers and directors of the Company and the Company Subsidiaries (each, as previously identified by the Company to Purchaser, an “D&O Indemnified Person”) in a manner that would adversely affect the rights of such officers and directors, except as required by applicable Law, it being the intent of the parties that the current officers and directors of the Company and the Company Subsidiaries will continue to be entitled to such exculpation, indemnification and advancement of expenses to the full extent currently provided in the Company’s organizational and governing documents.

(b)               As of the date of this Agreement, the Company has obtained and fully paid for irrevocable “tail” insurance policies (“Tail Insurance”) naming the D&O Indemnified Persons as direct beneficiaries with a claims period of at least six (6) years from the Closing Date (the “Tail Period”) from an insurance carrier with the same or better credit rating as the Company’s current insurance carrier with respect to directors’ liability insurance in an amount and scope at least as favorable as the Company’s existing policies with respect to matters existing or occurring at or prior to the Closing Date. After the Closing, Purchaser will not, or will cause the Company not to, cancel or change such Tail Insurance coverage during the Tail Period. The Company shall provide sufficient evidence to Purchaser that such Tail Insurance has been bound no later than the Closing.

(c)                In the event that all or substantially all of the assets of the Company are sold, whether in one transaction or a series of transactions, then Purchaser and the Company will, in each such case, ensure that the successors and assigns of the Company assume the obligations set forth in this Section 7.2. The provisions of this Section 7.2 will apply to all of the successors and assigns of the Company.

(d)               The provisions of this Section 7.2 are intended for the benefit of, and will be enforceable by (as express third-party beneficiaries), each D&O Indemnified Person and his or her heirs and representatives, successors and assigns and are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such Person may have had by Contract or otherwise.

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7.3.            Public Announcements. The parties have approved the press release to be issued by Purchaser’s parent in connection with the execution of this Agreement. Prior to the issuance of such press release, none of the parties hereto or any of their respective representatives or Affiliates shall issue or cause to be issued a press release or other public announcement concerning the transactions contemplated hereby. Thereafter, neither the Company Securityholders nor the Stockholder Representative nor any of their respective Affiliates shall publicly disclose any information concerning the transactions contemplated by this Agreement or the Amtrol Companies which is confidential or non-public, without the consent of Purchaser (which consent shall not be unreasonably withheld, conditioned or delayed). Nothing contained in this Section 7.3 shall prevent a party hereto from (a) sharing this Agreement and the terms hereof on a confidential basis with any of its direct or indirect partners, investors, stockholders, managers, members, directors, officers, Affiliates or agents, or in connection with any filings required by the HSR Act or any Foreign Antitrust Laws or (b) making any disclosure that is required by Law or the rules, regulations or listing standards of the SEC or any national securities exchange.

7.4.            Tax Matters. The following provisions shall govern the allocation of responsibility as between Purchaser and the Company Securityholders for certain Tax matters following the Closing Date.

(a)                Filing of Taxes.

(i)                 Purchaser shall prepare, or cause to be prepared, and file, or cause to be filed, all Tax Returns required to be filed (taking into account extensions of time to file) by the Amtrol Companies after the Closing Date with respect to any Pre-Closing Tax Period (each such return, a “Pre-Closing Tax Return”). Each Pre-Closing Tax Return (other than a Pre-Closing Tax Return that relates to a Foreign Company New Taxable Year) shall be prepared in a manner consistent with past practice, except as required by applicable Tax Law. Each such Pre-Closing Tax Return that is an Income Tax Return (each such Income Tax Return, a “Pre-Closing Income Tax Return”) will be submitted by Purchaser to the Stockholder Representative (together with schedules, statements and, to the extent requested by the Stockholder Representative, supporting documentation) at least thirty (30) days before the due date (including extensions) of such Pre-Closing Income Tax Return. Purchaser shall permit the Stockholder Representative and its agents or designees to review and comment on each such Pre-Closing Income Tax Return. In the event that the Stockholder Representative reasonably disagrees with any aspect of any such Pre-Closing Income Tax Return that relates to a Tax Liability for which the Company Securityholders would be responsible under Section 7.4(k) and provides written notice of such disagreement to Purchaser within fifteen (15) days after receipt of such Pre-Closing Income Tax Return, time being of the essence, the

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disagreement will be resolved by the Independent Accountants, whose resolution shall be final, binding and conclusive on the parties hereto. No amount shall be released from the Adjustment Escrow Account to the Stockholder Representative until after the Adjustment Escrow Release Date. The fees and expenses of the Independent Accountants incurred pursuant to this Section 7.4(a)(i) shall be allocated between Purchaser, on the one hand, and the Stockholder Representative, on the other hand, as follows: a portion of such accounting fees equal to the product of such accounting fees and a fraction, the numerator of which is the aggregate dollar amount of the disputed items resolved by the Independent Accountants in favor of Purchaser and the denominator of which is the aggregate dollar amount of all disputed items submitted to the Independent Accountants for resolution, shall be allocated to the Stockholder Representative, and the remainder shall be allocated to Purchaser (in each case as finally determined by the Independent Accountants). To the extent permitted by applicable Tax Law, such Pre-Closing Income Tax Returns shall reflect all Company Transaction Expenses in the portion of such Pre-Closing Income Tax Returns ending on the Closing Date. The Company Securityholders will be responsible for all Taxes of the Amtrol Companies paid or to be paid after the Closing and attributable to a Pre-Closing Tax Period (excluding Excluded Taxes, and any Taxes to the extent of the amount included and specifically identified as a Liability for such Taxes in the Closing Working Capital) (the “Pre-Closing Tax Liability”). As described in Section 3.10(f), Purchaser shall be entitled to offset against any payment of a Tax refund that the Stockholder Representative is otherwise entitled to receive pursuant to the application of Section 7.4(a)(ii), any Pre-Closing Tax Liability. Alternatively, at Purchaser’s request, the Stockholder Representative and Purchaser will jointly instruct the Escrow Agent to promptly pay an amount equal to any Pre-Closing Tax Liability to Purchaser out of the Adjustment Escrow Amount (or, to the extent that funds in the Adjustment Escrow Account at such time are insufficient to pay the amount of such excess, out of the Indemnification Escrow Account).

(ii)               At the sole cost and expense of the Company Securityholders to be satisfied out of the Adjustment Escrow Amount (or, if necessary, the Indemnification Escrow Account or through an offset against Post-Closing Payments under Section 3.10(f)), the Company shall elect to carry back any item of loss, deduction or credit relating to a Tax period ending on or before the Closing Date and reflected on such Pre-Closing Income Tax Returns to its prior taxable years to the extent permitted by applicable Tax Law and Purchaser shall cause the Company to file IRS Form 1139 (and/or analogous U.S. state or local form relating to a Tax refund) and/or any amended Tax Return to the extent necessary to obtain any potential Tax refunds related thereto. Purchaser shall send a draft of such IRS Form 1139 (and/or such analogous form) or amended Tax Return to the Stockholder Representative for review no later than ten (10) Business Days prior to filing, and the Stockholder Representative shall be entitled to comment on such IRS Form 1139 (and/or such analogous form) or amended Tax Return to the extent such form or amended Tax Return is prepared inconsistent with this Section. Any Tax refund resulting from the election and filings described in this Section 7.4(a)(ii) shall be paid by Purchaser to the Stockholder Representative pursuant to Section 3.10(d)(iii) following receipt by Purchaser or any Amtrol Company of such refund; provided that, for the avoidance of doubt, no amount of such Tax refund shall be paid by Purchaser until after the Adjustment Escrow Release Date.

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(iii)             Notwithstanding anything herein to the contrary, Purchaser and the Stockholder Representative (on behalf of the Company Securityholders) agree that, with respect to each of the Amtrol Companies that is organized in a country other than the United States, elections will be filed with such countries to the extent permissible under applicable Law, to cause the taxable year of each such Amtrol Company to end as of May 31, 2017 (or as close to that date as possible) for Income Tax purposes (the “Short Year Termination Date”), and for each such Amtrol Company to adopt a taxable year for Income Tax purposes the first day of which is the day following the applicable Short Year Termination Date.

(b)               Allocation of Straddle Period Taxes. For purposes of this Agreement, with respect to any Straddle Period, the amount of any Taxes based on or measured by income, sales, value-added, receipts, proceeds, profits, employment or payroll of the Amtrol Companies will be treated as attributable to the Pre-Closing Tax Period based on an interim closing of the books as of the close of the Closing Date, and the amount of all other Taxes of the Amtrol Companies that become payable during a Straddle Period (including property and other periodic Taxes, and whether such Taxes are payable to a Governmental Body, a landlord or other third party), will be treated as attributable to the Pre-Closing Tax Period based on a fraction, the numerator of which is the total number of days from the beginning of the Straddle Period through (and including) the Closing Date, and the denominator of which is the total number of days in the Straddle Period.

(c)                To the extent that, after the application of Section 7.4(a) and Section 7.4(g), Purchaser or the Company actually realizes a Tax benefit in any Relevant Tax Period attributable to any Tax deduction for the Company Transaction Expenses paid by the Company or by Purchaser for the benefit of the Company and taken into account in determining the Final Merger Consideration (“Transaction Tax Deduction”) or any net operating loss carryforward of the Company arising in a Pre-Closing Tax Period that is attributable to a Transaction Tax Deduction (“TTD Carryforward”) then, subject to the limitations set forth in the immediately following sentence, the amount of the reduction in Taxes attributable to such Transaction Tax Deduction or TTD Carryforward that is actually realized by Purchaser or the Company in any Relevant Tax Period, determined in accordance with the principles of Section 7.4(d) (a “Transaction Tax Benefit”) shall be for the account of the Company Securityholders. Purchaser will pay to the Stockholder Representative (for distribution to the Company Securityholders in accordance with Section 2.4) any Transaction Tax Benefit, net of any reasonable expenses of obtaining such Transaction Tax Benefit (such payment, a “Transaction Tax Benefit Payment”), no later than ten (10) days after filing the Income Tax Return for any Relevant Tax Period for which such Transaction Tax Deduction or TTD Carryforward is applied or utilized (although subject to Section 3.10(f)).

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(d)               The amount of the Transaction Tax Benefit for any Relevant Tax Period shall be equal to the excess, if any, of (i) the cumulative Liability for Taxes through the end of such taxable year payable by the consolidated group that includes Purchaser, calculated by adding back, solely for purposes of this clause (i), any Transaction Tax Deductions and any TTD Carryforwards for such Relevant Tax Period, over (ii) the actual cumulative Liability for Taxes through the end of such taxable year payable by the consolidated group that includes Purchaser, calculated by taking into account any Transaction Tax Deductions and any TTD Carryforwards attributable to the payment at issue for all taxable years (to the extent permitted by relevant Tax Law and treating such Tax items as the last items claimed for any taxable year); provided, however, that (A) net operating loss carrybacks from future taxable years shall not reduce the Transaction Tax Benefit, and (B) TTD Carryforwards shall include only those amounts that are available for use and have not been previously utilized in the foregoing calculation. Promptly following the filing of its federal income Tax Return for any year to which Section 7.4(a) or Section 7.4(c) applies, (1) Purchaser shall notify the Stockholder Representative in writing of the amount of any Transaction Tax Benefit (the “Transaction Tax Benefit Notice”) and shall provide a written schedule showing Purchaser’s calculation of the Transaction Tax Benefit (which calculation shall be made in good faith and shall be accompanied by a reasonably detailed written explanation thereof delivered to the Stockholder Representative) and be binding on all parties hereto without any other party’s review of any Books and Records or Tax Returns of Purchaser; and (2) Purchaser shall notify the Stockholder Representative in writing of the amount payable pursuant to Section 7.4(g) and shall provide a written schedule in reasonable detail stating the calculation thereof. In the event that Purchaser receives a written request from the Stockholder Representative within ten (10) days of the receipt by the Stockholder Representative of the Transaction Tax Benefit Notice, the computation of the Transaction Tax Benefit shall be verified or modified in writing by the Independent Accountants, whose determination as to the amount of the Transaction Tax Benefit shall be final, binding and conclusive on the parties hereto effective as of the date that the Independent Accountants’ written determination is received by Purchaser and the Stockholder Representative, absent manifest error. Purchaser shall provide the Independent Accountants with all of the information reasonably requested by the Independent Accountants in order for them to provide this determination, which information shall be kept in confidence by the Independent Accountants and not disclosed by the Independent Accountants to any other party hereto. The fees and disbursements of the Independent Accountants incurred in reviewing any Transaction Tax Benefit calculation shall be shared by the parties as follows: (I) the Company Securityholders shall be responsible for an amount equal to the aggregate fees and disbursements of the Independent Accountants multiplied by a ratio, the numerator of which is equal to the final Transaction Tax Benefit amount as determined by the Independent Accountants, and the denominator of which is the Transaction Tax Benefit amount as calculated by Purchaser, and (II) Purchaser shall be responsible for an amount equal to the aggregate fees and disbursements of the Independent Accountants, reduced by the amount of such fees and disbursements for which the Company Securityholders are responsible pursuant to clause (I) above.

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(e)                Cooperation on Tax Matters.

(i)                 Purchaser, the Company, and the Stockholder Representative (on behalf of the Company Securityholders) shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with the filing of Tax Returns pursuant to this Section 7.4 and any audit, claim, inquiry, examination or other proceeding relating to Taxes (a “Tax Claim”). Such cooperation shall include the retention and (upon the other party’s request) the provision of records and information which are reasonably relevant to any such Tax Claim and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. The Company and the Company Stockholders agree (A) to retain all books and records with respect to Tax matters pertinent to the Company relating to any Tax period beginning before the Closing Date until the expiration of the statute of limitations (and, to the extent notified by Purchaser, any extensions thereof) of the respective Tax periods, and to abide by all record retention agreements entered into with any Taxing Authority, and (B) to give the other party reasonable written notice prior to transferring, destroying or discarding any such books and records and, if the other party so requests, the Company Stockholders shall allow the other party to take possession of such books and records. The Company Securityholders will provide the Stockholder Representative with all such relevant information upon request.

(ii)               Purchaser and the Stockholder Representative (on behalf of the Company Securityholders) further agree, upon request, to use their best efforts to obtain any certificate or other document from any Governmental Body or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including, but not limited to, with respect to the transactions contemplated hereby). The Company Securityholders will provide the Stockholder Representative with all such relevant information upon request.

(iii)             Purchaser and the Stockholder Representative (on behalf of the Company Securityholders) further agree, upon request, to provide the other party with all information that either party may be required to report pursuant to Section 6043 of the Code and all Treasury Regulations promulgated thereunder. The Company Securityholders will provide the Stockholder Representative with all such relevant information upon request.

(iv)             Notwithstanding anything in this Section 7.4(d) to the contrary, Purchaser shall not be required to provide any records, Tax Returns or any other information to the Stockholder Representative, in each case which includes any information relating to any member (other than an Amtrol Company) of a consolidated, unity or combined group including Purchaser.

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(f)                Tax Claims.

(i)                 The Stockholder Representative will have the right to control (at the sole cost and expense of the Company Securityholders) the conduct, defense and settlement, compromise or other disposition of any Tax Claim relating solely to Taxes for which the Company Securityholders would be obligated to indemnify the Purchaser Indemnified Persons under Section 10.1, which Taxes relate to a Tax period ending on or before the Closing Date and would not reasonably be expected to result in Damages in excess of the funds then remaining in the Indemnification Escrow Account; provided that, the Stockholder Representative will promptly notify Purchaser of its intent to control such Tax Claim, and to the extent the Stockholder Representative controls such Tax Claim, the Stockholder Representative (1) must promptly notify Purchaser of such Tax Claim and keep Purchaser reasonably informed of all developments in such Tax Claim, (2) must afford Purchaser the reasonable opportunity to participate (at its sole cost and expense) in the conduct and resolution of such Tax Claim, (3) must conduct the defense actively and diligently, and (4) may not settle, compromise or otherwise dispose of such Tax Claim without the prior written consent of Purchaser, such consent not to be unreasonably withheld, conditioned or delayed. In the event that any of the conditions in clauses (1) through (4) of this Section 7.4(f)(i) is or becomes unsatisfied, (A) Purchaser or a Purchaser Affiliate may control the defense, and consent to the entry of any judgment or enter into any settlement, in any manner that they reasonably may deem appropriate, with the prior consent of the Stockholder Representative, such consent not to be unreasonably withheld, conditioned or delayed, (B) the Company Securityholders shall reimburse Purchaser promptly and periodically for the costs of such defense (including reasonable attorneys’ fees and expenses), and (C) Purchaser’s assumption of control over the Tax Claim shall not affect its rights to indemnification pursuant to Section 10.1 and Section 7.4(k).

(ii)               Purchaser shall have the right to control the conduct, defense and settlement, compromise or other disposition of any Tax Claim that (1) does not relate solely to a Tax period ending on or before the Closing Date, or (2) that relates solely to a Tax period ending on or before the Closing Date but with respect to which the Stockholder Representative did not elect to control pursuant to Section 7.4(f); provided that (A) with respect to a Tax Claim relating to a Straddle Period, Purchaser must promptly notify the Stockholder Representative of such Tax Claim and must keep the Stockholder Representative reasonably informed of all developments in such Tax Claim, and (B) with respect to any Tax Claim relating to a Straddle Period or relating solely to a Tax period ending on or before the Closing Date but with respect to which the Stockholder Representative did not elect to control pursuant to Section 7.4(f), Purchaser must (i) must afford the Stockholder Representative the reasonable opportunity to participate (at the sole cost and expense of the Company Securityholders) in the conduct and resolution of such Tax Claim, (ii) must conduct the defense actively and diligently, and (iii) may not settle, compromise or otherwise dispose of such Tax Claim without the prior written consent of the Stockholder Representative, such consent not to be unreasonably withheld, conditioned or delayed.

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(iii)             Notwithstanding anything in this Section 7.4(f) to the contrary, the Stockholder Representative shall not be entitled to participate in or control any proceeding related to a Tax Claim, which proceeding involves in whole or in part any Taxes of, or a Tax Return of, the consolidated, unitary or combined group including Purchaser (or any member thereof other than an Amtrol Company); provided that (1) in such event Purchaser shall keep the Stockholder Representative fully informed and consult with the Stockholder Representative with respect to such Tax Claim, and (2) Purchaser may not settle, compromise or otherwise dispose of such Tax Claim (to the extent that such claim relates to the Amtrol Companies) if indemnification is to be sought hereunder without the prior written consent of the Stockholder Representative, such consent not to be unreasonably withheld, conditioned or delayed.

(iv)             Notwithstanding anything in Article X to the contrary, this Section 7.4(f), and not Section 10.4, will govern the conduct of Tax Claims.

(g)               Tax Refunds. Subject to the provisions of Section 7.4(a) and Section 3.10(f), the Company Securityholders will be entitled to all refunds actually received by an Amtrol Company that relate to a Pre-Closing Tax Period, net of all Taxes payable by Purchaser or the Company attributable to the receipt of such refund (to the extent not included in the computation of the Company Post-Closing Tax Payment or otherwise paid by the Company Securityholders pursuant to Section 7.4(a)(i)), net of all costs and expenses incurred by Purchaser or the Company in obtaining such refund, and net of any Indemnified Taxes for which Purchaser or the Company has not then obtained recovery or reimbursement; provided that the Company Securityholders will not be entitled to any refunds attributable to carrybacks from periods ending after the Closing Date, or refunds that were reflected as assets in the Closing Statement (including any estimated and pre-paid Tax payments). If Purchaser or the Company receives any refund of Tax to which the Company Securityholders are entitled pursuant to this Section 7.4(g), Purchaser will pay (or cause the Company to pay) such refund of Tax (including any interest received thereon) to the Stockholder Representative pursuant to Section 3.10(d)(iii), provided that, for the avoidance of doubt, no amount of such tax refund shall be paid by Purchaser until after the Adjustment Escrow Release Date. In the event that Purchaser or the Company is required to repay all or any portion of such refund of Tax (including any interest received thereon) to the relevant Taxing Authority, the Stockholder Representative shall, at the expense of the Company Securityholders, at the request of Purchaser, repay to Purchaser or the Company, as applicable, the amount paid over pursuant to this Section 7.4(g) (plus any penalties, interest or other charges imposed by the relevant Taxing Authority) within five (5) Business Days of such request. In applying this Section 7.4(g), any refund of Taxes (including any interest thereon) for a Straddle Period will be allocated between the Pre-Closing Tax Period and the portion of the Straddle Period beginning after the Closing Date in accordance with the principles of Section 7.4(b). Purchaser shall be entitled to all refunds relating to any taxable period (or portion thereof) beginning after the Closing Date (including, without limitation, any refund that is attributable to any net operating loss carryforward of the Company arising in a Pre-Closing Tax Period, or any tax credits or other tax attributes of the Company carried forward from a Pre-Closing Tax Period to a taxable period (or portion thereof) beginning after the Closing Date); provided that, for the avoidance of doubt, Purchaser shall make Transaction Tax Benefit Payments to the Stockholder Representative (for distribution to the Company Securityholders in accordance with Section 2.4) in accordance with Section 7.4(c).

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(h)               For the avoidance of doubt, Section 7.4 is subject to the provisions set forth in Section 3.10(f).

(i)                 Section 338 Election. Without the prior written consent of the Stockholder Representative (which may be withheld for any reason), none of Purchaser, the Surviving Corporation or any other Person who can make an election pursuant to Section 338 of the Code (a “Section 338 Election”) or pursuant to Section 336 of the Code (a “Section 336 Election”) with respect to the Surviving Corporation or any of its Subsidiaries, shall make a Section 338 Election or a Section 336, or make any corresponding election pursuant to U.S. state, U.S. local or non-U.S. law, with respect to the Surviving Corporation or any such Subsidiary.

(j)                 Buyer Tax Act. Except to the extent permitted or required by this Agreement or to the extent Purchaser or the Surviving Corporation receives the prior written consent (which shall not be unreasonably withheld, conditioned or delayed) of the Stockholder Representative, neither Purchaser nor the Surviving Corporation shall file any amended Tax Return for a Tax period ending on or prior to the Closing Date, if the filing of such amended Tax Return would have the effect of increasing the Tax Liability of the Surviving Corporation or the Company Securityholders for any Pre-Closing Tax Period.

(k)               Tax Indemnity. Each of the Company Securityholders, by virtue of the Merger, agrees, after the Effective Time, to indemnify, defend and hold harmless the Purchaser Indemnified Persons, without duplication from Section 10.1(a), from and against any Indemnified Taxes and all Damages arising out of or resulting from an Indemnified Tax, in each case subject to the terms and limitations set forth in Article X.

7.5.            Letters of Credit. The Company has informed Purchaser that it has had issued, for the benefit of the Amtrol Companies, certain letters of credit set forth on Schedule 7.5 (collectively, the “Letters of Credit”). At or prior to the Closing, Purchaser shall, at its sole election, either (a) substitute replacement letters of credit for the Letters of Credit and arrange for return and cancellation of the Letters of Credit without any additional Liability to any of the Amtrol Companies or (b) have issued back-to-back letters of credit or other credit support satisfactory to the issuer(s) of such Letters of Credit.

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Article VIII

CONDITIONS TO CLOSING

8.1.            Conditions Precedent to Obligations of Purchaser and Merger Sub. The obligation of Purchaser and Merger Sub to consummate the transactions contemplated by this Agreement is subject to the fulfillment, at or prior to the Closing of each of the following conditions (any or all of which may be waived by Purchaser in writing in whole or in part to the extent permitted by applicable Law):

(a)                (i) the Fundamental Representations shall be true and correct as of the date hereof and as of the Closing Date, as if made on the Closing Date (except (1) for Fundamental Representations to the extent made with reference to an earlier date, in which case as of such earlier date and (2) with respect to Section 4.4 and Section 4.5, excluding any failures to be so true and correct that, individually or in the aggregate, are de minimis in nature) and (ii) all other representations and warranties contained in Article IV of this Agreement shall be true and correct (giving effect to any “Knowledge” qualifiers and dollar thresholds, but without regard to any “materiality” or “Material Adverse Effect” qualifications therein, other than with respect to Section 4.8) as of the date hereof and as of the Closing Date, as if made on the Closing Date (except to the extent made with reference to an earlier date, in which case as of such earlier date), except where the failure of any such representation or warranty to be true and correct, individually or in the aggregate would not reasonably be expected to have a Material Adverse Effect;

(b)               each of the Amtrol Companies shall have performed and complied, in all material respects, with all obligations, covenants and agreements required by this Agreement to be performed or complied with by them at or prior to the Closing;

(c)                the Company shall have delivered to Purchaser a certificate signed by an authorized officer of the Company, dated as of the Closing Date, certifying that the conditions set forth in Section 8.1(a), Section 8.1(b) and Section 8.1(o) have been met;

(d)               the Company shall have delivered to Purchaser the Company Stockholder Approval;

(e)                the Required Consents listed on Schedule 8.1(e) shall have been obtained;

(f)                the Company shall have delivered to Purchaser the Certificate of Merger in the form required by the DGCL, duly executed by the Company;

(g)               the Credit Facility Payoff Letter, and any other payoff letters from holders of debt listed on Schedule 8.1(g) shall have been executed and delivered to Purchaser;

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(h)               the Company shall have delivered to Purchaser, in a form reasonably acceptable to Purchaser, a properly completed and executed certificate satisfying Treasury Regulations Sections 1.897-2(h) and 1.1445-2(c) certifying that the shares in the Company are not interests in “United States real property interests” within the meaning of Section 897(c) of the Code;

(i)                 the Company shall have delivered to Purchaser, an executed copy of the Escrow Agreement signed by the Company and the Escrow Agent and each of the other Company Documents;

(j)                 the Company shall have delivered to Purchaser, executed copies of the form of Nonsolicitation and Confidentiality Agreement attached hereto as Exhibit H (the “Nonsolicitation and Confidentiality Agreements”), signed by the Persons identified on Schedule 8.1(j);

(k)               the Company shall have delivered to Purchaser, executed copies of Option Termination Agreements signed by all of the Company Optionholders;

(l)                 the Company shall have delivered to Purchaser, executed copies of Letters of Transmittal signed by Company Stockholders owning at least ninety-nine percent (99%) of the Voting Stock;

(m)             the Company shall have delivered to Purchaser, executed copies of the form of Amendment and Waiver to Employment Agreement attached hereto as Exhibit I (the “Amendment and Waiver to Employment Agreements”), signed by the Persons identified on Schedule 8.1(m);

(n)               the Company shall have delivered to Purchaser, executed copies of the form of Amendment and Waiver to Key Employee Retention Bonus and Severance Agreement attached hereto as Exhibit J (the “Amendment and Waiver to Key Employee Retention Bonus and Severance Agreements”), signed by the Persons identified on Schedule 8.1(n);

(o)               the Company shall have delivered to Purchaser, executed copies of the form of Amendment and Waiver to Amended and Restated Employment Agreement attached hereto as Exhibit K (the “Amendment and Waiver to Amended and Restated Employment Agreements”), signed by the Persons identified on Schedule 8.1(o);

(p)               the Company shall have delivered to Purchaser, an executed copy of the form of Amendment and Waiver to Amended and Restated Employment and Directorship Agreement attached hereto as Exhibit L (the “Amendment and Waiver to Amended and Restated Employment and Directorship Agreement”), signed by William Chohfi; and

(q)               since December 31, 2016, no Material Adverse Effect shall have occurred and be continuing.

If the Closing occurs, all Closing conditions set forth in this Section 8.1 that have not been fully satisfied as of the Closing Date shall be deemed to have been waived by the Purchaser.

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8.2.            Conditions Precedent to Obligations of the Company. The obligations of the Company to consummate the transactions contemplated by this Agreement are subject to the fulfillment, at or prior to the Closing, of each of the following conditions (any or all of which may be waived by the Company in whole or in part to the extent permitted by applicable Law):

(a)                (i) the Purchaser Fundamental Representations contained in Article VI of this Agreement shall be true and correct as of the date hereof and as of the Closing Date, as if made on the Closing Date (except for Purchaser Fundamental Representations to the extent made with reference to an earlier date, in which case as of such earlier date) and (ii) all other representations and warranties contained in Article VI of this Agreement shall be true and correct (giving effect to any knowledge qualifiers and dollar thresholds, but without regard to any materiality or material adverse effect qualifications therein) as of the date hereof and as of the Closing Date, as if made on the Closing Date (except to the extent made with reference to an earlier date, in which case as of such earlier date), except where the failure of any such representation or warranty to be true and correct, individually or in the aggregate, would not reasonably be expected to have a material adverse effect on Purchaser’s ability to consummate the transactions contemplated by the Agreement;

(b)               Purchaser shall have performed and complied, in all material respects, with all obligations and agreements required by this Agreement to be performed or complied with by it on or prior to the Closing Date;

(c)                Purchaser shall have delivered to the Company a certificate signed by an authorized officer of Purchaser, dated as of the Closing Date, certifying that the conditions set forth in Section 8.2(a) and Section 8.2(b) have been met;

(d)               the Required Consents listed on Schedule 8.1(e) shall have been obtained;

(e)                Merger Sub shall have delivered to the Company the Certificate of Merger in the form required by the DGCL, duly executed by Merger Sub; and

(f)                Purchaser shall have delivered to the Company and Stockholder Representative, an executed copy of the Escrow Agreement signed by Purchaser and the Escrow Agent and each of the other Purchaser Documents.

If the Closing occurs, all Closing conditions set forth in this Section 8.2 that have not been fully satisfied as of the Closing Date shall be deemed to have been waived by the Company.

Article IX

TERMINATION

9.1.            Termination of Agreement. This Agreement may be terminated prior to the Closing as follows:

(a)                at the election of either Purchaser or the Company if the Closing Date shall not have occurred on or before June 5, 2017 (the “Termination Date”); provided, however, that the terminating party is not in material breach of any representation, warranty, covenant or other agreement contained herein at the time of such termination;

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(b)               by mutual written consent of the Company and Purchaser;

(c)                by the Company or Purchaser if there shall be in effect a Law or a final nonappealable Order of a Governmental Body of competent jurisdiction making illegal or otherwise restraining, enjoining or otherwise prohibiting the consummation of the transactions on the terms contemplated hereby; or

(d)               by Purchaser, if the Company Stockholder Approval is not obtained within three hours of the execution and delivery of this Agreement by the parties hereto.

9.2.            Procedure Upon Termination. In the event of termination and abandonment by Purchaser or the Company, or both of them, pursuant to Section 9.1 hereof, the terminating party shall forthwith deliver written notice thereof to the other party or parties, and this Agreement shall terminate, and the Merger hereunder shall be abandoned, without further action by Purchaser, the Company, the Stockholder Representative or any other Person.

9.3.            Effect of Termination. In the event that this Agreement is validly terminated in accordance with Section 9.1, then each of the parties hereto shall be relieved of their duties and obligations arising under this Agreement after the date of such termination and this Agreement shall become void and of no further force and effect with no liability to any Person on the part of any party hereto (or any officer, agent, employee, direct or indirect holder of any equity interest or securities, or Affiliates of any party hereto); provided, however, that (i) no such termination shall relieve any party hereto from liability for any Willful and Material Breach of this Agreement prior to the termination of this Agreement; and (ii) the obligations of the parties set forth in Section 7.1, Section 7.3, this Section 9.3 and Article XI hereof shall survive any such termination and shall be enforceable hereunder. For the purpose of this Agreement, “Willful and Material Breach” shall mean a material breach that is a consequence of an act undertaken by the breaching party with knowledge (actual or constructive) that the taking of such act would, or would reasonably be expected to, cause a breach of this Agreement.

Article X

INDEMNIFICATION

10.1.        Indemnification of Purchaser.

(a)                Subject to the limitations set forth herein, each of the Company Securityholders, by virtue of the Merger, agrees that, after the Effective Time (subject to the terms and conditions of this Article X), such Company Securityholder will indemnify, defend and hold harmless Purchaser, Merger Sub and the Surviving Corporation and their respective officers and directors, representatives and Affiliates (each hereinafter referred to individually as a “Purchaser Indemnified Person” and collectively as “Purchaser Indemnified Persons”), from and against any and all claims, demands, suits, actions, causes of action, losses, costs, damages, awards, judgments, Liabilities, fines, sanctions, penalties and interest, assessments, attorneys’ fees, and costs and reasonable and documented out-of-pocket expenses (including, without limitation, reasonable documented out-of-pocket expenses incurred or paid, to attorneys, experts, accountants, appraisers, consultants, witnesses and investigators to the extent the engagement of such Persons was reasonably necessary), but specifically excluding punitive and exemplary damages (except to the extent that either (x) punitive or exemplary damages are awarded in a Third-Party Claim or (y) a court of competent jurisdiction determines pursuant to a final, non-appealable order that Fraud was committed against any Purchaser Indemnified Person) (hereinafter collectively referred to as “Damages”), arising out of or resulting from:

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(i)                 a breach or inaccuracy of any of the representations or warranties (A) given or made by the Company in this Agreement as of the Closing or (B) given or made by the Company in any other Transaction Document to which the Company is a party (the occurrence of any such breach or inaccuracy described in clause (A) or clause (B) being determined giving effect to any “knowledge”, “materiality” and “Material Adverse Effect” qualifiers or dollar thresholds, but the Damages arising out of or resulting from such breach or inaccuracy being determined without regard to any “materiality” or “Material Adverse Effect” qualifiers or dollar thresholds other than application of the Pre-Basket Amount pursuant to Section 10.1(e));

(ii)               any default in, breach, nonfulfillment or failure to perform any covenant, agreement or obligation to be performed by the Company or any other Amtrol Company under this Agreement;

(iii)             any claim by any Person for (a) Company Transaction Expenses or (b) Company Indebtedness as of Closing, in each case that is not included in the calculation of the Merger Consideration;

(iv)             all Taxes for which the Company Securityholders are responsible pursuant to the indemnification provided in Section 7.4(k);

(v)               Demands for appraisal being asserted pursuant to Section 262 of the DGCL in connection with the Merger; and

(vi)             Claims by Company Securityholders, either directly or indirectly through the Stockholder Representative, as to the amount of the Merger Consideration that is payable to them pursuant to this Agreement (including the Allocation Statement) or claims by any Person who is not shown in Schedule 4.4(a) as a Company Securityholder as of the Effective Time of an interest in the Merger Consideration;

provided that only Purchaser may assert a claim for indemnification on behalf of any Purchaser Indemnified Person under Section 10.1.

(b)               No Purchaser Indemnified Person will be entitled to be indemnified pursuant to Section 10.1(a) or Section 7.4(k) for any duplicative Damages (including Taxes) to the extent the amount of such Damage (including any Tax) is already reflected in the Company Indebtedness, Company Transaction Expenses, or Closing Working Capital but only to the extent such amount is reflected in the calculation of the Final Merger Consideration.

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(c)                Any claim for indemnification made by a Purchaser Indemnified Person under this Section 10.1 or under Section 7.4(k) must be raised in a writing delivered to the Stockholder Representative by no later than the date provided for in Section 10.6 and, if raised by such date, such claim shall survive such date until final resolution thereof.

(d)

(i)                 Except in the case of Fraud, (i) the aggregate liability of the Company Securityholders for Damages pursuant to Section 10.1(a)(i), Section 10.1(a)(ii), Section 10.1(a)(iv) and Section 7.4(k) shall be limited to and payable solely from the Indemnification Escrow Amount and the sole recourse of the Purchaser Indemnified Persons for Damages pursuant to Section 10.1(a)(i), Section 10.1(a)(ii), Section 10.1(a)(iv) and Section 7.4(k) in excess of the Indemnification Escrow Amount, or after December 2, 2018, shall be through the R&W Policy, and (ii) the aggregate liability of the Company Securityholders for Damages pursuant to Section 10.1(a)(iii), Section 10.1(a)(v) and Section 10.1(a)(vi) shall be limited to and payable solely from the Adjustment Escrow Amount and the Indemnification Escrow Amount (with such payment to be made from the Adjustment Escrow Amount first and then, after exhaustion of the Adjustment Escrow Amount, from the Indemnification Escrow Amount), and the sole recourse of the Purchaser Indemnified Persons for Damages pursuant to Section 10.1(a)(iii), Section 10.1(a)(v) and Section 10.1(a)(vi) in excess of the Adjustment Escrow Amount and the Indemnification Escrow Amount, or after December 2, 2018, shall be through the R&W Policy.

(ii)               On June 4, 2018 (the “Retention Reduction Date”), as provided for in Item 4 of the Declarations under the R&W Policy, Purchaser and the Stockholder Representative shall give written joint instructions to the Escrow Agent to disburse promptly from the Indemnification Escrow Account to the Stockholder Representative an amount (the “Retention Reduction Disbursal”) equal to 66.67% of the Indemnification Escrow Amount less the amount of any Claims paid from the Indemnification Escrow Account prior to the Retention Reduction Date and any unpaid Claim Amounts (as defined in the Escrow Agreement) set forth in Claims Notices (as defined in the Escrow Agreement) filed with the Escrow Agent in accordance with the applicable provisions of the Escrow Agreement prior to the Redemption Reduction Date. On December 2, 2018, Purchaser and the Stockholder Representative shall give written joint instructions to the Escrow Agent to disburse promptly from the Indemnification Escrow Account the remaining funds held in such account less the sum of all unpaid Claims Amounts set forth in Claims Notices filed with the Escrow Agent in accordance with the applicable provisions of the Escrow Agreement.

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(iii)             The Company Securityholders shall have no obligation to indemnify the Purchaser Indemnified Persons pursuant to Section 10.1(a)(i), Section 10.1(a)(ii), Section 10.1(a)(iv) and Section 7.4(k) after the exhaustion and/or release of the Indemnification Escrow Amount in accordance with the terms of the Escrow Agreement and no obligation to indemnify the Purchaser Indemnified Persons pursuant to Section 10.1(a)(iii), Section 10.1(a)(v) and Section 10.1(a)(vi) after the exhaustion and/or release of the Adjustment Escrow Amount and the Indemnification Escrow Amount in accordance with the terms of the Escrow Agreement. If Purchaser is liable to the Company Indemnified Persons for any Damages after a Final Determination under Section 10.9, Purchaser shall pay the amount of any such finally determined Damages to the Paying Agent to deposit into the Payment Fund and disburse to the applicable Company Securityholders in accordance with Section 2.4 and the written instructions of the Stockholder Representative within five (5) Business Days following the Final Determination of Purchaser’s liability in accordance with Section 10.9, by wire transfer of cash or immediately available funds.

(e)                The indemnification provided for in Section 10.1(a)(i) shall not apply (except for breaches or inaccuracies of any Fundamental Representations or any representation or warranty set forth in Section 4.9 (Taxes)) unless and until the aggregate Damages so determined to be due for which one or more Purchaser Indemnified Persons seeks or has sought indemnification hereunder exceeds a cumulative aggregate amount equal to $1,415,000 (subject to reduction as set forth in the last sentence of this Section 10.1(e)) (the “Basket”), in which event the Purchaser Indemnified Persons shall, subject to the limitations contained in this Article X, be indemnified for all such Damages in excess of the Basket. Notwithstanding the foregoing, the Company Securityholders shall not be liable for indemnification to Purchaser Indemnified Persons under Section 10.1(a)(i) (except for breaches or inaccuracies of any Fundamental Representations or any representation or warranty set forth in Section 4.9 (Taxes)) for Damages relating to a breach of representations and warranties under a Section of this Agreement unless the aggregate Damages relating to all such claims relating to breaches of representations and warranties under such Section are greater than $25,000 (the “Pre-Basket Amount”), in which case the Purchaser Indemnified Persons shall be entitled to recover for all such Damages in connection with such claim or series of related claims (including the Pre-Basket Amount); provided that the amount of Damages which may be excluded by application of the Pre-Basket Amount pursuant to this sentence shall not exceed $125,000 in the aggregate. The Basket and the Pre-Basket Amount shall not apply to any claims by any Purchaser Indemnified Person based on breaches or inaccuracies of any Fundamental Representations or any representation or warranty set forth in Section 4.9 (Taxes), or to any claims under Section 10.1(a)(ii) through Section 10.1(a)(vi). The amount of the Basket shall be reduced (but not below zero), effective as of the date on which the Retention Reduction Disbursal is made to the Stockholder Representative by the Escrow Agent, by the sum of $943,333.

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(f)                The amount to which a Purchaser Indemnified Person may become entitled under this Article X shall be (i) calculated on an After-Tax Basis, (ii) net of any amount actually received (whether by way of payment, discount, credit, off-set, counterclaim or otherwise) from a third party which is not Affiliated with Purchaser, Merger Sub or a Purchaser Indemnified Person (but excluding any amount recovered from the R&W Policy) less any cost associated with receiving such recovery in respect of a Claim and any related increases in insurance premiums and (iii) net of any reserves established on the Amtrol Companies’ closing balance sheet or liabilities to the extent taken into account in the calculation of Closing Working Capital. To the extent that insurance, “pass-through” warranty coverage from a manufacturer or vendor or other form of recovery or reimbursement from a third party is available to any Purchaser Indemnified Person to cover any item for which indemnification may be sought hereunder, Purchaser will, or will cause such Purchaser Indemnified Person to, on a timely and expeditious basis, use commercially reasonable efforts to effect recovery under applicable insurance policies and warranties and otherwise pursue to conclusion available remedies or causes of action to recover the amount of such Purchaser Indemnified Person’s claim as may be available from such other party. Purchaser shall, and shall cause the Surviving Corporation to, furnish the Stockholder Representative with such information respecting the assets, business and financial records of Purchaser and the Surviving Corporation relating to any claims for which Indemnification is sought against the Company Stockholders pursuant to Section 10.1(a) as the Stockholder Representative may, from time to time, reasonably request.

10.2.        Indemnification of Company Securityholders.

(a)                Subject to the limitations set forth herein, Purchaser and the Surviving Corporation shall, after the Effective Time (subject to the terms and conditions of this Article X), indemnify, defend and hold harmless the Company Securityholders and their Affiliates and their respective officers, directors, members, agents, representatives, successors and assigns (the “Company Indemnified Persons”), from and against any and all Damages arising out of or resulting from:

(i)                 any breach or inaccuracy of any representation or warranty given or made by Purchaser or Merger Sub in this Agreement as of the Closing or in any other Transaction Document to which Purchaser or Merger Sub is a party; or

(ii)               any default in, breach, nonfulfillment or failure to perform any covenant, agreement or obligation to be performed by Purchaser or the Surviving Corporation under this Agreement;

provided that, only the Stockholder Representative may assert a claim for indemnification on behalf of any Company Indemnified Person under this Section 10.2.

(b)               Any claim for indemnification made by the Stockholder Representative (on behalf of a Company Indemnified Person) under this Section 10.2 must be raised in a writing delivered to Purchaser by no later than the date that is eighteen (18) months after the Closing Date.

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10.3.        Direct Claims.

(a)                Notwithstanding anything in this Article X to the contrary, the provisions of this Section 10.3 shall not apply with respect to any Tax Claim governed by Section 7.4(f).

(b)               As used in this Section 10.3, the term “Claim” means a claim for indemnification by Purchaser on behalf of any Purchaser Indemnified Person or the Stockholder Representative (on behalf of any Company Indemnified Person), as the case may be, for Damages pursuant to Section 10.1 or Section 10.2 of this Agreement (such Person making a Claim, an “Indemnitee”). As used herein, the term “Indemnitor” means a party against whom a Claim is asserted under this Article X. An Indemnitee seeking indemnification for a Claim shall give the Indemnitor written notice of such Claim (a “Notice of Claim”) promptly after (and in no event more than thirty (30) days after) such Indemnitee becomes aware of the existence of any potential Claim; provided, however, that so long as such Notice of Claim is given on or prior to the close of business on the last day of the survival period applicable to such Claim pursuant to Section 10.6, then the failure to provide such Notice of Claim within the time period provided for in this Section 10.3(b) shall not limit or reduce the Indemnitee’s right to indemnity hereunder or relieve the Indemnitor of its obligations hereunder, unless (and then only to the extent that) the Indemnitor is actually materially prejudiced thereby or otherwise forfeits material rights or defenses by reason of such failure.

(c)                The Indemnitor shall notify the Indemnitee in writing (“Response”) within thirty (30) days of its receipt of the Notice of Claim (the “Response Period”) if the Indemnitor accepts or disputes all or any portion of such Claim. If the Indemnitor disputes all or any portion of the Claim in its Response, then the Indemnitor and Indemnitee shall proceed in good faith to promptly negotiate a resolution of any such dispute. If the Indemnitor and Indemnitee are unable to mutually resolve such dispute within thirty (30) days of the date of the Indemnitee received the Response, then the parties may proceed and pursue any and all remedies available to them at law, subject to those limitations set forth in this Article X. If the Indemnitor fails to deliver a Response to Indemnitee by the expiration of the Response Period, then Indemnitor shall be deemed to have waived its right to dispute such Claim and such Claim, and the amount of Damages asserted therein, shall be deemed to be a “Final Determination” for purposes of Section 10.8, and the amount of Damages asserted in such Claim shall be distributed, released or paid in accordance with Section 10.8.

10.4.        Third-Party Claims.

(a)                An Indemnitee shall promptly give written notice to the Indemnitor of the assertion, whether orally or in writing, of a claim, demand, suit, action, arbitration, investigation, inquiry or proceeding brought by a third party against any Indemnitee which may give rise to a claim for indemnification against Indemnitor under this Article X (in each such case, a “Third-Party Claim”); provided, however, that so long as such notice of a Third-Party Claim is given on or prior to the close of business on the last day of the survival period applicable to such Third-Party Claim pursuant to Section 10.6, then the failure to give such notice of a Third-Party Claim as provided for in this Section 10.4(a) shall not limit or reduce the Indemnitee’s right to indemnity hereunder or relieve the Indemnitor of its obligations hereunder, unless (and then only to the extent that) the Indemnitor is actually materially prejudiced thereby or otherwise forfeits material rights (including the rights set forth in Section 10.4(b)) or defenses by reason of such failure.

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(b)               If a Third-Party Claim is made against an Indemnitee, the Indemnitor will be entitled to participate in the defense thereof and, if it so chooses, to assume the defense thereof with counsel selected by the Indemnitor and reasonably satisfactory to the Indemnitee, so long as the Indemnitor notifies Indemnitee in writing within thirty (30) days of the date Indemnitee provided Indemnitor with notice of the Third-Party Claim (the “Assumption Period”), that Indemnitor has assumed the defense of such Third-Party Claim (the “Assumption Notice”); provided, however that neither the Stockholder Representative nor any Company Securityholder will have the right (as the Indemnitor) to assume control of the defense of a Third-Party Claim: (A) if such Third-Party Claim involves a criminal Proceeding, action, indictment, allegation or investigation relating to any Amtrol Company, (B) if such Third-Party Claim constitutes a claim for nonmonetary, equitable or injunctive relief against any Amtrol Company or (C) in the case where the Company Securityholders are the Indemnitor and the Third-Party Claim and the Damages asserted thereunder involve an amount that exceeds the amount then available in the Indemnification Escrow Account for the satisfaction of such Damages by more than $250,000. Should an Indemnitor so elect to assume the defense of a Third-Party Claim, the Indemnitor will not be liable to the Indemnitee for legal expenses subsequently incurred after the date of the Assumption Notice by the Indemnitee in connection with the defense thereof. If the Indemnitor assumes such defense, the Indemnitee will have the right to participate in the defense thereof and to employ counsel, at its own expense, separate from the counsel employed by the Indemnitor, it being understood, however, that the Indemnitor will control such defense; provided, however, that the Indemnitor will pay for one separate counsel for Indemnitee if (x) the Indemnitor authorizes separate counsel in connection with the defense of such Third-Party Claim or (y) the Indemnitee’s outside counsel has advised the Indemnitee in writing that there is a conflict of interest that would make common counsel inappropriate under the applicable standards of professional conduct. The Indemnitor will be liable for the reasonable and documented out of pocket fees and expenses of counsel employed by the Indemnitee for any period during which the Indemnitor has not assumed the defense thereof, if the Indemnitee is entitled to indemnification hereunder, and Indemnitee may also make any filings, including any motions, as may be necessary to preserve the parties’ positions and rights with respect to such Third-Party Claim during such period. If the Indemnitor fails to provide an Assumption Notice by the expiration of the Assumption Period, then the Indemnitee will have the right to undertake the defense of such Third-Party Claim at the expense and for the account of the Indemnitor.

(c)                The parties hereto will act in good faith in responding to, defending against, settling or otherwise proceeding with any Third-Party Claim, and will reasonably cooperate in the defense or prosecution of such Third-Party Claim. Such cooperation will include the retention where reasonably practicable and (upon the defending party’s request) the provision of records and information in such party’s possession and control which are reasonably relevant to such Third-Party Claim, and making employees and other representatives and advisors available (at the defending party’s cost and expense) on a mutually convenient basis during normal business hours and upon reasonable advance notice to provide additional information and explanation of any material provided hereunder; provided that no party will be required to provide any documents or other information covered by attorney-client privilege, the attorney work-product doctrine or similar protection. Without limiting the generality of the foregoing, the party controlling the defense of any Third-Party Claim shall deliver, or cause to be delivered, to the other party, upon request, copies of all correspondence, pleadings, motions, briefs, appeals or other written statements relating to or submitted in connection with the defense of the Third-Party Claim, and timely notices of, and the right to participate (as an observer) in any hearing or other court proceeding, meeting or negotiation relating to the Third-Party Claim.

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(d)               If the Indemnitee conducts the defense of a Third-Party Claim pursuant to this Section 10.4, such Indemnitee will not admit any Liability with respect to, or settle, compromise or discharge, such Third-Party Claim without the prior written consent of the Indemnitor (which consent will not be unreasonably withheld, conditioned or delayed).

(e)                In all events the insurer or insurers under the R&W Policy and their agents, representatives and advisors shall be permitted to participate in the defense of any matter which might reasonably constitute a Loss (as defined in the R&W Policy) to the fullest extent provided in the R&W Policy.

(f)                Notwithstanding anything in this Article X to the contrary, the provisions of this Section 10.4 shall not apply with respect to any Tax Claim governed by Section 7.4(f).

10.5.        Contents of Notice of Claim. Each Notice of Claim by an Indemnitee given pursuant to Section 10.3 shall contain the following information:

(a)                that Indemnitee has incurred or paid or, in good faith, believes Indemnitee may have to incur or pay, Damages in an aggregate stated amount arising from such Claim; and

(b)               a description, in reasonable detail, of the facts, circumstances or events giving rise to the alleged Damages, including the identity and address of any third-party claimant (to the extent known and reasonably available to Indemnitee). Simultaneous with delivery of the Notice of Claim (or at the same time if the Indemnitee so elects) the Indemnitee shall deliver copies of any demand or complaint covered by clause (a) of this Section 10.5, the amount of Damages (or a reasonable, good faith estimate thereof), the date each such item was or is expected to be incurred or paid, or the basis for such anticipated liability, and the specific nature of the breach or potential breach to which such item is related; in each case, to the extent known and reasonably available to Indemnitee.

10.6.        Survival of Representations and Warranties, Covenants and Agreements. All representations and warranties of each party hereto contained in this Agreement shall remain operative and in full force and effect and shall survive the Closing until the date that is eighteen (18) months after the Closing Date (the “Standard Survival Termination Date”). All other covenants and agreements of the parties hereto contained in this Agreement, including those requiring performance from and after the Closing, shall survive the Closing and shall continue in full force and effect until the date that they expire in accordance with their respective terms. Notwithstanding anything contained in this Agreement to the contrary, if, at or prior to close of business on the last day a claim for indemnification may be asserted by either a Purchaser Indemnified Person or a Company Indemnified Person under this Article X, an Indemnifying Party has been notified in writing of a claim for indemnification in accordance with the terms of this Article X and such claim has not been finally resolved or disposed of as of such date, such claim for indemnification shall continue to survive such expiration date and shall remain a basis for indemnification hereunder until such claim is finally resolved or disposed of in accordance with the terms hereof.

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10.7.        Exclusive Remedy.

(a)                Except as may be required to specifically enforce post-closing covenants hereunder pursuant to Section 11.12, after the Closing Date the indemnification rights set forth in this Article X and in Section 7.4(k) are and shall be the sole and exclusive remedies of Purchaser, Purchaser Indemnified Persons, the Company Indemnified Persons, the Company Securityholders, the Stockholder Representative and the Company with respect to this Agreement and the transactions contemplated hereby. Notwithstanding anything in this Agreement to the contrary, nothing contained in this Agreement is intended to limit (and it shall not limit) the liability of any Person or otherwise limit or restrict the assertion of claims for intentional fraud under Delaware common law (“Fraud”).

(b)               The provisions of Article X and in Section 7.4(k) were specifically bargained for among the parties hereto and were taken into account by the parties hereto in agreeing upon the amount of the Merger Consideration and the adjustments thereto and are reflected in the amounts payable to the Company Securityholders in connection with the transactions contemplated hereby.

10.8.        Indemnification Payments; Indemnity Escrow Release.

(a)                Within five (5) Business Days after a Final Determination (as defined below), Purchaser and the Stockholder Representative shall deliver to the Escrow Agent joint written instructions signed by both Purchaser and the Stockholder Representative (attaching a copy of such Final Determination) instructing the Escrow Agent to disburse all or a portion of the Indemnification Escrow Amount (to the extent there are funds remaining in the Indemnification Escrow Account and only up to the amount of such remaining funds) in accordance with such Final Determination, as contemplated by Section 4 of the Escrow Agreement.

(b)               On the first Business Day following the Standard Survival Termination Date, the Escrow Agent shall release from the Indemnification Escrow Account an amount equal to the sum of: (i) the amount remaining in Indemnification Escrow Account minus (ii) the aggregate amount, if any, of (A) all Third Party Claims asserted against any Purchaser Indemnified Persons and (B) all Claims for indemnification under Section 10.1, in each case properly asserted as of the Standard Survival Termination Date by the Purchaser Indemnified Persons in accordance with this Article X, but not yet subject to a Final Determination (as defined below) as of the Standard Survival Termination Date (the “Unresolved Claims”), to the Paying Agent by wire transfer of immediately available funds for deposit into the Payment Fund and distribution to the applicable Company Securityholders in accordance with Section 2.4 and the written instructions of the Stockholder Representative.

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(c)                The amounts retained in the Indemnification Escrow Account in respect of any Unresolved Claim shall be released by the Escrow Agent upon a Final Determination (as defined below) of any Unresolved Claim in respect of which such amounts had been retained in accordance with the terms of such Final Determination and the Escrow Agreement.

(d)               For purposes of this Section 10.8, a “Final Determination” shall exist when (i) the Indemnitor and the Indemnitee have entered into a written joint instruction or settlement agreement with respect to the subject matter of a Claim or a Third-Party Claim, as the case may be, (ii) a “Final Determination” has been deemed to have occurred pursuant to Section 10.3(c) or (iii) a final non-appealable order has been entered by a court of competent jurisdiction with respect to the subject matter of a Claim or a Third-Party Claim.

10.9.        Tax Treatment of Indemnification Payments. The parties hereto and the Company Securityholders agree to treat any indemnification payment made pursuant to this Agreement as an adjustment to the Merger Consideration for all Tax purposes, unless otherwise required by Law.

Article XI

MISCELLANEOUS

11.1.        Payment of Sales, Use or Similar Taxes. All sales, use, transfer, intangible, recordation, registration, documentary stamp or similar Taxes or charges, of any nature whatsoever (including any penalties and interest) resulting from, the transactions contemplated by this Agreement shall be borne by Purchaser, and Purchaser will, at its own expense, to the extent required by applicable Law, file all necessary Tax Returns and other documentation with respect to all such sales, use, transfer, intangible, recordation, registration, documentary stamp or similar Taxes or charges.

11.2.        Expenses. Whether or not the transactions contemplated hereby are consummated, all costs and expenses (including any brokerage commissions or any finder’s or investment banker’s fees and including attorneys’ and accountants’ fees) incurred in connection with the negotiation and execution of this Agreement and each other agreement, document and instrument contemplated hereby and the consummation of the transactions contemplated hereby and thereby shall be paid by the party incurring such expenses; provided, however, that (a) the cost of any D&O “tail” insurance coverage obtained pursuant to Section 7.2 shall be included in the Company Transaction Expenses, (b) one-half of the fees and expenses of the Escrow Agent relating to the Escrow Account and the Escrow Agreement shall be included in the Company Transaction Expenses, (c) one-half of the fees and expenses of the Escrow Agent relating to the Escrow Account and the Escrow Agreement shall be borne by Purchaser, (d) one-half of the fees and expenses of the Paying Agent related to the Paying Agent Agreement shall be included in the Company Transaction Expenses, (e) one-half of the fees and expenses of the Paying Agent related to the Paying Agent Agreement shall be borne by Purchaser, (f) the costs and expenses of the R&W Policy shall be borne by Purchaser and (g) the Company Transaction Expenses shall be paid in the manner provided in Section 3.1.

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11.3.        Submission to Jurisdiction; Consent to Service of Process; Waiver of Jury Trial.

(a)                The parties hereto irrevocably submit to the exclusive jurisdiction of any federal or state court located within the State of Delaware over any dispute arising out of or relating to this Agreement or any of the transactions contemplated hereby and each party hereby irrevocably agrees that all claims in respect of such dispute or any suit, action proceeding related thereto may be heard and determined in such courts. The parties hereby irrevocably waive, to the fullest extent permitted by applicable law, any objection which they may now or hereafter have to the laying of venue of any such dispute brought in such court or any defense of inconvenient forum for the maintenance of such dispute. Each of the parties hereto agrees that a judgment in any such dispute may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

(b)               Each of the parties hereto hereby consents to process being served by any party to this Agreement in any suit, action or proceeding by delivery of a copy thereof in accordance with the provisions of Section 11.6.

(c)                TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW THAT CANNOT BE WAIVED, EACH PARTY HEREBY WAIVES, AND COVENANTS THAT IT WILL NOT ASSERT (WHETHER AS PLAINTIFF, DEFENDANT OR OTHERWISE), ANY RIGHT TO TRIAL BY JURY IN ANY FORUM IN RESPECT OF ANY ISSUE, CLAIM, DEMAND, ACTION OR CAUSE OF ACTION ARISING IN WHOLE OR IN PART UNDER, RELATED TO, BASED ON OR IN CONNECTION WITH THIS AGREEMENT OR THE SUBJECT MATTER HEREOF, WHETHER NOW EXISTING OR HEREAFTER ARISING AND WHETHER SOUNDING IN TORT OR CONTRACT OR OTHERWISE. ANY PARTY HERETO MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION 11.3 WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF EACH SUCH PARTY TO THE WAIVER OF ITS RIGHT TO TRIAL BY JURY.

11.4.        Entire Agreement; Amendments and Waivers. This Agreement (including the Schedules and Exhibits hereto), the Confidentiality Agreement and the Ancillary Agreements represent the entire understanding and agreement between the parties hereto with respect to the subject matter hereof. Prior to the Closing, this Agreement can be amended, supplemented or changed, and any provision hereof can be waived, only by written instrument making specific reference to this Agreement signed by the party against whom enforcement of any such amendment, supplement, modification or waiver is sought (which, in the case of the Company, shall require the prior approval of its Board of Directors). After the Closing, this Agreement can be amended, supplemented or changed, and any provision hereof can be waived, only by written instrument making specific reference to this Agreement signed by Purchaser, on the one hand, and the Stockholder Representative, on the other hand. No action taken pursuant to this Agreement, including without limitation, any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action of compliance with any representation, warranty, covenant or agreement contained herein. The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a further or continuing waiver of such breach or as a waiver of any other or subsequent breach. No failure on the part of any party to exercise, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by such party preclude any other or further exercise thereof or the exercise of any other right, power or remedy.

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11.5.        Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without giving effect to the conflicts or choice of law provisions thereof or of any other jurisdiction that would give rise to the application of the domestic substantive law of any other jurisdiction.

11.6.        Notices. All notices, waivers and other communications under this Agreement shall be in writing and shall be deemed given (i) when delivered personally by hand (with written confirmation of receipt), (ii) when sent by facsimile or other electronic means of transmitting written documents (with written confirmation of transmission) or (iii) one Business Day following the day sent by commercial overnight courier (with written confirmation of receipt), in each case at the following addresses and facsimile numbers (or to such other address or facsimile number as a party may have specified by notice given to the other party pursuant to this provision):

If to the Company prior to Closing, to:

New AMTROL Holdings, Inc.
1400 Division Rd.

West Warwick, RI 02893
Attn: President and Chief Executive Officer

Email: lguillemette@amtrol.com
Fax: (401) 884-4773

With a copy to (which shall not constitute notice):

Aqua Stockholder Representative, LLC
c/o Newport Global Advisors LP
21 Waterway Ave # 150,
Spring, TX 77380
Attn: Timothy Janszen
Email: tjanszen@ngalp.com
Fax: (713) 359-7499

With a copy to (which shall not constitute notice):

Locke Lord LLP
2800 Financial Plaza
Providence, RI 02905
Attn: Douglas Gray, Esq.
Email: douglas.gray@lockelord.com

Fax: (888) 325-9018

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If to the Company Securityholders or the Stockholder Representative after the Closing:

Aqua Stockholder Representative, LLC
c/o Newport Global Advisors LP
21 Waterway Ave # 150,
Spring, TX 77380
Attn: Timothy Janszen
Email: tjanszen@ngalp.com
Fax: (713) 359-7499

With a copy to (which shall not constitute notice):

Locke Lord LLP
2800 Financial Plaza
Providence, RI 02903
Attn: Douglas Gray, Esq.
Email: douglas.gray@lockelord.com

Fax: (888) 325-9018

If to Purchaser, to:

Worthington Steel of Michigan, Inc.
200 Old Wilson Bridge Road

Columbus, OH 43085

Attn: Dale T. Brinkman, Esq.

Email: Dale.Brinkman@worthingtonindustries.com

Facsimile: (614) 840-3706

With a copy to (which shall not constitute notice):

Vorys, Sater, Seymour and Pease LLP

52 East Gay Street

Columbus, OH 43215

Attn: Elizabeth Turrell Farrar, Esq.

Email: etfarrar@vorys.com

Facsimile: (614) 719-4708

11.7.        Severability. If any term or other provision of this Agreement is invalid, illegal, or incapable of being enforced by any law or public policy, all other terms or provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal, or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

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11.8.        Binding Effect; Assignment. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns. Nothing in this Agreement shall create or be deemed to create any third-party beneficiary rights or remedies in any Person not a party to this Agreement, except for the D&O Indemnified Persons as contemplated by Section 7.2, the Purchaser Indemnified Persons and the Company Indemnified Persons as contemplated in Article X, each of whom are intended third-party beneficiaries of this Agreement. In addition, Locke Lord LLP shall be entitled to rely upon the waivers set forth in Section 11.11. No assignment of this Agreement or of any rights or obligations hereunder may be made by either the Company or Purchaser, without the prior written consent of the other parties hereto and any attempted assignment without the required consents shall be void, except that Purchaser may assign its rights, but not its obligations, under this Agreement to one or more Affiliates of Purchaser. No assignment of any obligations hereunder shall relieve the parties hereto of any such obligations. Upon any such permitted assignment, the references in this Agreement to such assignor shall also apply to any such assignee unless the context otherwise requires.

11.9.        No Recourse. Subject to the last sentence of this Section 11.9, this Agreement may only be enforced against, and any claim or cause of action arising out of this Agreement may only be brought against, the Persons who are identified herein as parties hereto and the Company Securityholders, in each case solely to the extent of each such Person’s express obligations hereunder and subject to the limitations set forth herein, and no former, current or future Affiliate of any Company Securityholder or of any of the parties hereto, and no former, current or future director, officer, employee, agent, representative, general or limited partner, manager, member, equityholder or any Affiliate of any of the foregoing (collectively, the “Related Parties”) shall have any liability solely as a result of holding such position or relationship, whether by the enforcement of any assessment or by any legal or equitable proceeding, or by virtue of any statute, regulation or other applicable Law, for any obligations or liabilities of a party hereto for any claim based on, in respect of, or by reason of this Agreement or any other agreement, document or instrument delivered pursuant to this Agreement (whether in tort, contract or otherwise) or in respect of any oral representations made or alleged to be made in connection herewith, and no party hereto and their respective Affiliates shall have any rights of recovery in respect hereof against any Related Party and no personal liability shall attach to any Related Party through any Company Securityholder or the Stockholder Representative or otherwise, whether by or through attempted piercing of the corporate veil, by the enforcement of any judgment, fine or penalty or by virtue of any statute, regulation or other applicable Law, or otherwise. Notwithstanding anything to the contrary in the foregoing, in no event shall any Company Securityholder or any party hereto be deemed a Related Party for purposes of this Section 11.9. Notwithstanding the generality of the foregoing and for the avoidance of doubt, nothing in this Section 11.9 shall (i) limit the obligations of, or recourse against, any Person under this Agreement, or any other agreement, document or instrument, in each case to which it is a direct party or is otherwise bound with respect to such Person’s obligations hereunder or thereunder (subject to applicable limitations as set forth herein and therein), including, without limitation, the obligations of any Company Stockholder under any Letter of Transmittal or of any Company Optionholder under any option agreement or Option Termination Agreement, in each case, including the acknowledgement and agreement of such Person thereunder to the terms and conditions of this Agreement, or (ii) limit or preclude any claim for Fraud.

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11.10.    Remedies. Except as otherwise expressly provided herein, any and all remedies provided herein will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by Law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy. The parties hereto agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that one of the parties hereto does not perform its obligations under the provisions of this Agreement (including failing to take such actions as are required of them hereunder to consummate the transactions contemplated by this Agreement) in accordance with their specific terms or otherwise breaches such provisions. It is accordingly agreed that so long as this Agreement remains in effect, the parties hereto shall be entitled to an injunction or injunctions, specific performance and other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, in each case without posting a bond or undertaking, this being in addition to any other remedy to which they are entitled at law or in equity. Each of the parties hereto agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief when expressly available pursuant to the terms of this Agreement on the basis that the other parties have an adequate remedy at law or an award of specific performance is not an appropriate remedy for any reason at law or equity.

11.11.    Retention of Counsel. In any dispute or proceeding arising under or in connection with this Agreement following the Closing, the Stockholder Representative and the Company Securityholders shall have the right, at their election, to retain Locke Lord LLP to represent them in such matter, even if such representation shall be adverse to Purchaser and/or the Amtrol Companies. Purchaser and the Amtrol Companies, for themselves and for their respective Affiliates, successors and assigns, hereby irrevocably consent to any such representation in any such matter. Purchaser and the Amtrol Companies, for themselves and for their respective Affiliates, successors and assigns, hereby irrevocably waive any actual or potential conflict arising from any such representation in the event of: (1) any adversity between the interests of Company and the Company Securityholders on the one hand and Purchaser and the Amtrol Companies on the other hand, in any such matter; and/or (2) any communication between Locke Lord LLP and any Amtrol Company, its Affiliates or employees, whether privileged or not, or any other information known to such counsel, by reason of such counsel’s representation of any of the Amtrol Companies prior to Closing.

11.12.    Protected Communications. The parties to this Agreement agree that, immediately prior to the Closing, without the need for any further action (a) all right, title and interest of any Amtrol Company in and to all Protected Communications shall thereupon transfer to and be vested solely in the Stockholder Representative (on behalf of the Company Securityholders), and (b) any and all protections from disclosure, including, but not limited to, attorney-client privileges and work product protections, associated with or arising from any Protected Communications that would have been exercisable by any Amtrol Company shall thereupon be vested exclusively in the Stockholder Representative and shall be exercised or waived solely as directed by the Stockholder Representative. None of the Amtrol Companies, Purchaser or any Person acting on any of their behalf shall, without the prior written consent of the Stockholder Representative, assert or waive or attempt to assert or waive any such protection against disclosure, including, but not limited to, the attorney-client privilege or work product protection, or to discover, obtain, use or disclose or attempt to discover, obtain, use or disclose any Protected Communications in any manner, including in connection with any dispute or legal proceeding relating to or in connection with this Agreement, the events and negotiations leading to this Agreement, or any of the transactions contemplated herein, provided, however, the foregoing shall neither prohibit Purchaser from seeking proper discovery of such documents nor the Stockholder Representative or the Company Securityholders from asserting that such documents are not discoverable to the extent that applicable attorney-client privileges and work product protections have attached thereto. The Stockholder Representative shall have the right (subject to applicable Law and Order and the requirements of any Legal Proceeding) at any time prior to or following the Closing to remove, erase, delete, disable, copy or otherwise deal with any Protected Communications in whatever way the Stockholder Representative desires, and the Amtrol Companies and Purchaser shall, upon the Stockholder Representative’s written request, provide full access to all Protected Communications in their possession or within their direct or indirect control and reasonable assistance at the expense of the Person requesting such assistance in order to give full force and effect to the rights of the Stockholder Representative hereunder.

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11.13.    No Waiver of Privilege, Protection from Disclosure or Use. The parties hereto understand and agree that nothing in this Agreement, shall be deemed to be a waiver of any applicable attorney-client privilege or other protection from disclosure or use. Each of the parties understands and agrees that it has undertaken reasonable efforts to prevent the disclosure of Protected Communications as well as confidential and proprietary information of the Amtrol Companies. Notwithstanding those efforts, the parties understand and agree that the consummation of the transactions contemplated by this Agreement could result in the inadvertent disclosure of information that may be confidential, eligible to be subject to a claim of privilege, or otherwise protected from disclosure. The parties further understand and agree that any disclosure of information that may be confidential, subject to a claim of privilege, or otherwise protected from disclosure will not constitute a waiver of or otherwise prejudice any claim of confidentiality, privilege, or protection from disclosure, including, but not limited to, with respect to information involving or concerning the same subject matter as the disclosed information. The parties agree to use reasonable best efforts to return any inadvertently disclosed information to the disclosing party promptly upon becoming aware of the existence of the inadvertently disclosed information. The parties further agree that promptly after the return of any inadvertently disclosed information, the party returning such inadvertently disclosed information shall destroy any and all copies, summaries, descriptions and/or notes of such inadvertently disclosed information, including electronic versions thereof, and all portions of larger documents or communications that contain such copies, summaries, descriptions or notes.

11.14.    Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.

11.15.    Time of Essence. With regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first written above.

PURCHASER:

WORTHINGTON STEEL OF MICHIGAN, INC.

By:	/s/ Dale T. Brinkman
	Name:	Dale T. Brinkman
	Title:	Vice President-Secretary

MERGER SUB:

WORTHINGTON RHODE ISLAND CORPORATION

By:	/s/Dale T. Brinkman
	Name:	Dale T. Brinkman
	Title:	Vice President-Secretary

COMPANY:

NEW AMTROL HOLDINGS, INC.

By:	/s/Larry T. Guillemette
	Name:	Larry T. Guillemette
	Title:	President and CEO

STOCKHOLDER REPRESENTATIVE:

AQUA STOCKHOLDER REPRESENTATIVE, LLC

By:	/s/Timothy T. Janszen
	Name:	Timothy T. Janszen
	Title:	Authorized Person

[Signature Page to Agreement and Plan of Merger]